UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April     , 2007

Dear Fellow Stockholder:

You are cordially invited to attend Time Warner Inc.’s 2007 Annual Meeting of Stockholders. The meeting will be held on Friday, May 18, 2007, at 10:00 am (local time) at Warner Bros. Studios, 4000 Warner Boulevard, in Burbank, California. A map with directions to the meeting is provided on the back cover of this Proxy Statement.

This Proxy Statement not only describes the items that stockholders are being asked to consider and vote on at the Annual Meeting, but also provides you with important information about your Company. As you will see, this year’s Proxy Statement includes updates regarding our corporate governance practices. In addition, the Proxy Statement contains new tables providing detailed information about compensation to our named executive officers and directors, as well as a more extensive discussion of Time Warner’s executive and director compensation philosophy and policies.

As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. The Board of Directors recommends a vote FOR each of the Company proposals described as Proposals 1, 2 and 3 in the Proxy Statement and AGAINST each of the stockholder proposals described as Proposals 4, 5, 6, 7 and 8 in the Proxy Statement.

Whether or not you plan to attend the Annual Meeting of Stockholders in person, your vote is important. After reading the enclosed Notice and Proxy Statement, please promptly submit your proxy by telephone, Internet or mail. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via e-mail, and we encourage you to do so. If you choose to vote this year by traditional proxy or instruction card, please sign, date and mail the card in the envelope provided.

If you are planning to attend the Annual Meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. In addition to registering in advance, you will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Studios on the day of the Annual Meeting. Vehicles, packages and bags will be inspected, and bags may have to be checked, among other measures that may be employed to enhance the security of those attending the meeting. These procedures may require additional time. Please plan accordingly. You can register by calling (866) 458-6127 or via the Internet at www.timewarner.com/registration2007 by Wednesday, May 16, 2007. If you are unable to attend the meeting in person, you may hear the audiocast live on the Internet at www.timewarner.com/annualmeetingmaterials.

I look forward to greeting those of you who are able to attend the Annual Meeting in Burbank.

Sincerely,

Richard D. Parsons

Chairman of the Board

and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY TELEPHONE, INTERNET OR MAIL.

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Inc. (the “Company”) will be held on Friday, May 18, 2007 at 10:00 am (local time). The meeting will take place at:

Steven J. Ross Theater

Warner Bros. Studios

4000 Warner Boulevard

Burbank, California 91522

(see directions on back cover)

The purposes of the meeting are:

1.	To elect 13 directors for a term of one year, and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2007;

3.	To consider and approve the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to eliminate certain super-majority voting requirements for stockholders to amend the Company’s By-laws;

4.	To consider and vote on the stockholder proposals described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting.

The close of business on March 30, 2007 is the record date for determining stockholders entitled to vote at the Annual Meeting. Only holders of the Company’s common stock and series common stock as of the record date are entitled to vote on some or all of the matters listed in this Notice of Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope, or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

Please note that, if you plan to attend the Annual Meeting in person, you will need to register in advance to be admitted. You may register in advance by telephone at (866) 458-6127 or by Internet at www.timewarner.com/registration2007. The Annual Meeting will start promptly at 10:00 am. To avoid disruption, admission may be limited once the meeting begins.

TIME WARNER INC.

PAUL F. WASHINGTON

Secretary

April     , 2007

TIME WARNER INC.

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation (“Time Warner” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Friday, May 18, 2007, at the Steven J. Ross Theater at Warner Bros. Studios, 4000 Warner Boulevard, in Burbank, California, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders attending the Annual Meeting in person should follow the directions provided on the back cover of the Proxy Statement.

This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about April , 2007 to stockholders entitled to vote at the Annual Meeting. For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting,” below.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2006 has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2007; FOR approval of the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to eliminate certain super-majority voting requirements for stockholders to amend the Company’s By-laws; and AGAINST the stockholder proposals described in this Proxy Statement.

CORPORATE GOVERNANCE

Time Warner is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the Company’s stockholders, the Board of Directors (the “Board” or the “Board of Directors”) and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not merely to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

For a number of years, the Board has devoted substantial attention to the subject of corporate governance. For example, over six years ago, the Nominating and Governance Committee of the Board, with the assistance of outside corporate governance advisors, began work on developing a Corporate Governance Policy. The Board first adopted this Policy in January 2002 and has refined it from time to time since then, most recently in February 2007. The Corporate Governance Policy sets forth the basic “rules of the road” to guide how the Board and its committees operate. Similarly, before regular executive sessions became regulatory requirements, the Board of Directors began holding these sessions without management present, conducted examinations of management’s and the Board’s performance, adopted a code of conduct for employees, and enacted a set of ethics guidelines specifically for outside directors.

Since January 2006, the Board has taken a number of steps to enhance the Company’s governance. These steps are, to a large extent, the result of the Board’s regular process of reviewing its corporate governance practices in light of proposed and adopted laws and regulations, the practices at other leading companies, the recommendations of various corporate governance authorities, and the expectations of the Company’s stockholders. As part of this process, the Board has considered specific suggestions from the Company’s stockholders, which have been reflected in the Board’s actions in a number of areas.

In February 2006, the Compensation and Human Development Committee adopted a new policy that links a portion of “full-value stock awards” to performance. Pursuant to the policy, beginning with awards made in 2007, at least 50% of the “full-value stock awards” made to senior executives of the Company will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards. “Full-value stock awards” are equity-based awards other than stock options or stock appreciation rights and includes awards such as restricted stock, restricted stock units, performance shares and other stock-based awards. This policy is intended to align the executives’ interests more closely with stockholder interests and be tied to the Company’s performance. The Compensation and Human Development Committee also adopted a new policy in February 2006 that, as a factor in determining the annual compensation for each of the Company’s senior executives, the Committee will consider the Company’s efforts to strengthen its compliance and ethics program and to enhance its system of internal control over financial reporting. The second policy was adopted in conjunction with a settlement reached in the shareholder derivative actions.

In the past year, the Board elected three new Directors (including two new Independent Directors (as defined below)) who bring additional experience and perspectives in media and international business to the Board. The Board formally designated a Lead Independent Director and codified the responsibilities of that position in its Corporate Governance Policy. The Board amended the Company’s By-laws to provide a clear process for the Board to address a “majority-withheld” vote in an uncontested election of directors.

The Board has also adopted new policies to enhance the Company’s corporate governance and social responsibility practices during the last year. The Time Warner Inc. Policy and Procedures Governing Related Person Transactions provide a policy and set of procedures for the review and approval or ratification of related person transactions. The Policy on Recovery of Executive Compensation provides a policy for the recovery of compensation paid to senior executives upon the Board’s determination that one or more of the Company’s senior executives intentionally caused a material financial misstatement that resulted in artificially inflated executive compensation. Each of these policies is discussed in more detail in this Proxy Statement. In addition, partly in response to the Company’s ongoing dialogue with stockholders and other interest groups, the Board adopted the Time Warner Ethical Sourcing Guidelines, which set forth the minimum standards the Company expects its vendors to follow in areas such as child labor, health, safety and the environment and are discussed further below.

The Board also reviewed its existing governance documents during the last year and, as a result, amended a number of them, including its Corporate Governance Policy, the charters of its three standing Committees, and its Policy Statement Regarding Stockholder Communications with the Board of Directors. The Nominating and Governance Committee also updated its Policy Statement Regarding Director Nominations to reflect the qualifications that it is seeking in candidates for the Board.

In addition to these governance changes made in the past year, the Board is also seeking stockholder approval for an additional change to the Company’s governing documents. After due consideration of the matter, including discussions with stockholders, the Board is proposing to amend the Company’s Restated Certificate of Incorporation to eliminate the current super-majority voting standard for amending the Company’s By-laws, with limited exceptions, and to replace it with a majority vote standard under which a majority of the combined voting power of all classes and series of capital stock entitled generally to vote in the election of directors, voting as a class, would be able to amend the Company’s By-laws. If the Company’s proposal to amend the Restated Certificate of Incorporation passes, the Board also would amend the By-laws to provide for the same majority vote standard. See “Company Proposals — Proposal Three: Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate Certain Super-Majority Vote Requirements” below.

Information on the Company’s corporate governance is available to the public under both “Corporate Governance” at www.timewarner.com/governance and “Investor Relations” at www.timewarner.com/investors on the Company’s website. The information on the website includes: the Company’s By-laws, its Corporate Governance Policy (which includes the Board’s categorical standards for determining director independence), the charters of the Board’s three standing committees, the Company’s codes of conduct, the Time Warner Inc. Related Person Transactions Policy, and information regarding the process by which stockholders may contact members of the Board of Directors. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

The remainder of this section of the Proxy Statement summarizes the key features of Time Warner’s corporate governance practices:

Board Size

The Board of Directors has adopted a policy that its size should generally be in the range of 12 to 16 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing Time Warner’s businesses. Since the 2006 annual meeting of stockholders, the Board has elected three new directors to the Board (two of whom are Independent Directors), which brings the number of current directors to 14 members.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent” — a requirement that Time Warner fully supports and, indeed, is committed to continuing to exceed — independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or is identified through some other source.

Overall Composition.    As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.    Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 72 years of age at the time of nomination.

Commitment to Time Warner and its Stockholders.    Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.    Each director must satisfy the requirements of antitrust laws that limit service as an officer or director by a significant competitor of the Company. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than five other public company boards.

Additional Criteria for Incumbent Directors. During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its businesses; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors. As part of its annual assessment of the Board’s current composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2008 Annual Meeting of Stockholders.

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Professional Experience.    New candidates for the Board should have significant experience in one or more of the following areas: chief executive officer or a senior executive of a major public corporation (or comparable position in government or the non-profit sector), with expertise in one or more of the following areas — media and communications, technology or consumer products and service industries.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

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Committee Eligibility.    In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a major public corporation.

Independence.    In addition to the foregoing criteria, the Board of Directors and Nominating and Governance Committee have established a policy that a majority of the directors, and any newly nominated non-employee director, must satisfy the requirements to be an “independent” member of the Board. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that 12 of the 14 current directors (or 86% of the Board), and 11 of the 13 nominees for director, are independent in accordance with the Company’s criteria. The following current directors were determined by the Board to be independent: James L. Barksdale, Stephen F. Bollenbach, Frank J. Caufield, Robert C. Clark, Mathias Döpfner, Jessica P. Einhorn, Reuben Mark, Michael Miles, Kenneth J. Novack, Francis T. Vincent, Jr., Deborah C. Wright and Edward J. Zander. Each of the foregoing directors is a nominee for director except for Mr. Zander, who will not stand for re-election at the Annual Meeting. The Board previously determined that two former directors, Carla A. Hills and Miles R. Gilburne, who did not stand for re-election at the Company’s 2006 Annual Meeting, were independent during their service as directors for part of 2006.

The Board applies the following New York Stock Exchange (“NYSE”) criteria in making its independence determinations (for the purposes of the independence determinations under NYSE rules and the Board’s categorical standards for director independence, references to the “Company” mean Time Warner Inc. and its consolidated subsidiaries):

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No Material Relationship.    The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

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Employment.    The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

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Other Compensation.    The director or immediate family member must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

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Auditor Affiliation.    The director must not be a current partner or employee of the Company’s internal or external auditors and the director’s immediate family member must not be a current employee of such auditors who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such auditors. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on the Company’s audit.

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Interlocking Directorships.    During the past three years, the director or immediate family member cannot have been employed as an executive officer by another entity for which one of Time Warner’s current executive officers served at the same time on the compensation committee.

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Business Transactions.    The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 mil -

lion or 2% of the other entity’s annual consolidated gross revenues.

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Additional Categorical Criteria.    In addition to applying the NYSE requirements summarized above, the Board has also developed the following categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence:

➢

Charitable Contributions.    Discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10 million per year or (b) the greater of $1 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or spouse is an executive officer or director is more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

➢

Employment and Benefits.    The employment by the Company of a member of a director’s family shall generally be deemed not to create a material relationship, unless such employment (i) is of the type set forth above under “Employment” or “Other Compensation” or (ii) involves employment at a salary of more than $50,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment shall generally be deemed not to create a material relationship.

➢

Other Transactions.    Transactions between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless (i) they are of the type set forth above under “Business Transactions;” (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (iii) they occurred within the last three years and the director is an executive officer, employee or substantial owner of the other entity and such transactions represent more than 5% of the Company’s annual consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenues for the prior fiscal year; or (iv) they occurred within the last three years and the director’s immediate family member serves as an executive officer of the other entity and such transactions represented more than 5% of the Company’s annual consolidated gross revenues or 2% of the other entity’s gross revenues for the prior fiscal year.

➢

Interlocking Directorships.    Service by an employee of the Company as a director of an entity where a director, or a director’s family member, serves as an executive officer shall generally be deemed not to create a material relationship unless the Company employee (i) is an executive officer of the Company; (ii) reports directly to the Board; or (iii) has annual compensation that is approved by the Board’s Compensation and Human Development Committee. In addition, service by an employee of the Company as a director of an entity where one of the Company’s directors or a member of the director’s family serves as a non-employee director shall generally be deemed not to create a material relationship.

➢

Educational and Other Affiliations. Attendance by an employee of the Company at an educational institution affiliated with one of the Company’s directors or a member of the director’s family, or membership by an employee of the Company in a professional association, social, fraternal or religious organization, club or institution affiliated with a Company director or a member of his or her family, shall generally be deemed not to create a material relationship.

➢

Security Ownership.    The ownership by an employee of the Company of the securities of an entity where one of the Company’s directors or a member of the director’s family serves as a director or an employee shall generally be deemed not to create a material relationship, unless (i) the Company employee (a) is an executive officer of the Company or reports directly to the Board or a Committee of the Company or has annual compensation approved by the Compensation and Human Development Committee) and (b) beneficially owns more than 5% of any class of the other entity’s voting securities; and (ii) the Company director or a member of a director’s family is a director or executive officer of the other entity.

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Independent Judgment.    Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation — whether with the Company or another entity — that would interfere with the exercise of independent judgment.

The following are types of transactions, relationships or arrangements that the Board of Directors considered in determining the independence of those directors identified above as being independent:

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Business Transactions:    Transactions in the ordinary course of business between the Company and an entity of which the Company’s director is an executive officer, employee or substantial owner, or an immediate family member is an executive officer. Within the three most recent completed fiscal years, the Company has engaged in transactions in the ordinary course of business with the following companies and/or their subsidiaries: Hilton Hotels Corporation (for which Mr. Bollenbach serves as Co-Chairman and Chief Executive Officer), Axel Springer AG (for which Mr. Döpfner serves as Chairman and Chief Executive Officer), Colgate-Palmolive Company (for which Mr. Mark serves as Chairman and Chief Executive Officer), Staples, Inc. (for which an immediate family member of Mr. Miles serves as an executive officer), Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC (where Mr. Novack is employed as Senior Counsel), Carver Federal Savings Bank (for which Ms. Wright serves as President and Chief Executive Officer) and Motorola, Inc. (for which Mr. Zander serves as Chairman and Chief Executive Officer).

•	Other Business Transactions: Transactions in the ordinary course of business between the Company and an entity of which the

Company’s director serves or served as a non-employee director in 2006. Although these types of transactions would generally not prevent a determination that a director is independent, information regarding such transactions is provided to the Board of Directors for consideration. Within the three most recent completed fiscal years, the Company has engaged in transactions in the ordinary course of business with the following companies and/or their subsidiaries for which the following directors served as non-employee director or trustee during all or part of 2006: FedEx Corporation and Sun Microsystems, Inc. (Mr. Barksdale), Harrah’s Entertainment, Inc. and Hilton Group plc (Mr. Bollenbach), Omnicom Group, Inc. and TIAA (Mr. Clark), ProSiebenSat.1 Media AG, Deutsche Telekom AG and dpa Deutsche Presse Agentur GmbH (Mr. Döpfner), Cabela’s Incorporated and Pearson plc (Mr. Mark), AMR Corporation, Citadel Broadcasting Corporation, Dell Inc. and Sears Holdings Corporation (Mr. Miles), Kraft Foods, Inc. (Ms. Wright), and Netezza Corporation, Boston University and Rensselaer Polytechnic Institute (Mr. Zander).

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Charitable Contributions:    Discretionary charitable contributions to organizations for which a Company’s director or a director’s spouse serves as an executive officer or director. Within the three most recent completed fiscal years, the Company has made discretionary charitable contributions that are consistent with the Company’s philanthropic practices to organizations affiliated with 11 of the Company’s 12 current non-employee directors. These contributions were below the thresholds contained in the Company’s Corporate Governance Policy.

•	Other Relationships:

•

Within the three most recent completed fiscal years, Mr. Caufield and Ms. Einhorn have served, and continue to serve, on the global advisory board of J.E. Robert Companies. Ms. Einhorn and Mr. Bewkes have previously served as directors on the board of the Council on Foreign Relations. In addition, Ms. Einhorn has served on boards of several non-profit organizations (including the Council on Foreign Relations and the Peterson Institute for International Economics) concurrently with Ms. Hills, a former director who retired from the Board in May 2006.

•	Mr. Vincent leases office space in Stamford, Connecticut from Time Warner Cable Inc. See “Additional Information” below.

The Nominating and Governance Committee and the Board of Directors reviewed the transactions, relationships or arrangements described above and, based on the Company’s categorical standards and the NYSE rules governing director independence, determined that the transactions, relationships or arrangements did not affect the applicable director’s independence.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.    The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

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Assessment of Needs.    As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

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Identifying New Candidates.    In light of such assessments, the Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts. In 2006, the Committee retained an outside search firm to assist the Committee in identifying potential candidates for the Board and performing due diligence with respect to potential candidates.

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Reviewing New Candidates.    The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the By-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

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Reviewing Incumbent Candidates.    On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

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Recommending Candidates.    The Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the By-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee.    Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Procedures for Submitting Stockholder Proposals — Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.    Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s By-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Procedures for Submitting Stockholder Proposals — Procedures for Submitting Director Recommendations and Nominations.”

Director Elections.    The Company’s By-laws provide a procedure for the Board of Directors to follow in the event a nominee for election as a director in an uncontested election receives more “withhold” votes than “for” votes. Under this procedure, if a nominee (whether a new or incumbent director) in an uncontested election receives a “majority-withheld” vote, he or she must submit an offer to resign from the Board no later than two weeks after the certification by the Company of the voting results. The Board will then consider the resignation offer and may either accept the offer or reject the resignation offer and seek to address the underlying cause(s) of the withhold votes. The Board is required to make its determination within 90 days following the certification of the stockholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer. This procedure also provides that the Chairman of the Nominating and Governance Committee has the authority to manage the Board’s review of the resignation offer, except in the circumstance in which it is the Chairman of the Nominating and Governance Committee who has received the majority-withheld vote. In such a circumstance, the remaining Independent Directors who did not receive the majority-withheld vote would select a director to manage the process.

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s strategy and approves a business plan and budget for the Company. As part of the Board’s review of the Company’s strategy, the Board evaluates the Company’s businesses and determines whether, in its view, stockholder value would be enhanced by expanding, divesting or otherwise restructuring the ownership of any of these businesses. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

Board Meetings and Executive Sessions

The Board of Directors not only holds regular quarterly meetings, but also holds at least three special-purpose meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s annual proxy statement and financial filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Additionally, the Independent Directors (as defined below) meet together without any other directors or management present at least twice a year. Any director may request additional executive sessions.

These executive sessions are led by the Chair of the committee that has primary responsibility for the issue being discussed (e.g., the Audit and Finance Committee Chair would lead a discussion of audit-related matters). When it is not apparent which committee has specific responsibility for the subject matter, the Lead Independent Director leads the discussion. By a majority vote, the Board, non-employee directors, or Independent Directors may retain their own counsel or other advisors.

Lead Independent Director

Since May 19, 2006, Mr. Caufield has served as Lead Independent Director. The Lead Independent Director presides at executive sessions of the Board (see “Board Meetings and Executive Sessions” above) and serves as the liaison between the Chairman and the other Directors (unless the matter under consideration is within the jurisdiction of one of the Board’s committees). In addition, the Lead Independent Director’s responsibilities include: advising the Chairman of the Board with respect to the schedule, agenda and information for Board meetings (including possessing the ability to include specific items on those agendas); advising the Chairman of the Board with respect to consultants who may report directly to the Board; and being available, as appropriate, for communication with the Company’s stockholders.

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee, the Compensation and Human Development Committee and the Nominating and Governance Committee.

Each committee is composed entirely of Independent Directors (as defined below). The Chair of each committee is elected by the Board and rotated periodically. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Company’s website, and a brief summary of the committees’ responsibilities follows:

Audit and Finance Committee.    The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal audit function, (iii) ethics and compliance program and risk management policies and processes, (iv) responses to any regulatory actions involving financial, accounting and internal control matters, (v) earnings releases and guidance, financial statements and systems of disclosure controls and procedures and internal control over financial reporting.

Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) CEO performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, (viii) stockholder proposals and communications and (ix) related person transactions.

Compensation and Human Development Committee.    The Compensation and Human Development Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation, (iii) reviewing the Company’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, and (v) overseeing the Company’s human development programs designed to attract, retain, develop, and motivate the Company’s employees. Except as otherwise prohibited by law, the Company’s Restated Certificate of Incorporation or By-laws, the Committee may delegate its responsibilities to subcommittees or individuals.

The Compensation and Human Development Committee’s primary processes for establishing and overseeing executive compensation are described in the “Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation.    Consistent with the Company’s categorical standards for director independence and the charter of the Compensation and Human Development Committee, none of the Compensation and Human Development Committee members (i) has ever been an officer or employee of the Company, or (ii) is or was a participant in a “related person” transaction in 2006. None of the Company’s executive officers serves, or in 2006 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Compensation and Human Development Committee.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives and the heads of its business groups make presentations to the Board regarding their respective areas. Moreover, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. At least every two years (completed most recently in October 2006) the Nominating and Governance Committee reviews, with assistance from outside consultants, the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. It is the Company’s policy that the majority of non-employee directors’ compensation should be equity-based. (For details on the compensation currently provided to non-employee directors, please see “Compensation — Director Compensation.”)

It is also the Board’s policy that non-employee directors are encouraged to own the Company’s stock and each is expected to own at least 5,000 shares of the Company’s stock within three years of joining the Board. Additionally, in January 2003, the Board of Directors adopted a policy requiring non-employee directors to retain for a period of at least one year shares of the Company’s common stock representing at least 75% of the estimated after-tax gain realized upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock. (For purposes of this calculation, the tax rate is deemed to be 50%.)

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www.timewarner.com/governance.

Standards of Business Conduct.    The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Senior Executives and Senior Financial Officers.    The Company’s Code of Ethics for Senior Executives and Senior Financial Officers applies to certain executive officers of the Company, including the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Addi -

tionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors. The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Policy and Procedures Governing Related Person Transactions

In February 2007, the Board adopted the Time Warner Inc. Policy and Procedures Governing Related Person Transactions (the “Related Person Transactions Policy”), which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent (5%) of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. For information about transactions between the Company and certain related persons that were entered into prior to the Board’s adoption of the Related Person Transaction Policy, see “Additional Information” below. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair, under certain circumstances) is responsible for applying the Related Person Transactions Policy with the assistance of the General Counsel or his designee (if any). Transactions covered by the Related Person Transactions Policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct material interest or an indirect material interest. The Related Person Transactions Policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a related person, and thus are not subject to review by the Nominating and Governance Committee (“Excluded Transactions”). Excluded Transactions include certain transactions in the ordinary course of business between the Company and another entity with which a related person is affiliated and certain discretionary charitable contributions by the Company to an established non-profit entity with which a related person is affiliated, in each case, as long as the amounts involved are below certain percentages of the consolidated gross revenues of the Company and the related person.

The General Counsel or his designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the Related Person Transactions Policy, and if so, the transaction will be presented to the Nominating and Governance Committee for review and consideration at its next meeting or, in those instances in which the General Counsel or his designee determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Nominating and Governance Committee. If the General Counsel or his designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Nominating and Gover -

nance Committee. Related person transactions (other than Excluded Transactions) will be reviewed and be subject to approval by the Nominating and Governance Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advance Committee approval of a related person transaction is not feasible or not identified prior to commencement of a transaction, then the transaction will be considered and, if the Nominating and Governance Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

In determining whether to approve or ratify a related person transaction covered by the Related Person Transactions Policy, the Nominating and Governance Committee may take into account such factors it deems appropriate, which may include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the interest of the Company and its stockholders; and

•	whether the transaction is consistent with any conflicts of interest policies set forth in the Company’s Standards of Business Conduct and other policies.

A member of the Nominating and Governance Committee who potentially is a related person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee. The Related Person Transactions Policy is posted on the Company’s website at www.timewarner.com/governance.

Ethical Sourcing Guidelines

The Time Warner Ethical Sourcing Guidelines set forth the standards in areas such as employment, health, safety and the environment that the Company expects its vendors to follow. For example, the Guidelines provide that the Company expects that its vendors will not discriminate in employment practices, employ persons under a certain age, use forced or involuntary labor, or use coercion or harassment against employees. The failure to follow the Guidelines may impact a vendor’s ability to continue to do business with the Company. The Guidelines are posted on the Company’s website at www.timewarner.com/citizenship.

Communication with the Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. This process is described below at “Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Governance — Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company. The By-laws require a majority of the Board to be independent, but the Board’s objective is that a substantial majority of its members be independent. The Board of Directors has determined that 11 of the 13 director nominees (85%) have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Company’s more rigorous independence standards (such directors, the “Independent Directors,” and all other directors, the “Affiliated Directors”). In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board. The biographical information below identifies the Independent Directors and Affiliated Directors. See “Corporate Governance — Criteria for Membership on the Board” for information regarding the types of transactions, relationships or arrangements that the Board considered in determining the independence of the director nominees who are identified below as being independent.

Set forth below are the principal occupation and certain other information, as of March 31, 2007, for the 13 nominees, each of whom currently serves as a director. To the extent that any of the director nominees previously served as a director of either AOL LLC (formerly named America Online, Inc.) (“AOL”) or the company then known as Time Warner Inc. (“Historic TW”) prior to their merger (the “AOL-Historic TW Merger”) on January 11, 2001 (the “Merger Date”), this prior service is described in the information set forth below.

Nominees for Election at the Annual Meeting

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
James L. Barksdale 2001	64

•      Chairman and President of Barksdale Management Corporation, a private investment management company. He is also a partner and co-founder of The Barksdale Group – April 1999 to present.

•      Prior Professional Experience: Previously, Mr. Barksdale served in the following positions:

•         President and CEO, Netscape Communications Corp. – 1995 to 1999 (when it was acquired by AOL).

•         Chief Executive Officer, AT&T Wireless Services (formerly McCaw Cellular Communications) – 1993 to 1994.

•         Executive Vice President and Chief Operating Officer, Federal Express Corporation – 1983 to 1992.

•         Chief Information Officer, Federal Express Corporation – 1979 to 1983.

•         Chief Information Officer and other management positions, Cook Industries – 1972 to 1979.

•      Company Directorship: Mr. Barksdale is an Independent Director. He was a Director of AOL from March 1999 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Barksdale serves as a director of FedEx Corporation and Sun Microsystems, Inc. He also serves as a special advisor to Kleiner Perkins Caufield & Byers, a venture capital firm.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Jeffrey L. Bewkes 2007	54

•      President and Chief Operating Officer of the Company – January 2006 to present.

•      Prior Professional Experience: Previously, Mr. Bewkes served in the following positions:

•         Chairman, Entertainment & Networks Group, of the Company – July 2002 to December 2005.

•         Chairman and Chief Executive Officer of the Home Box Office division of the Company – May 1995 to July 2002.

•         President and Chief Operating Officer of the Home Box Office division of the Company – September 1991 to May 1995.

•      Company Directorship: Mr. Bewkes is an Affiliated Director. He has been a director of the Company since January 2007.

•      Other Directorships: Mr. Bewkes is a member of the board or other governing body of several non-profit organizations.

Stephen F. Bollenbach 2001	64

•      Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation – May 2004 to present.

•      Prior Professional Experience: Previously, Mr. Bollenbach served in the following positions:

•         President and Chief Executive Officer, Hilton Hotels Corporation – 1996 to 2004.

•         Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company –1995 to 1996.

•         President and Chief Executive Officer, Host Marriott Corporation – 1993 to 1995.

•         Chief Financial Officer, Marriott Corp. – 1992 to 1993.

•      Company Directorship: Mr. Bollenbach is an Independent Director. He was a Director of Historic TW from 1997 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Bollenbach serves as a director of Harrah’s Entertainment, Inc. and Hilton Hotels Corporation.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Frank J. Caufield 2001	67

•      Co-Founder and Partner Emeritus of Kleiner Perkins Caufield & Byers (KPCB) – 1978 to present. KPCB is one of the largest venture capital firms in the U.S.

•      Prior Professional Experience: Previously, Mr. Caufield served as General Partner and Manager, Oak Grove Ventures, a venture capital partnership in Menlo Park, California – 1973 to 1978.

•      Company Directorship: Mr. Caufield is an Independent Director. He was a Director of AOL from 1991 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Caufield serves as a director of JER Investors Trust Inc. and as a member of the global advisory board of J.E. Robert Companies.

Robert C. Clark 2004	63

•      Distinguished Service Professor at Harvard University – July 2003 to present. His research and teaching interests are centered on corporate governance.

•      Prior Professional Experience: Previously, Mr. Clark served in the following positions:

•         Dean and Royall Professor of Law, Harvard Law School – 1989 to 2003.

•         Professor, Harvard Law School – 1978 to 2003. Concentrated on corporate law; author of Corporate Law.

•         Professor, Yale Law School – 1974 to 1978.

•         Associate, Ropes & Gray – 1972 to 1974. Practice involved commercial and corporate law.

•      Company Directorship: Mr. Clark is an Independent Director. He has been a Director of the Company since January 2004.

•      Other Directorships: Mr. Clark serves as a director of Collins & Aikman Corporation and Omnicom Group, Inc. He is also a trustee of TIAA, a leading pension fund serving the higher education community.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Mathias Döpfner 2006	44

•      Chairman and Chief Executive Officer of Axel Springer AG – January 2002 to present. Also serves as Head of the Newspapers Division of Axel Springer AG – November 2000 to present.

•      Prior Professional Experience: Previously, Mr. Döpfner served in the following positions:

•         Member of the Executive Board of the Electronic Media Division of Axel Springer AG – July 2000 to November 2000.

•         Editor in Chief of Die Welt – 1998 to 2000.

•         Editor-in-Chief of Hamburger Morgenpost – 1996 to 1998.

•         Editor-in-Chief of Wochenpost – 1994 to 1996.

•      Company Directorship: Mr. Döpfner is an Independent Director. He has been a Director of the Company since July 2006.

•      Other Directorships: Mr. Döpfner serves as a member of the supervisory boards of directors of ProSiebenSat.1 Media AG, dpa Deutsche Presse Agentur GmbH and Leipziger Verlags-und Druckereigesellshcaft mbH & Co. KG. Mr. Döpfner also serves as a Managing Director of Brillant 310 GmbH.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Jessica P. Einhorn 2005	59

•      Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University – June 2002 to present.

•      Prior Professional Experience: Previously, Ms. Einhorn served in the following positions:

•        Consultant, Clark & Weinstock, a strategic communications and public affairs consulting firm – 2000 to 2002.

•        Visiting Fellow, International Monetary Fund – 1998 to 1999.

•        Executive positions at The World Bank, an international economic development organization – 1978 to 1979 and 1981 to 1999, including Managing Director for Finance and Resource Mobilization – 1996 to 1998.

•      Company Directorship: Ms. Einhorn is an Independent Director. She has been a Director of the Company since May 2005.

•      Other Directorships: Ms. Einhorn serves as chair of the global advisory board of J.E. Robert Companies. She is also a trustee for the Rockefeller Brothers Fund and a director of the Peter G. Peterson Institute for International Economics, the Center for Global Development, and the National Bureau of Economic Research.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Reuben Mark 2001	68

•      Chairman and Chief Executive Officer of Colgate-Palmolive Company – May 1986 to present.

•      Prior Professional Experience: Previously, Mr. Mark served in the following positions:

•        Chief Executive Officer, Colgate-Palmolive Company – 1984 to 1986.

•        Executive positions at Colgate-Palmolive, including President and Chief Operating Officer; Group Vice President in charge of U.S. operations; Vice President for the Far East; President of Colgate-Canada; and President of Colgate’s Venezuelan subsidiary – 1963 to 1984.

•      Company Directorship: Mr. Mark is an Independent Director. He was a Director of Historic TW from 1993 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Mark serves as a director of Cabela’s Incorporated and Colgate-Palmolive Company.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Michael A. Miles 2001	67

•      Special Limited Partner, Forstmann Little & Company – February 1995 to present.

•      Prior Professional Experience: Previously, Mr. Miles served in the following positions:

•      Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (now named Altria Group, Inc.) – 1991 to 1994.

•        Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft Foods, Inc. – 1989 to 1991. Previously served as Kraft Foods’ President and Chief Executive Officer, and President and Chief Operating Officer – 1982 to 1991.

•        Executive positions at Heublein, Inc., including Senior Vice President of Foods and Chairman of Kentucky Fried Chicken Corporation (KFC) Worldwide; Senior Vice President of Marketing for its Kentucky Fried Chicken subsidiary; Vice President and General Manager of Heublein’s Grocery Products Group; Group Vice President of Heublein’s international operations – 1971 to 1982.

•        Executive positions at Leo Burnett Co., a Chicago-based advertising agency – 1961 to 1971.

•      Company Directorship: Mr. Miles is an Independent Director. He was a Director of Historic TW from 1995 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Miles serves as a director of AMR Corporation, Citadel Broadcasting Corporation and Dell Inc.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Kenneth J. Novack 2001	65

•      Senior Counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, a Boston-based law firm – January 2004 to present.

•      Prior Professional Experience: Previously, Mr. Novack served in the following positions:

•         Vice Chairman of the Company – from the AOL-Historic TW Merger in January 2001 to December 2003.

•         Vice Chairman, AOL – May 1998 to the AOL-Historic TW Merger in January 2001.

•         Of Counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC – 1998 to 2001.

•         Attorney, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC – 1966 to 1998, and served on its executive committee from 1970 until his retirement in 1998.

•      Company Directorship: Mr. Novack is an Independent Director. He was a Director of AOL from January 2000 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Novack serves in the following capacities for the following privately held companies: a director of Appleton Partners, Inc., BBN Technologies, Inc., Paratek Pharmaceuticals, Inc. and Prematics, Inc. and an advisory director for Gordon Brothers Group.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Richard D. Parsons 2001	58

•      Chairman of the Board and Chief Executive Officer of the Company – May 2003 to present.

•      Prior Professional Experience: Previously, Mr. Parsons served in the following positions:

•         Chief Executive Officer of the Company – May 2002 to May 2003.

•         Co-Chief Operating Officer of the Company – Merger Date to May 2002.

•         President, Historic TW – February 1995 to the Merger Date.

•         Chairman and Chief Executive Officer, The Dime Savings Bank of New York, FSB – January 1991 to February 1995.

•      Company Directorship: Mr. Parsons is an Affiliated Director. He was a director of Historic TW from 1991 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

•      Other Directorships: Mr. Parsons serves as a director of Citigroup Inc. and Estee Lauder Companies, Inc.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Francis T. Vincent, Jr. 2001	68

•      Chairman, Vincent Enterprises (private investments) – January 1995 to present.

•      Prior Professional Experience: Previously, Mr. Vincent served in the following positions:

•        Commissioner of Major League Baseball – 1989 to 1992, and Deputy Commissioner of Major League Baseball – 1989.

•        Executive positions at The Coca-Cola Company, including responsibility for all of its entertainment activities – 1982 to 1988, and Chairman and CEO of The Coca-Cola Company’s Entertainment Business Sector (following the acquisition of Columbia Pictures Industries, Inc.) – 1982 to 1988.

•        President and Chief Executive Officer, Columbia Pictures Industries, Inc. – 1978 to 1988.

•        Associate Director of the Division of Corporation Finance of the U.S. Securities and Exchange Commission – 1978.

•      Company Directorship: Mr. Vincent is an Independent Director. He was a Director of Historic TW from 1993 until the AOL-Historic TW Merger in January 2001, and has been a Director of the Company since that date.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Deborah C. Wright 2005	49

•      Chairman, President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank – February 2005 to present. Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered savings bank.

•      Prior Professional Experience: Previously, Ms. Wright served in the following positions:

•         President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank – 1999 to 2005.

•         President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation, a redevelopment fund – 1996 to 1999.

•         Commissioner of the Department of Housing Preservation and Development – 1994 to 1996.

•         Member of the New York City Planning Commission – 1992 to 1994, and the New York City Housing Authority Board – 1990 to 1992.

•      Company Directorship: Ms. Wright is an Independent Director. She has been a Director of the Company since May 2005.

•      Other Directorships: Ms. Wright serves as a director of Carver Bancorp, Inc. and Kraft Foods Inc.

Attendance

During 2006, the Board of Directors met 14 times. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged and expected to attend the annual meetings of the Company’s stockholders. All of the directors nominated for election at the 2006 Annual Meeting of Stockholders attended the meeting.

Committee Membership

The Company’s By-laws currently establish three principal standing committees of the Board. The Board of Directors and the members of each of the committees meet regularly in executive session without management. The current members of the Board’s principal committees are as follows:

Compensation and Human Development Committee.    The members of the Compensation and Human Development Committee are Messrs. Caufield, Miles (Chair) and Vincent and Ms. Wright, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Compensation and Human Development Committee, which met seven times during 2006, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com/governance.

Nominating and Governance Committee. The members of the Nominating and Governance Committee are Messrs. Caufield and Clark (Chair) and Ms. Einhorn, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Nominating and Governance Committee, which met eight times during 2006, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com/governance.

Audit and Finance Committee.    The members of the Audit and Finance Committee are Messrs. Bollenbach (Chair), Clark, Mark and Vincent and Mses. Einhorn and Wright, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The Board has determined that each of the members of the Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that each of Messrs. Bollenbach, Clark, Mark and Vincent and Ms. Wright is an “audit committee financial expert” as defined under rules promulgated by the Securities and Exchange Commission (the “SEC”). The authority and responsibility of the Audit and Finance Committee, which met ten times during 2006, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com/governance.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of the Company’s common stock, par value $.01 per share (“Common Stock”), as of January 31, 2007 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table below and for all current directors and executive officers as a group.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Option Shares(2)	Percent of Class
James L. Barksdale(3)	496,711	104,000	*
Jeffrey L. Bewkes(4)	928,644	5,356,250	*
Stephen F. Bollenbach	15,316	122,000	*
Paul T. Cappuccio(4)	96,470	2,935,125	*
Frank J. Caufield	223,599	664,000	*
Robert C. Clark	9,080	8,000	*
Mathias Döpfner(5)	0	0	*
Jessica P. Einhorn	1,092	2,000	*
Patricia Fili-Krushel(4)	57,137	969,125	*
Reuben Mark(6)	1,053,368	122,000	*
Michael A. Miles	54,409	122,000	*
Kenneth J. Novack(7)	35,421	5,219,672	*
Wayne H. Pace(4)	173,045	1,678,088	*
Richard D. Parsons(8)(4)	677,449	7,015,000	*
Francis T. Vincent, Jr.(9)	80,519	117,500	*
Deborah C. Wright	2,092	2,000	*
Edward J. Zander	0	0	*
All current directors and executive officers (20 persons) as a group(2)-(9)	4,011,731	25,702,136	*	%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on January 31, 2007.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of January 31, 2007, the only equity securities of the Company beneficially owned by the named persons or group were shares of Common Stock and options to purchase Common Stock. In addition, under the Company’s deferred compensation programs, described below, a participant can elect to have the value of the deferred amounts ultimately paid out determined based on an assumed investment in the Company’s Common Stock. As described below, the participants do not have any right to vote or receive Common Stock in connection with these assumed investments, and are ultimately paid in cash, but the assumed investments of the deferred amounts do represent an economic interest in Common Stock. The following share equivalents, or “phantom units,” have been credited to the following individuals under the deferred compensation programs: Mr. Bewkes, 56,082 share equivalents; Mr. Bollenbach, 18,277 share equivalents; Mr. Mark, 14,640 share equivalents; Mr. Miles, 8,838 share equivalents; and Mr. Parsons, 103,172 share equivalents. These share equivalents are not included in the table above.

(2)	Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company that, on January 31, 2007, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the “Number of Shares” column.

(3)	Includes 1,200 shares of Common Stock held by a limited partnership of which Mr. Barksdale is the sole general partner and 6,450 shares of Common Stock held by a trust of which Mr. Barksdale is the sole trustee and beneficiary.

(4)	Includes (a) an aggregate of approximately 108,532 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of current directors and executive officers of the Company (including 94,368 shares for Mr. Bewkes, 691 shares for Mr. Cappuccio, 756 shares for Ms. Fili-Krushel, 745 shares for Mr. Pace and 1,253 shares for Mr. Parsons), (b) an aggregate of 19,730 shares of Common Stock beneficially owned by the spouses of the following executive officers and director: 17,880 shares by the spouse of Ms. Melton, 200 shares by the spouse of Mr. Parsons and 1,650 shares by the spouse of Mr. Vincent and (c) 276 shares held in an IRA account for the benefit of Ms. Fili-Krushel.

(5)	In March 2007, Mr. Döpfner purchased 1,000 shares of Common Stock.

(6)	Mr. Mark has pledged 1,037,513 shares of Common Stock.

(7)	Includes 375 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Novack’s children, one of whom shares his household, and 525 shares of Common Stock held by the Novack Family Foundation of which Mr. Novack and his wife are two of nine trustees. Mr. Novack disclaims beneficial ownership of shares held by the trust and the Novack Family Foundation.

(8)	Includes 200 shares of Common Stock held by Mr. Parsons’ wife and 2,000 shares of Common Stock held by The Parsons Family Foundation, Inc. of which Mr. Parsons is one of five directors. Mr. Parsons disclaims beneficial ownership of shares held by his wife and The Parsons Family Foundation, Inc.

(9)	Includes 1,650 shares of Common Stock held by Mr. Vincent’s wife. Mr. Vincent disclaims beneficial ownership of shares held by his wife.

Security Ownership of Certain Beneficial Owners

Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock or Series LMCN-V Common Stock, par value $.01 per share (“Series LMCN-V Stock”) as of January 31, 2007, unless otherwise indicated.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class	Percent of Voting Power
Common Stock
AXA Financial, Inc.(1) 1290 Avenue of the Americas New York, NY 10104	223,653,686	5.6%	5.79%

Series LMCN-V Stock
Liberty Media Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	18,784,759	100.0%	*

*	Less than 1%.

(1)	Beneficial ownership is as of December 31, 2006. This information is based solely on a Schedule 13G filed with the SEC on February 13, 2007 by (i) AXA Financial, Inc. (on behalf of its subsidiaries AllianceBernstein and AXA Equitable Life Insurance Company (“AXA Equitable Life”)), (ii) AXA, and (iii) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (as a group and, collectively, “Mutuelles AXA”) (each of AXA and Mutuelles AXA filing on behalf of affiliated entities AXA Konzern AG (“AXA Konzern”), AXA Rosenberg Investment Management LLC (“AXA Rosenberg”) and Winterthur). The Schedule 13G reported that (a) the following entities are deemed to have sole voting power with respect to the following number of shares: AXA Konzern with respect to 440,418 shares, AXA Rosenberg with respect to 9,242,158 shares, Winterthur with respect to 171,625 shares, AllianceBernstein with respect to 153,290,235 shares and AXA Equitable Life with respect to 342,966 shares; (b) AllianceBernstein is deemed to have shared voting power with respect to 17,156,327 shares; (c) the following entities are deemed to have the sole dispositive power with respect to the following number of shares: AXA Konzern with respect to 440,418 shares, AXA Rosenberg with respect to 13,263,475 shares, Winterthur with respect to 171,625 shares, AllianceBernstein with respect to 209,082,513 shares and AXA Equitable Life with respect to 586,606 shares; and (d) AllianceBernstein is deemed to have shared dispositive power with respect to 109,049 shares. The Schedule 13G also contained a statement that a majority of the shares reported are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P. (a majority-owned subsidiary of AXA Financial, Inc.), as investment adviser.

(2)	Consists of shares beneficially owned by Liberty Media Corporation (“Liberty”) through its wholly owned subsidiary. Each share of Series LMCN-V Stock is convertible by Liberty into one share of Common Stock. Each share of Series LMCN-V Stock currently has 1/100 of a vote with respect to the election of directors and class voting rights on limited other matters.

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit and Finance Committee (the “Committee”) assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) the appointment and oversight of the Company’s independent auditors, as well as the evaluation of the independent auditors’ qualifications, performance and independence; (ii) the appointment and oversight of the Company’s Chief Audit Executive and the Company’s internal audit function; (iii) oversight of the Company’s ethics and compliance program; (iv) oversight of the Company’s response to any regulatory actions involving financial, accounting and internal control matters; (v) oversight of the Company’s risk management policies and processes; and (vi) review of the Company’s earnings press releases, financial statements, and systems of disclosure controls and procedures and internal control over financial reporting.

To assist it in fulfilling its oversight and other duties, the Committee has retained outside counsel. In addition, the Committee regularly meets separately with the internal auditor, the independent auditors, management, in-house counsel, and the Committee’s outside counsel.

Independent Auditors and Internal Audit Matters.    The Committee has discussed with the Company’s independent auditors its plan for the audit of the Company’s annual consolidated financial statements, including the independent auditors’ evaluation of management’s assessment of and the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During 2006, the Committee met regularly with the independent auditors, with and without management present, to discuss the results of its audits and reviews, as well as its evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described below under “Fees of Accountants” is compatible with maintaining their independence. The Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for 2007, and the Board concurred in its appointment.

The Committee has reviewed and approved the annual internal audit plan and has met regularly with the Chief Audit Executive, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Ethics and Compliance Matters.    As reported previously, the accounting and financial disclosure practices of the Company had been the subject of investigations by the SEC and the U.S. Department of Justice (“DOJ”). As announced on December 15, 2004, the Company and its subsidiary, AOL, reached a definitive agreement with the DOJ that resolved the DOJ’s investigation of the Company through a deferred prosecution agreement and appointment of an independent monitor for a two-year period. In December 2006, the Company and AOL satisfied the terms of the settlement with the DOJ and the complaint that had been filed and stayed was dismissed. In addition, on March 21, 2005, the Company announced that the SEC approved the Company’s proposed settlement, which resolved the SEC’s investigation of the Company. Pursuant to the settlement with the SEC, the Company agreed to appoint an independent examiner who would review whether the Company’s historical accounting for certain transactions was appropriate and provide a report to the Committee of his conclusions. During the third quarter of 2006, the independent examiner completed his review. The Committee determined not to appeal the independent examiner’s conclusions and, in accordance with the terms of the SEC settlement, the Company restated its consolidated financial results for each of the years ended December 31, 2000 through December 31, 2005 and for the six months ended June 30, 2006. The impact of the adjustments is reflected in amendments to the Company’s annual report on Form 10-K for the year ended December 31, 2005 and quarterly reports on Form 10-Q for each of the quarters ended March 31, 2006 and June 30, 2006 filed by the Company with the SEC on September 13, 2006. During the course of these investigations, the Committee exercised oversight of the Company’s responses thereto and the Company’s compliance with the terms of the settlements.

The Committee also exercises oversight of stockholder litigation (which is discussed in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006). During 2006, the Company’s settlement of the consolidated securities class actions received final court approval. Settlements or memoranda of understanding were also reached during 2006 and early 2007 to resolve the stockholder derivative actions and remaining significant stockholder lawsuits.

The Committee has reviewed and discussed with the Chief Ethics and Compliance Officer and management the Company’s ongoing efforts to sustain and enhance its ethics and compliance program to ensure that the program promotes an organizational culture that encourages ethical conduct and a commitment to compliance with the law. The Committee has regularly received reports from the Chief Ethics and Compliance Officer and management concerning the Company’s ethics and compliance program, as well as reports on specific ethics and compliance matters. The Committee has previously reviewed and recommended that the Board of Directors approve the Company’s Standards of Business Conduct, which forms the cornerstone of the Company’s ethics and compliance program. The Committee has also overseen other initiatives in this area, including efforts to increase awareness among employees of the Company’s ethics and compliance program.

Financial Statements as of December 31, 2006.    Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In connection with its review of the Company’s year-end financial statements, the Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. The Committee also dis -

cussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.

In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and management’s assessment of and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Members of the Audit and Finance Committee

Stephen F. Bollenbach (Chair)

Robert C. Clark

Jessica P. Einhorn

Reuben Mark

Francis T. Vincent, Jr.

Deborah C. Wright

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditors and the Company; (ii) would place the independent auditors in the position of auditing their own work; (iii) would result in the independent auditors acting in the role of management or as an employee of the Company; or (iv) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report his pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Policy by requiring management, pursuant to the Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent auditors.

Management has also implemented internal procedures to ensure compliance with the Policy.

Services Provided by the Independent Auditors

The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. Accordingly, the Audit and Finance Committee has appointed Ernst & Young LLP (“E&Y”) to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit and Finance Committee (or its Chair) of all services provided by E&Y. These pre-approval procedures are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Auditors.”

The aggregate fees billed by E&Y to the Company with respect to the years ended December 31, 2006 and 2005 are as follows:

Fees of Accountants

	2006	2005
Audit Fees(1)	$26,300,000	$24,271,000
Audit-Related Fees(2)	3,143,000	4,668,000
Tax Fees(3)	2,575,000	2,877,000
All Other Fees(4)	—	—

Total Fees for Services Provided	$32,018,000	$31,816,000

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies; (d) international statutory audits; (e) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters; and (f) audit procedures related to the restatement of prior years’ financial statements.

(2)	Audit-Related Fees were principally for services related to (a) audits for asset dispositions; (b) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory reporting requirements; (c) audits of employee benefit plans; and (d) due diligence services pertaining to acquisitions and dispositions.

(3)	Tax Fees were for services related to (a) tax compliance; (b) tax planning and tax advice; and (c) expatriate tax services. During 2006, an affiliate of E&Y provided tax consulting services for the benefit of an office manager at an international subsidiary of the Company. These services were not pre-approved by the Audit and Finance Committee. The cost for these services ($1,400) was initially billed to and paid by the Company subsidiary, but was subsequently reimbursed by E&Y’s affiliate.

(4)	All Other Fees were zero in 2006 and 2005. During 2005, the Company utilized an E&Y software application for the administration of data related to expatriate employees. Such services were not pre-approved by the Audit and Finance Committee. No fees were billed or paid for such services. The licensing arrangement for this software application is no longer in effect.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees presented above was approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

COMPENSATION

Director Compensation

The compensation of the Company’s non-employee directors is designed to comply with the guidelines set forth in the Company’s Corporate Governance Policy, which provide that non-employee director compensation should be largely equity-based and set at approximately the 75th percentile of the Company’s peer groups. Consistent with these criteria and based on consultation with an outside compensation advisor, each non-employee director receives a balanced mix of compensation, including a cash retainer, stock options and restricted stock units, with a majority of this compensation equity-based. Since 2005, the Board-approved total annual director compensation package has consisted of (i) a cash retainer of $100,000, (ii) options to purchase 8,000 shares of Common Stock, as provided in the TW 1999 Plan (as defined below), and (iii) an award of restricted stock units valued at $75,000 under the Directors’ Restricted Stock Units Plan (as defined below).

No additional compensation is paid for service as a committee chair or member or for attendance at meetings of the Board or a Board committee. Messrs. Parsons and Bewkes, who are the only directors who are also officers of or employed by the Company or any of its subsidiaries, do not receive any compensation for their Board activities.

To provide for greater consistency in the compensation of non-employee directors, in January 2005, as part of its biennial review, the Board also addressed the compensation for directors who join the Board of Directors at a time other than in connection with an annual meeting of stockholders. In general, for directors who join the Board less than six months prior to the Company’s next annual meeting of stockholders, the policy is to increase the stock option grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

Each non-employee director elected at the 2006 Annual Meeting of Stockholders, and each non-employee director elected by the Board following the 2006 Annual Meeting of Stockholders received the compensation described below for 2006. Mr. Zander, who joined the Board in January 2007, did not receive any compensation in 2006.

Cash Retainer.    Each non-employee director received an annual cash retainer of $100,000, unless the director elected to defer receipt of all or part of the retainer pursuant to the Company’s deferred compensation plan for non-employee directors described below. Mr. Mathias Döpfner, who joined the Board in July 2006, received a pro-rated cash retainer following his election to the Board.

Options.    Under the Time Warner Inc. 1999 Stock Plan (the “TW 1999 Plan”), each non-employee director (who had served for at least six months) received an annual grant of options to purchase 8,000 shares of Common Stock on the date following the annual meeting of stockholders of the Company. Pursuant to the TW 1999 Plan, each new non-employee director receives an initial grant of options to purchase 8,000 shares of Common Stock (or such higher number of options as determined by the Board of Directors for recruitment purposes) upon first being elected or appointed to the Board of Directors. Pursuant to the TW 1999 Plan and the Board’s policy regarding compensation of non-employee directors, Mr. Döpfner received options to purchase 8,000 shares of Common Stock upon being elected to the Board. All of such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years and vest in installments of 25% over a four-year period and immediately if the director ceases to serve as a director of the Company under certain con -

ditions, including because the director is not nominated by the Board of Directors to stand for re-election at the annual meeting of stockholders, is not re-elected by the stockholders at the annual meeting, or resigns after receiving a “majority-withheld” vote in an uncontested election.

Restricted Stock Units.    Under the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Units Plan for Non-Employee Directors (the “Directors’ Restricted Stock Units Plan”), each non-employee director (who had served for at least six months) also received an annual award of restricted stock units following the 2006 Annual Meeting of Stockholders, representing the Company’s contingent obligation to deliver the designated number of shares of Common Stock upon completion of the vesting period, with a value on the date of issuance of $75,000. The Directors’ Restricted Stock Units Plan was approved by the stockholders of Historic TW and was assumed by the Company in connection with the AOL-Historic TW Merger. The restricted stock units will vest and shares of Common Stock will be issued and delivered to the non-employee director (along with any distributions retained by the Company) in equal annual installments on the first four anniversaries of the first day of the month in which the restricted stock units were granted. The restricted stock units will vest in full upon the termination of the non-employee director’s service on the Board of Directors on account of (i) retirement either due to mandatory retirement policy or having served five years as a director; (ii) failure to be re-elected by stockholders after nomination; (iii) death or disability; (iv) the occurrence of certain transactions involving a change in control of the Company; and (v) with the approval of the Board of Directors on a case-by-case basis, under certain other designated circumstances. If a non-employee director leaves the Board of Directors for any other reason, then all his or her unvested restricted stock units are forfeited to the Company. During the vesting period, the director does not vote the restricted stock units and may not transfer his or her rights with respect to the restricted stock units. The directors receive dividend equivalents on the restricted stock units in an amount equal to the regular quarterly cash dividends declared and paid by the Company at the same time that the dividends are paid on outstanding shares of Common Stock. In 2006, each non-employee director (other than Messrs. Döpfner and Zander) received 4,321 restricted stock units under the Directors’ Restricted Stock Units Plan. Pursuant to the terms of the Directors’ Restricted Stock Units Plan, Mr. Döpfner will first become eligible to receive a grant of restricted stock units following the 2007 Annual Meeting of Stockholders, provided he is re-elected at the Annual Meeting.

Expenses.    Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air or rail transportation services. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in Director education programs.

In addition, during 2006, the Company provided directors with representative samples of the Company’s products, such as magazines, DVDs and other merchandise. The Company also invites directors and their spouses to attend Company-sponsored events, such as film premieres, screenings and cultural events. The Company believes that receiving these products and attending these types of functions serve a business purpose by expanding the directors’ knowledge of the Company’s business, products, services, business partners, and other constituencies.

In addition, the Company invites directors and their spouses to attend the annual meeting of stockholders and related events. The Company generally provides for, or reimburses expenses of, the spouses’ travel, food and lodging for attendance at the annual meeting of stockholders and associated events, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. For the year ended December 31, 2006, the aggregate incremental cost to the Company of these Company products, events and related expenses was substantially less than $10,000 per director.

From time to time, spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from a Board, committee, or stockholder meeting. While the Company generally incurs no additional cost, this travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the estimated taxes incurred in connection with such income. In limited circumstances (such as medical emergencies or other exigent circumstances), non-employee directors may also use Company aircraft for personal use. Any such personal use of Company aircraft will result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use. See “Director Compensation for 2006” below for additional information regarding usage of Company aircraft for personal use by a non-employee director in 2006.

Retention Guidelines.    The Company’s governance policy provides that directors are encouraged to own the Company’s stock (whether as a result of exercising stock options or the purchase of shares) and it is expected that, within three years of joining the Board, a non-employee director will own at least 5,000 shares of the Company’s stock. In addition, the non-employee directors are required to retain for a period of at least one year shares of Common Stock representing at least 75% of the after-tax gain that the director realizes upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock or restricted stock units (assuming a 50% tax rate for purposes of the calculation). The non-employee directors are subject to this stock retention guideline until one year after they leave the Board. The Board adopted this policy in furtherance of the Company’s governance policy encouraging the directors to have an equity interest in the Company.

Deferred Compensation Plan.    The Company has a deferred compensation plan for non-employee directors. Under this plan, non-employee directors may elect each year to defer payment of 10% to 100% of their cash compensation payable during the next calendar year. During the time that the cash compensation amounts are deferred, each director can elect from the following crediting alternatives to determine the amounts that will be paid: (i) the amount deferred plus annual interest at the prime rate in effect on May 1 plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus accrual of dividend equivalents based on any dividends paid by the Company on the Common Stock, and (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. The crediting election can be changed by the director at any time with respect to cash compensation earned after the date of the election. Amounts deferred are payable in cash in a lump sum or in installments, based on the director’s election, as soon as practicable after a director leaves the Board.

Prior Retirement Programs.    The Company does not currently maintain a retirement plan for its non-employee directors. AOL also did not maintain a retirement plan for its non-employee directors. Directors who served as non-employee directors of Historic TW prior to the AOL-Historic TW Merger accrued benefits under two Historic TW plans, as previously disclosed in Historic TW’s proxy statements. Under the terms of Historic TW’s directors’ retirement plan (named the Time Warner Retirement Plan for Outside Directors), after leaving the Board each of the following directors will receive an annual payment of $30,000 for the number of years following the director’s name, which reflects the number of years the director served as a non-employee director of Historic TW prior to May 1996, when the plan was frozen: Mr. Miles, 1.5 years; each of Messrs. Mark and Vincent, three years; and Mr. Parsons, four years. Historic TW also had a deferred compensation plan for non-employee directors under which the directors could elect to defer all or a portion of their cash compensation. Amounts deferred under the prior deferred compensation plan are increased based on the seven-year Treasury bond rate or the hypothetical investment of the amounts deferred in shares of Common Stock and any dividends thereon, with the higher valuation of the two used to determine the amount paid upon distribution. Amounts deferred are payable generally upon the director reaching age 70 or ceasing to be a director of the Company for certain enumerated reasons. The Company currently maintains accounts under this plan on behalf of Messrs. Bollenbach and Miles. In addition, as disclosed previously in the Company’s proxy statements, as a result of his past service as an executive officer of the Company, Mr. Novack is receiving retirement benefits under the terms of the Company’s benefit plans.

The table below sets forth 2006 compensation information regarding the Company’s directors who were not active employees of the Company or its affiliates (“non-employee directors”) during 2006. The material factors necessary to understand the director compensation set forth in the table below are described in “Director Compensation” above.

DIRECTOR COMPENSATION

FOR FISCAL YEAR 2006

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation	Total
James L. Barksdale	$100,000	$121,807	$51,179	—	—	—	$272,986
Stephen F. Bollenbach(5)	$100,000	$121,807	$60,291	—	—	—	$282,098
Frank J. Caufield	$100,000	$121,807	$51,179	—	—	—	$272,986
Robert C. Clark	$100,000	$88,227	$43,989	—	—	—	$232,216
Mathias Döpfner(6)	$80,769	—	$13,818	—	—	—	$94,587
Jessica P. Einhorn	$100,000	$86,372	$36,785	—	—	—	$223,157
Miles R. Gilburne(7)	—	$78,629	$26,655	—	—	—	$105,284
Carla A. Hills(7)(8)	—	$78,629	$26,655	—	—	—	$105,284
Reuben Mark(5)	$100,000	$121,807	$51,179	—	—	—	$272,986
Michael Miles	$100,000	$121,807	$51,179	—	—	—	$272,986
Kenneth J. Novack	$100,000	$115,304	$51,179	—	—	—	$266,483
R.E. Turner(7)	—	$78,629	$26,655	—	—	—	$105,284
Francis T. Vincent, Jr.	$100,000	$121,807	$51,179	—	—	—	$272,986
Deborah C. Wright(9)	$100,000	$86,372	$36,785	—	—	$13,304	$236,461
Edward J. Zander(6)	—	—	—	—	—	—	—

(1)

The amounts set forth in the Stock Awards column represent the value of restricted stock and restricted stock unit awards recognized for financial statement reporting purposes for 2006, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant. Differences in the amounts recognized are due to differences in the number of outstanding awards among the directors and the retirement-eligibility of certain directors. The awards of restricted stock units granted in 2006 vest in increments of 25% on May 1 of each year, beginning in the calendar year following the year in which the grant was made, subject to acceleration upon the occurrence of certain events, as described under “Director Compensation — Restricted Stock Units” above. Each director has a right to receive dividends on his or her unvested shares of restricted stock and dividend equivalents on unvested restricted stock units, if paid.

(2)	Presented below are the grant date fair value of each stock award granted in 2006 (computed in accordance with FAS 123R) and the aggregate number of stock awards outstanding on December 31, 2006.

Name	Date of Grant	Restricted Stock Units Awarded	Grant Date Fair Value	Total Stock Awards Outstanding
James L. Barksdale	5/19/2006	4,321	$75,142	11,080
Stephen F. Bollenbach	5/19/2006	4,321	$75,142	11,806
Frank J. Caufield	5/19/2006	4,321	$75,142	11,080
Robert C. Clark	5/19/2006	4,321	$75,142	9,792
Mathias Döpfner	—	—	—	—
Jessica P. Einhorn	5/19/2006	4,321	$75,142	7,598
Miles R. Gilburne	—	—	—	—
Carla A. Hills	—	—	—	—
Reuben Mark	5/19/2006	4,321	$75,142	11,806
Michael Miles	5/19/2006	4,321	$75,142	11,806
Kenneth J. Novack	5/19/2006	4,321	$75,142	9,792
R.E. Turner	—	—	—	—
Francis T. Vincent, Jr.	5/19/2006	4,321	$75,142	11,806
Deborah C. Wright	5/19/2006	4,321	$75,142	7,598
Edward J. Zander	—	—	—	—

(3)	The amounts set forth in the Option Awards column represent the value of stock option awards recognized for financial statement reporting purposes for 2006, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. Differences in the amounts recognized are due to differences in the number of outstanding awards among the directors and the retirement-eligibility of certain directors. For additional information about the assumptions used in these calculations, see Note 12 to the audited consolidated financial statements of the Company for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 23, 2007 (the “2006 Form 10-K”). The discussion in the financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors. The amounts provided in the table are based on specific assumptions for the directors. For example, the amounts with respect to option awards in 2006 for the directors (other than for Mr. Döpfner, who received his option award on a different date) were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuation for the awards on May 20, 2006: an expected volatility of 24.0% determined using implied volatilities based primarily on publicly-traded Time Warner options; an expected term to exercise of 4.86 years from the date of grant; a risk-free interest rate of 4.9%; and a dividend yield of 1.1%. The amount with respect to Mr. Döpfner’s option award in 2006 was calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the award on July 31, 2006: an expected volatility of 23.0% determined using implied volatilities based primarily on publicly-traded Time Warner options; an expected term to exercise of 4.86 years from the date of grant; a risk-free interest rate of 4.7%; and a dividend yield of 1.3%. The actual value, if any, realized by a director from any option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a director will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options was awarded with tandem stock appreciation rights.

(4)	Presented below are the grant date fair value of each stock option award granted in 2006 (computed in accordance with FAS 123R) and the aggregate number of option awards outstanding on December 31, 2006. See footnote 3 above for the specific assumptions used in developing the grant date fair value for the awards made on May 20, 2006.

Name	Date of Grant	Exercise Price	Number of Option Awards	Grant Date Fair Value	Total Option Awards Outstanding
James L. Barksdale	5/20/2006	$17.39	8,000	$37,470	124,000
Stephen F. Bollenbach	5/20/2006	$17.39	8,000	$37,470	142,000
Frank J. Caufield	5/20/2006	$17.39	8,000	$37,470	684,000
Robert C. Clark	5/20/2006	$17.39	8,000	$37,470	24,000
Mathias Döpfner	7/31/2006	$16.36	8,000	$32,964	8,000
Jessica P. Einhorn	5/20/2006	$17.39	8,000	$37,470	16,000
Miles R. Gilburne	—	—	—	—	1,476,000
Carla A. Hills	—	—	—	—	134,000
Reuben Mark	5/20/2006	$17.39	8,000	$37,470	142,000
Michael Miles	5/20/2006	$17.39	8,000	$37,470	142,000
Kenneth J. Novack	5/20/2006	$17.39	8,000	$37,470	5,297,672
R.E. Turner	—	—	—	—	5,024,000
Francis T. Vincent, Jr.	5/20/2006	$17.39	8,000	$37,470	137,500
Deborah C. Wright	5/20/2006	$17.39	8,000	$37,470	16,000
Edward J. Zander	—	—	—	—	—

(5)	Any fees deferred by the Company’s directors in 2006 and prior years were deferred pursuant to the Time Warner Inc. Deferred Compensation Plan for Non-Employee Directors. All earnings on the fees deferred by the Company’s directors pursuant to this plan were based on the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus the accrual of dividend equivalents based on any dividends paid by the Company on the Common Stock. Accordingly, none of the earnings were above-market. Messrs. Bollenbach and Mark elected to defer receipt of 100% of their 2006 fees pursuant to the terms of the Time Warner Inc. Deferred Compensation Plan for Non-Employee Directors.

(6)	Mr. Döpfner was elected to the Board of Directors on July 31, 2006 and was paid a cash retainer of $80,769, pro-rated from the $100,000 annual cash retainer fee to reflect the 10 weeks following the 2006 Annual Meeting of Stockholders during which he did not serve as a director of the Company. Mr. Zander did not receive any compensation from the Company in 2006 because he was elected to the Board of Directors on January 25, 2007.

(7)	Messrs. Gilburne and Turner and Ms. Hills did not stand for re-election at the Company’s 2006 Annual Meeting of Stockholders held on May 19, 2006. Each of Messrs. Gilburne and Turner and Ms. Hills were paid a cash retainer of $100,000 in 2005 for their services as directors during the period from the 2005 Annual Meeting of Stockholders until the 2006 Annual Meeting of Stockholders.

(8)	Ms. Hills received a distribution of $30,000 pursuant to the terms of the Time Warner Retirement Plan for Outside Directors in connection with her retirement from the Board of Directors on May 19, 2006. See the description of this plan under “— Prior Retirement Programs” above.

(9)	The amount shown in the All Other Compensation column for Ms. Wright includes (a) transportation-related benefits of $11,405, which consist of the incremental cost to the Company for her personal use of aircraft owned by the Company in connection with travel due to a family medical emergency (based on fuel, landing, repositioning and catering costs and crew travel expenses) and (b) representative samples of the Company’s products (such as DVDs and magazines) and tickets to Company film screenings totaling $1,899.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) describes the major principles and factors underlying the Company’s executive compensation policies and decisions. The CD&A is organized as follows:

•

Role of the Compensation Committee. This section discusses generally the role of the Compensation and Human Development Committee of the Board of Directors (the “Committee” or “Compensation Committee”) in developing, reviewing and approving the compensation philosophy, structure and levels for the Company. It also discusses the assistance provided by the independent compensation consultant retained by the Committee and the involvement of certain members of management in executive compensation matters.

•

Compensation Philosophy.    This section discusses the Committee’s compensation philosophy for providing a compensation package that attracts, retains and motivates executive talent, holds the individual executives accountable for the Company’s and the individual’s performance and aligns their interests with those of the stockholders.

•

Application of Compensation Philosophy. This section provides an overview of the key components of executive compensation and discusses how the compensation philosophy is reflected in the structure and mix of the executives’ short- and long-term compensation, including the cash and equity components.

•

Determination of the 2006 Compensation. This section discusses in greater detail the components of executive compensation and how the Committee determined the 2006 cash and equity compensation for the Chief Executive Officer and other executive officers of Time Warner.

•

Other Policies and Matters Related to Executive Compensation that Advance the Compensation Philosophy.    This section discusses other significant policies related to executive compensation that the Compensation Committee has adopted and other matters that advance the Company’s compensation philosophy, including information related to the independence of the consultant retained by the Compensation Committee, the Company’s stock ownership guidelines and stock retention requirements, Section 162(m) of the Internal Revenue Code and compliance matters, including the Company’s policy for recovering compensation if paid based on performance levels that were determined to be in error.

Role of the Compensation Committee

As described elsewhere in this Proxy Statement, the Company has devoted substantial attention to the subject of corporate governance, including by and with respect to the Compensation Committee. Accordingly, as set forth in the Compensation Committee’s Charter (which is posted on the Company’s website), the Board has determined that the Compensation Committee is, and must be, composed exclusively of Independent Directors who meet the requirements established by the Company’s By-laws and Corporate Governance Policy, as well as the NYSE, to be considered an independent member of the Board. In addition, the members also satisfy the relevant requirements under Section 16(b) of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code.

The Committee is responsible for approving the compensation of and employment agreements with the Chief Executive Officer, the Chief Financial Officer and the three other most highly paid executive officers, and the Company’s other executive officers and divisional chief executive officers (other than the chief executive officer for Time Warner Cable Inc., whose compensation the Committee reviews but whose compensation is approved by the compensation committee of Time Warner Cable Inc.), as well as employees whose annual compensation is greater than a designated amount. The Committee also exercises oversight of the compensation practices and benefits programs with respect to the Company’s employees generally. The Committee is also responsible for (i) overseeing the Company’s disclosures to stockholders regarding executive compensation, (ii) approving long-term incentive awards, including stock options, restricted stock, restricted stock units, and performance stock units, and (iii) overseeing the Company’s human development programs.

The Compensation Committee reports to the Board of Directors on its actions and recommendations following every Committee meeting, and regularly meets in executive session without members of management present. Although the Board has delegated authority with respect to the Company’s executive and general employee compensation programs and practices to the Compensation Committee, the Board also reviews the Company’s compensation and benefits programs each year.

The Company and the Compensation Committee are mindful that the competitive and regulatory landscape of executive compensation continues to evolve. The Committee has an established process to review and evaluate management’s recommendation and to approve executive compensation during the course of the year. Each year, the Committee approves its schedule of meetings, including the key actions that it expects to take at each of those meetings. In January of each year, the Committee typically approves the bonus to be paid to each executive officer for the prior year, the salary and bonus target for each executive officer for the coming year and their long-term incentive awards. In February, the Committee approves the Company financial and individual performance goals to be used in determining the annual bonus to be paid following the conclusion of the year. During the spring and summer months, the Committee typically reviews the Company’s human development programs — including programs designed to attract, retain, and develop employees at all levels of the Corporation — as well as the Company’s organizational structure. During the autumn, the Committee usually discussed potential changes, if any, to the overall structure of the Company’s compensation and benefits programs, which generally would be implemented and reflected in the coming year. The Committee’s approach generally is to provide at least two opportunities for the Committee to discuss significant executive compensation matters. Thus, while the Committee typically approves bonus, salary, bonus targets, and long-term incentive awards for executive officers in January, it will have previously discussed preliminary proposals of those matters in the preceding December. Similarly, while the Committee usually approves performance goals in February, it will have discussed an initial draft of those goals in January. This approach is designed for the Committee members to have time extending over more than one meeting to receive and review information on executive compensation matters, to discuss the information among themselves and with the Committee’s compensation consultant, to digest the information and reflect on the discussions over a period of time, and then to come back at a subsequent meeting to take action on the item.

In connection with the Committee’s annual compensation review of executives, each executive prepares a self-assessment of his or her performance for the year against the goals approved by the Committee. The Chief Executive Officer, who may also consult with other executives including Mr. Bewkes, then conducts a performance review of the other executives. These evaluations form a basis for the information provided to the Committee for its review of individual performance against the goals established for that year. During the meetings of the Compensation Committee at which executive compensation is discussed, Messrs. Parsons and Bewkes discuss with the Committee the performance of the executive vice presidents (other than Ms. Fili-Krushel) and divisional CEOs, as well as management’s recommendations regarding the compensation of and performance goals for these executives. Mr. Parsons discusses with the Committee his views regarding Mr. Bewkes’ and Ms. Fili-Krushel’s performance and his recommendations with respect to their compensation. The Compensation Committee reviews the performance of Mr. Parsons through a process that includes a review of information provided by its independent compensation consultant, historical and competitive compensation information provided by the Company, and coordination with the Nominating and Governance Committee’s review of Mr. Parsons’ performance as Chairman and CEO of the Company. The Compensation Committee discusses Mr. Parsons’ compensation in an executive session that includes the Committee’s independent compensation consultant but no members of management.

On executive compensation matters that may arise outside the annual compensation review process, such as new employment agreements, new policies or proposed changes in the executive compensation program, the Committee acts during the course of the year, as needed. For these types of matters, the Committee also generally reviews and discusses information on the matter at one meeting and then acts on it at a subsequent meeting. On an annual basis, the Committee also reviews the perquisites and benefits provided to executives.

To assist the Compensation Committee in carrying out its responsibilities, it is regularly provided with briefing materials and it is authorized to retain, and has retained, an independent compensation consultant who reports directly to the Committee. Most of the briefing materials are prepared by employees of the Company, including employees in the global compensation and benefits and legal departments of the Company, and are generally reviewed by the Chief Executive Officer, the General Counsel and the Executive Vice President, Administration. Some of the briefing materials are prepared by the Committee’s independent compensation consultant. The global compensation and benefits department and other senior executives are responsible for implementing and maintaining the compensation programs approved by the Committee, establishing internal controls and guidelines for global compensation and benefits programs, and working with the independent compensation consultant to identify approaches to keep compensation linked to short-term and long-term performance, based on the Company’s compensation philosophy and competitive practices.

The Committee has retained John England, Managing Principal of Towers Perrin, as the Committee’s independent executive compensation consultant. Since early 2002, Mr. England has provided advice to the Committee on a wide range of executive compensation matters, including review of proposed executive compensation, executive compensation plan designs, and analyses of proposed compensation. Mr. England also provides advice to the Nominating and Governance Committee with respect to director compensation.

Mr. England meets with the Committee in executive sessions at each meeting of the Committee without members of management present. He also communicates with members of the Committee outside of the Committee’s meetings as desired by the Committee members. Mr. England reviews briefing materials prepared by Company employees for the Committee members and provides advice and recommendations to the Committee regarding the recommendations of management. With respect to individual compensation matters, Mr. England reviews recommendations and proposals being submitted to the Committee and provides advice to the Committee regarding whether the proposal is consistent with the Company’s compensation philosophy, whether a compensation design is consistent with “best practices,” or, if applicable, whether the proposed compensation is within the target ranges established by the Committee.

Additional information related to the retention and independence of Mr. England is provided below under “Independence of Compensation Consultant to the Compensation Committee.”

Compensation Philosophy

Five Key Principles

The Compensation Committee is guided by the following five key principles in determining the compensation of the Company’s senior executives:

•	Competition. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•

Accountability for Business Performance. Compensation should be tied in part to financial performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•

Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through stock options, restricted stock or restricted stock units, and performance stock units, to align executives’ interests with those of the Company’s stockholders.

•

Independence.    An independent committee of the Board, with the assistance of an independent compensation consultant who is retained by and reports directly to the Committee, should be, and is, responsible for reviewing and establishing the compensation not only for the Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers, but for all of the Company’s executive officers and its divisional chief executive officers, as well as the Company’s overall compensation and benefits programs.

Application of Compensation Philosophy

Elements of Executive Officer Compensation

The Company’s executive compensation program for corporate executives provides a balanced mix of compensation that incorporates the following key components (the amounts of the components of direct compensation are discussed in greater detail below under “Determination of the 2006 Compensation”):

•	an annual base salary;

•	a performance-based annual cash bonus, which is based on financial and individual goals;

•

longer-term incentive awards, generally consisting of a blend of stock options and restricted stock units, which are intended to retain executives and align their compensation with stockholder interests; and

•	retirement, health and welfare and other benefit programs provided generally to employees and some additional executive benefits.

General.    The elements of compensation reflect a balance between short-term and long-term compensation, a balance of cash components and equity-based components, and a focus on performance-driven compensation. Within the equity-based components, there is a further balance among the types of equity awards. In addition, with respect to the performance-based compensation, different performance goals are used, with some focused on shorter-term financial performance and some focused on longer-term stock appreciation. This balanced approach is intended to provide the executives incentives for both short-term and long-term performance by the Company and the executive, consistent with the Company’s goal of managing the business to return value to the stockholders over the long term, without undue emphasis on short-term results at the expense of longer term success.

Base Salary and Annual Bonus.    The base salary and bonus target for each executive reflect the principle that compensation should be competitive. The determination of the amounts of salary and bonus target are driven by the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of employment agreements, and data on market compensation levels (including the compensation information for similar positions at companies in the peer groups described below). The annual bonus also furthers the principles of compensation being tied to accountability for business and individual performance. The use of financial measures for the Company financial goals that are consistent with the financial measures investors use in measuring the Company’s performance also serves to align the executives’ interests with those of the stockholders. The performance goals established for 2006 are discussed under “Determination of the 2006 Compensation — 2006 Annual Bonuses — 2006 Goals and Accomplishments.”

Long-Term Incentives.    The longer-term incentive awards, which consisted in 2006 of stock options and restricted stock units that vest over time, directly align the executives’ interests with those of the stockholders, the fourth principle in the Company’s compensation philosophy, and provide a significant retention tool. The value realized by the executives from the awards increases directly through the appreciation over time in the Company’s stock price. The Company’s awards of long-term incentives to senior executive officers in 2006, as in 2005, generally reflected a blend of stock options and restricted stock units. The stock option component is designed to incent and reward executives for increases in stockholder value — executives earn nothing from the stock options unless the value of the Company’s Common Stock increases following the grant. The restricted stock unit component is designed to incent and reward superior performers to remain with the Company and remain focused during periods of stock market fluctuations when stock options may have no realizable value. Compared with granting only stock options, the blended grants of stock options and restricted stock units utilize fewer shares under the Company’s equity plans at a comparable cost to the Company.

Retirement Programs.    The Company maintains qualified retirement programs for its employees, including defined benefit pension plans in which a majority of domestic employees at Time Warner and its divisions participate and qualified savings plans in which almost all of the domestic employees at Time Warner and its divisions are eligible to participate. The Company also maintains non-qualified excess pension plans and non-qualified deferred compensation programs in which the Company’s executive officers and other eligible employees participate. These programs are discussed in more detail under “Pensions Plans” and “Deferred Compensation” below. The Company’s retirement plans do not include the value of stock-based compensation awarded to or exercised by the executive in determining the amount of retirement benefits accrued by the individual executive. Similarly, the deferred compensation programs maintained by the Company enable the executives to defer receipt of all or a portion of their annual cash bonuses, but do not provide for additional deferrals or contributions by the Company. Accordingly, the Company believes these programs reflect competitive market practices that permit the employees to plan and save for retirement while being mindful of the cost to the Company.

Health and Welfare Programs.    The Company maintains a health and welfare program in which the executives participate that is generally available to all employees of Time Warner and its divisions. This includes medical coverage, dental coverage, flexible spending account programs, and similar benefit programs. The Company’s goals are to provide benefit programs that are competitive and that promote the hiring and retention of qualified employees.

Personal Benefits.    The Company also provides certain personal benefits to executive officers. As part of its oversight of executive compensation, the Compensation Committee reviews the personal benefits the Company provides to executives on at least an annual basis. The Company believes the benefits provided to the executives are appropriate in type and amounts, reflect a limited portion of the total compensation paid to the executives, and are consistent with the competitive market. Pursuant and subject to the Company’s security policies, Messrs. Parsons and Bewkes were each provided with a car and driver during 2006, Mr. Parsons was required to use Company aircraft for business and personal use, and Mr. Bewkes could be required to do so for security purposes. Other executive officers were eligible to use a private car service and, in limited circumstances and subject to the controls in the Company’s travel policies, were permitted to make personal use of corporate aircraft. Personal use of corporate aircraft by the executives other than Messrs. Parsons and Bewkes is permitted when there is available space on a flight scheduled for a business purpose, in the event of a medical or family emergency or with the approval of Mr. Parsons. In addition, in connection with the arrangements established in the fall of 2001 when Mr. Pace moved from Turner Broadcasting System, Inc. to become the Executive Vice President and Chief Financial Officer of Time Warner, Mr. Pace has been authorized to use the corporate aircraft to travel between his work location in New York City and the residence he maintains in Atlanta. Executive officers were eligible to receive other benefits, including reimbursement for financial planning services and dining clubs used for business purposes. The benefits received by the named executive officers are discussed in more detail in connection with the Summary Compensation Table.

Employment Agreements.    Consistent with the Company’s goal of attracting and retaining executives in a competitive environment, the Company has entered into employment agreements with the Company’s senior executive officers. The terms of these employment agreements have been, and under the Compensation Committee’s policies must be, reviewed and approved by the Compensation Committee in advance of presenting the proposed terms to the individual. While the agreements specify a minimum salary and annual bonus target, and more recent agreements contain a long-term incentive target value, the payment of annual bonuses and the grant of stock-based awards are generally subject to the discretion of the Compensation Committee. All of the executive officers named in the Summary Compensation Table below were employed in 2006 under existing employment agreements. Although the base terms of some of the employment agreements have expired, the agreements continue on a month-to-month basis.

Change in Control.    Certain of the Company’s compensation programs and arrangements contain provisions increasing the amount of compensation received or accelerating the receipt of compensation in the event of a change in control of the Company. The Company’s equity compensation plans generally contain provisions that accelerate vesting either (i) in the event of a termination other than for cause following a change in control of the Company or (ii) on the first anniversary of the change in control occurring. The delayed accelerated vesting is intended to balance the interests of both the employees and the entity or persons in control after the consummation of the change in control, which frequently results both in upheaval, uncertainty and additional work for executives and other employees. The acceleration of vesting in the event of a termination of employment advances the interests of both the employee and the entity by reducing the incentive for an employee to look immediately for a position with another company in order to avoid the uncertainty of whether his or her employment will be terminated. The accelerated vesting after one year also benefits the entity or persons taking control in the transaction by providing an incentive for employees to remain with the company following the transaction and providing the controlling entity sufficient time to identify the employees they want to retain and to implement incentive programs designed to retain such employees over the longer term. Accordingly, the Company believes this balanced approach to acceleration of equity awards is consistent with and advances the Company’s interests.

Determination of the 2006 Compensation

Review of the Components of Executive Compensation

The Compensation Committee and the Board of Directors reviewed in January 2006 and also in January 2007 information about the components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, long-term equity compensation, the key terms of employment agreements, the primary perquisites and other personal benefits received, the earnings and accumulated payout obligations under the Company’s qualified and non-qualified deferred compensation programs, the projected payouts under the Company’s pension plans and the projected payouts in the event of retirement and severance (including estimated values of amounts realized from equity awards). A summary of the Company’s compensation programs, practices and internal controls, and quantifications of the estimated values of these components for each executive were presented to and reviewed by the Compensation Committee and the Board.

In February 2006, the Compensation Committee adopted a new policy that links a portion of “full-value stock awards” to performance. Pursuant to the policy, beginning with awards made in 2007, at least 50% of the “full- value stock awards” made to senior executives of Time Warner will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards. “Full-value stock awards” are equity-based awards other than stock options or stock appreciation rights and includes awards such as restricted stock, restricted stock units, performance stock units and other stock-based awards. This policy is intended to align further the executives’ interests with stockholder interests and be tied to the Company’s performance. Pursuant to this policy, during 2006, the global compensation and benefits department developed the performance stock unit program, which was approved by the Compensation Committee in January 2007. The performance stock units have a performance measure of total stockholder return (“TSR”) of the Company’s common stock relative to that of companies in the S&P 500 over a three-year period. This performance measure aligns the participants’ interests directly with those of the Company’s stockholders and measures the Company’s performance using a different measure than is used in other performance-based compensation. The performance stock units will be paid out in shares of common stock based on the performance achieved in amounts ranging from 0% to 200% of the target amounts awarded to the participants, with no payout if the relative TSR is below the 25th percentile of the comparison group and at 200% of the target amount if the relative TSR is at the 100th percentile of the comparison group.

The Compensation Committee also adopted a new policy in February 2006 that, as a factor in determining the annual compensation for each of the Company’s senior executives, the Committee will consider the Company’s efforts to strengthen its compliance and ethics program and to enhance its system of internal control over financial reporting. The second policy was adopted in conjunction with a settlement reached in shareholder derivative actions against the Company.

Peer Comparisons

As in prior years, for 2006, the Compensation Committee reviewed the compensation for the Company’s senior executives against the compensation provided to executives in comparable positions at peer companies. In the Committee’s view, this analysis helps to ensure that the total compensation provided to the Company’s senior executives is set at an appropriate level to reward, attract and retain top performers over the long term.

As the basis for its 2006 comparative review, the Compensation Committee, with assistance from its independent compensation consultant, determined the appropriate companies to include in the executive compensation peer groups. The Compensation Committee believes that the Company’s most direct competitors for executive talent include a broader range of large capitalization companies than those firms with which the Company might be compared for stock performance purposes. As a result, the Compensation Committee included companies in the compensation comparison groups beyond those included in the Company’s peer group index that appears in the stock performance graph contained in the Annual Report to Stockholders that accompanies this Proxy Statement. For 2006, the Committee compared the Company’s senior executive compensation levels with available information for similar executive positions at companies in two different peer groups, which were: (i) a broad industry group of twenty-four technology, media, telecommunications and consumer products companies comparable in size to the Company (the “industry group”); and (ii) public companies with more than $10 billion in annual revenues. The 24 companies included in the industry group were: Altria Group, Inc., AT&T Corp., BellSouth Corporation, Cablevision Systems Corporation, Cisco Systems, Inc., Clear Channel Communications, Inc., The Coca-Cola Company, Comcast Corporation, Dell Inc., Electronic Data Systems Corporation, Gannett Co., Inc., General Electric Company, Hewlett-Packard Company, International Business Machines Corporation, News Corporation, PepsiCo, Inc., The Procter & Gamble Company, Qwest Corporation, SBC Communications Inc., Sprint Nextel Corporation, Verizon Communications Inc., Viacom Inc. (before it split into two companies), The Walt Disney Company and Yahoo! Inc. With respect to the Company’s executive vice presidents, because information for each position being reviewed was not available for comparable positions at each company in the peer groups, the companies included in the market competitive data used by the Committee in its review varied for each executive vice president position. For example, in the industry group, the size of the sample pool ranged from a low of three companies out of the 24 companies in the industry group for one position to a high of 20 of the 24 companies for another position.

With respect to the Chairman and Chief Executive Officer and the President and Chief Operating Officer, in addition to these two peer groups, the Committee also looked at compensation information for a group composed of either three or four major media and entertainment companies (the “media peer group”). For Mr. Parsons, the media peer group consisted of Viacom Inc. (pre-split into two companies), The Walt Disney Company, News Corporation and NBC Universal, Inc. For Mr. Bewkes, the media peer group consisted of Viacom Inc. (before it split into two companies), The Walt Disney Company and News Corporation. The Compensation Committee believes that using the media peer group and the industry group provides comparative data on the companies that are most likely to compete directly with the Company for senior executive talent, while the peer group of companies with more than $10 billion in annual revenues provides a broader reference for compensation levels and practices among larger companies generally. For 2007, the Committee has followed a similar approach in determining the peer groups to use, and has refined the broad group of companies to those with more than $20 billion in annual revenues, which the Committee believes are more comparable to the Company.

Consistent with the Company’s financial performance expectations, its size and complex -

ity, and each executive’s position relative to similarly situated executives in each of the peer groups noted above, the Committee generally targets total direct compensation, which is composed of base salary, target annual cash bonus, and the estimated value of stock-based awards, for senior executives at approximately the 75th percentiles of the peer groups. Actual total direct compensation, however, generally is between the 50th and 90th percentiles depending on (i) the Company’s financial performance; (ii) each executive’s individual performance; (iii) the peer groups used for comparison; (iv) internal equity considerations among all senior executives; and (v) the particular circumstances of the executive in question (including the effects of pre-existing employment agreements).

2006 Base Salary

In establishing salary levels for 2006, the Compensation Committee considered, as appropriate, the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of employment agreements, and data on market compensation levels (including the compensation information for similar positions at the peer groups described above). As a result of this review, in particular the fact that the salaries were within competitive market ranges, the salaries of the executive officers listed in the Summary Compensation Table other than Mr. Bewkes remained unchanged for 2006 from 2005, and, except for Mr. Bewkes, have remained the same as in 2004 or, in some cases, 2003. The Compensation Committee approved an increase in the base salary of Mr. Bewkes for 2006 from $1 million to $1.25 million in connection with his promotion to President and Chief Operating Officer effective January 1, 2006, and his taking on additional responsibilities for divisions that formerly had been the responsibility of an executive who retired at the same time.

2006 Annual Bonuses

In the Compensation Committee’s view, the use of annual cash bonuses that are based on performance creates a direct link between executive compensation and individual and business performance. The annual bonuses paid to each executive officer are paid under a program that has either two or three components to it. First, for each executive officer, the Compensation Committee has approved an annual cash bonus target. Second, for executives who are subject to Section 162(m) of the Internal Revenue Code, the Company has adopted the Annual Bonus Plan for Executive Officers (the “Annual Bonus Plan”), which is intended to establish maximum bonuses that can be deducted by the Company for income tax purposes. Third, at the beginning of the year, the Compensation Committee establishes Company financial goals that apply to all executives and, for each executive, individual goals. At the conclusion of the year, the Committee reviews the performance levels actually achieved with respect to the goals to determine the actual bonus to be paid to the executive. These components provide the framework for the annual cash bonuses paid to the executives.

The annual cash bonus target for an executive is generally expressed as a dollar amount or a percentage of the executive’s base salary. As with the base salary, the bonus target is established taking into consideration the nature and scope of each executive’s responsibilities, the bonus targets of similarly situated executives within the Company, the target bonus amount specified in each executive’s employment agreement, data on market compensation levels based on competitive market information and the Company’s compensation strategy. The bonus target represents the amount the Company would expect to pay the executive each year for satisfactory performance, but the payment of a bonus and the amount paid is discretionary and the decision is made by the Compensation Committee. The bonus target is either contained in the employment agreement for the executive or, in some instances, a higher target than what is specified in the employment agreement has been approved by the Compensation Committee. For example, in 2006, the Compensation Committee approved an increase in the bonus target for Mr. Bewkes from $4.5 million to $5 million in connection with his promotion to President and Chief Operating Officer and reflecting his additional responsibilities in the new role.

The Compensation Committee’s determination of the annual bonus for Mr. Parsons and each of the other executive officers of the Company named in the Summary Compensation Table starts with the Annual Bonus Plan for Executive Officers, which is a performance-based plan that has been approved by the Company’s stockholders and is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code. For bonuses paid within the maximum amounts determined pursuant to the Annual Bonus Plan, the Company can deduct for income tax purposes the amounts paid. The maximum bonuses paid to the executives subject to Section 162(m) that can be deducted by the Company for income tax purposes are calculated using a formula set forth in the Annual Bonus Plan that is based on the percentage by which the Company’s 2006 operating income (loss) before depreciation, amortization and impairment charges (“EBITDA”), as defined and calculated pursuant to the Annual Bonus Plan, exceeded the Company’s average EBITDA for the preceding three years.

In addition, as discussed above, during January and February of each year, the Compensation Committee also reviews and establishes Company financial goals and individual performance goals for each executive officer, including those who participate in the Annual Bonus Plan. The purposes of the goals are to guide the executives’ actions and performance during the year and the Compensation Committee’s review and determination at the end of the year of the appropriate level of bonuses to be paid, including the exercise of its “negative discretion” to reduce the bonuses from the maximum bonus that could be paid and be fully deductible by the Company under Section 162(m) for the executives who are subject to it. The Company financial goals are the same for each executive and the individual goals are tailored each year for both the position held by the individual executive and actions known or intended to occur during the year.

Annual Bonus Plan Determinations for 2006.    As discussed above, Mr. Parsons and each of the other executive officers included in the Summary Compensation Table participate in the Annual Bonus Plan. The Company’s EBITDA for 2006, calculated in accordance with the Annual Bonus Plan, resulted in a significant increase as compared to the average EBITDA for the preceding three years. Based on the Company’s performance in 2006, this calculation resulted in maximum individual annual bonuses that would be deductible for tax purposes of approximately $41.4 million for Mr. Parsons, $27.6 million for Mr. Bewkes, $13.8 million for each of Messrs. Pace and Cappuccio and $12.4 million for Ms. Fili-Krushel. These maximum potential bonuses are significantly higher than the actual bonuses approved by the Compensation Committee. In addition, consistent with the commitment made by the Compensation Committee at the time it approved bonuses for 2005 (which was discussed in the Company’s proxy statement for its 2006 annual meeting of stockholders), the Compensation Committee also reviewed the calculation of the maximum bonus that could be deducted if the $3 billion reserve established in 2005 in connection with securities litigation matters were excluded from the calculation. If the formula under the Annual Bonus Plan were different and this $3 billion reserve was not considered in calculating the average EBITDA for the three years prior to 2006, the maximum bonus that would be deductible for 2006 would be approximately $20.1 million for Mr. Parsons, $13.4 million for Mr. Bewkes, $6.7 million for each of Messrs. Pace and Cappuccio and $6.0 million for Ms. Fili-Krushel. These amounts are still significantly higher than the actual bonuses approved by the Compensation Committee, which are shown in the Summary Compensation Table.

2006 Goals and Accomplishments.    The Compensation Committee establishes specific criteria to assist it in determining the annual bonuses for the Chief Executive Officer and other executives. As described above, at the beginning of 2006, the Committee established a target bonus for each executive, which represent the amount the Company would expect to pay the executive each year for satisfactory performance. Thus, if the Company achieves its financial objectives and the executive performs in a satisfactory manner in light of his or her individual goals, receipt of at least the target bonus amount by each executive is likely. Each target bonus was expected to be less than the maximum amount that could be paid under the Annual Bonus Plan and be deductible for income tax purposes. For executive officers, the Committee also established Company-wide financial goals based on adjusted operating income before depreciation and amortization (known as “Adjusted OIBDA”), and free cash flow (as defined) targets, and individual goals for each executive based on qualitative measures and the individuals’ position. For corporate executives, the Company’s financial goals represented 70% of the bonus determination and the individual goals represented the remaining 30%. A similar approach also applied for divisional executives, with divisional financial goals generally representing about 70% of the bonus determination and non-financial goals generally representing the remaining 30%. The financial goals provide a measure to determine how much the executives are rewarded for delivering financial results, while the non-financial goals assist the Committee in assessing the individual executive’s performance in key areas that help drive operating and financial results. The use of these goals advances the components of the Company’s compensation philosophy that individual executives be held accountable for both the performance of the business and their personal performance. While these goals and percentages are used as a guide by the Compensation Committee in determining the bonuses to be paid to the executives, the Compensation Committee has the discretion to deviate from the results of these calculations in making its bonus determinations and it has done so in certain individual bonus determinations.

Then, in early 2007, the Compensation Committee assessed how the Company and each executive performed against the pre-established goals and targets. In evaluating the Company’s performance and each individual executive’s 2006 performance, the Compensation Committee determined that the Company and its executives generally met or exceeded the financial and individual goals that were established for 2006. With respect to the Company’s financial goals regarding amounts of Adjusted OIBDA and free cash flow achieved, the Company met or exceeded its main financial targets. The Company achieved 11% growth in Adjusted OIBDA in 2006 compared to 2005 and generated $4.8 billion of free cash flow.

The individual goals established for Mr. Parsons and the other named executives at the beginning of 2006 included strategic and leadership goals tailored to the individual’s position, and focused on the Company’s strategic initiatives. The following is a summary of the individual goals for Mr. Parsons as well as the performance achieved in connection with the goals:

•	Achieving revenue and margin improvements contained in the 2006 budget and increasing Adjusted OIBDA beyond the amount provided in the budget

•	The Company exceeded the amounts set forth in the budget and the Adjusted OIBDA increase exceeded the amount specified in the performance goal.

•	Completing the acquisition of cable system assets from Adelphia Communications Corporation (“Adelphia”) and unwinding the interests of Comcast Corporation (“Comcast”) in Time Warner Cable and successfully integrating the operations received from Adelphia and Comcast

•

On July 31, 2006, the Company’s Cable segment completed the acquisition of assets from Adelphia, redeemed the interests of Comcast in the Cable segment, exchanged certain cable systems with Comcast and immediately began the process of integrating the cable systems it received from Adelphia and Comcast into its operations. By the end of 2006, the Company and the Cable segment had made significant progress toward the Cable segment having a publicly traded stock (listing on the NYSE under the symbol “TWC” began on March 1, 2007).

•	Accelerating AOL’s transition to a business model focused on advertising

•

The Company’s AOL segment entered into agreements with Google Inc. to expand their commercial relationships to enhance AOL’s advertising-focused audience business. Google also invested $1 billion for a 5% equity interest in AOL.

•

The Company’s AOL segment accelerated its focus on its advertising-based businesses by announcing a new phase of its business strategy and making the AOL client software and most services available at no charge to users with a broadband Internet connection, and selling its Internet access businesses in France and the U.K. during 2006 and entering into an agreement to sell its access business in Germany in 2006 (with the closing of that sale occurring on February 28, 2007).

•	Refining the business portfolio to focus on business with attractive growth and return prospects and improve the performance of the businesses

•	The Company purchased the 50% interest in Court TV that it did not already own.

•	The Company sold its remaining interest in Time Warner Telecom during 2006, generating a gain of approximately $800 million.

•	The Company restructured or sold a number of other businesses, including The WB Network, Time Warner Book Group, Turner South, and interests in theme parks in Australia.

•	Making progress toward resolving the remaining securities litigation

•

The Company continued to move toward resolution of the securities litigation brought against it, with final court approval of the settlement in the primary securities class action and settlements in the derivative actions and the class action alleging violations of ERISA, as well as in many individual cases.

•

The Company also completed the remaining actions in its settlement with the SEC to resolve the SEC’s investigation of the Company that began in 2002, with the independent examiner appointed pursuant to that settlement completing his review and, in September 2006, the Company filing restatements of its financial statements to adjust the accounting for certain transactions.

•

The Company also satisfied the terms of its two-year deferred prosecution agreement with the U.S. Department of Justice and, as a result, the criminal complaint that had been filed against AOL (though stayed) was dismissed in December 2006.

•	Strengthening the management teams and diversity of employees at Time Warner and across the divisions

•

The Company made progress on goals such as improving professional development programs and opportunities and advancing diversity initiatives in the hiring, retention and promotion of employees, which contributed to an improved work environment to help attract and retain talented employees.

•	The Company hired new senior management at AOL with strength in operations to carry out the revised strategy.

•	Achieving cost reductions through streamlined organizational structures

•	Time Inc. undertook significant restructurings to reduce its cost base and focus on brands that can have growth across multiple platforms, e.g., online in addition to print.

•

AOL also undertook substantial restructurings in connection with its transition to an advertising-based business in which its AOL client software and most services are provided free to users with an Internet connection, implementing significant reductions in the functions and costs associated with acquiring and maintaining subscribers.

•	Improving the Company’s corporate responsibility profile and reputation internally and externally

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The Company issued its first comprehensive corporate responsibility report during 2006 and also implemented a number of processes to share information among the divisions regarding the range of corporate responsibility initiatives that the businesses engage in.

•	The Company’s corporate governance profile has improved, with ISS ranking the Company in the 99th percentile among media companies and the 93rd percentile among the S&P 500 in 2006.

•

The Company reached a successful resolution to the potential proxy challenge during 2006 through its commitment to increase the stock repurchase program, reduce costs and add two new independent directors to the Board.

The Committee established these goals with the objective that they would help to enhance stockholder value. These accomplishments, in addition to the Company’s financial performance as a whole, served as a basis for the Committee’s determination of the bonus to approve for Mr. Parsons.

Mr. Parsons’ Annual Bonus.    As discussed above, the Compensation Committee believes that Mr. Parsons’ annual cash bonus should be clearly linked to the Company’s financial performance and his individual performance to further the compensation philosophy regarding accountability. In determining and approving Mr. Parsons’ bonus, the Committee evaluated the Company’s financial performance against the pre-established goals and Mr. Parsons’ individual performance against his pre-established goals, covering his roles as both the Chairman of the Board and the Chief Executive Officer of the Company, which focused on major business initiatives and objectives of the Company. The Committee also retained the discretion to consider other factors in setting Mr. Parsons’ bonus. As a result, in recognition of Mr. Parsons’ and the Company’s significant accomplishments in 2006, the Compensation Committee approved a 2006 bonus for him of $8.5 million.

In considering the individual performance of Mr. Parsons, the Compensation Committee noted, among other things, Mr. Parsons’ outstanding financial, strategic and leadership accomplishments. The Company produced Adjusted OIBDA that exceeded both the budget and the amount specified in his performance goal. The Company completed the Adelphia acquisition and transactions with Comcast, and set the foundation for Time Warner Cable’s stock to be publicly traded in early 2007. To strengthen the portfolio of businesses, Mr. Parsons oversaw the adoption of a revised business plan and management team at AOL and significant restructuring efforts at Time Inc. Mr. Parsons pursued several initiatives to streamline the Company’s asset mix, including: acquiring the remaining 50% interest in Court TV; shutting down The WB Network and entering into a joint venture with CBS to form The CW, which debuted in September 2006; and selling the Time Warner Book Group, Turner South, the AOL Europe access businesses, and the Company’s remaining interest in Time Warner Telecom.

Mr. Parsons also effectively addressed challenges facing the Company during 2005 and 2006 through significant efforts to reach out to investors, regulators and the business community. As a result, he greatly improved the Company’s standing and reputation among the investment community and the media. In 2006, ISS ranked Time Warner’s governance practices in the 99th percentile of media companies and 93rd among the S&P 500. Mr. Parsons developed a management succession plan, oversaw key hires at AOL, and improved the Company’s diversity employment statistics. In addition, the organization structure for Time Warner Corporate headquarters was streamlined, with a reduction in staff, and exceeding overall targeted cost reductions.

Annual Bonuses for Senior Executives Other than the Chief Executive Officer.    The Compensation Committee established the 2006 cash bonuses for other senior executives in a similar manner as for Mr. Parsons. In establishing the 2006 bonuses, the Committee reviewed the Company’s financial performance and the individual performance of each senior executive. In light of their and the Company’s achievements, the Company’s senior executives were awarded 2006 annual cash bonuses (set forth in the Summary Compensation Table) that are higher than the target bonus amounts for such executives and higher than the bonuses paid for 2005.

2006 Stock-Based Awards

The Compensation Committee believes that awards of stock options, restricted stock units and restricted stock provide retention value and help to align the interests of executives with the interests of stockholders by linking the executives’ compensation to the performance of the Company’s stock. The restricted stock units awarded on March 3, 2006 vest in two equal installments on the third and fourth anniversaries of the date of grant, and the stock options awarded at the same time vest in four equal installments on each of the first four anniversaries of the date of grant. The Compensation Committee believes that the use of a multi-year vesting schedule not only encourages executive retention, but also emphasizes a longer-term perspective. The size of the awards reflects each executive’s position relative to other executives and current total target compensation as well as the total compensation paid to comparable executives in the peer groups discussed above.

The mix of equity awards (between stock options and restricted stock units) made to the Company’s executive officers in 2006 in conjunction with the annual compensation review was intended to deliver 65% of the target estimated long-term incentive value through stock options and 35% of the target estimated long-term incentive value through restricted stock units. This split balanced the performance-based nature of stock options, the relative retention value of each type of award and the dilutive impact from the awards. The mix in 2006 reflected an additional step in a multi-year process begun in 2003 to shift the equity awards made to executive officers from consisting entirely of stock options to being a blend of stock options and restricted stock units and then continuing toward a mix of stock options, restricted stock units and performance stock units, with a significant portion of the full-value awards being performance stock units beginning in 2007.

Consistent with its philosophy, during 2006, the Compensation Committee approved long-term incentive awards to Mr. Parsons consisting of stock options covering 860,000 shares of Common Stock and 200,000 restricted stock units. The Committee determined the amount of these awards after reviewing Mr. Parsons’ individual performance and competitive compensation data and taking into account the estimated value of the stock-based long-term incentive awards. The estimated value of Mr. Parsons’ stock-based awards as compared to long-term incentive compensation paid to other chief executive officers in the peer groups used in reviewing Mr. Parsons’ compensation ranges from just below the 50th percentile for the industry group to less than the 75th percentile for the peer group of companies with greater than $10 billion in annual revenues and was between the low and high of the media peer group used in reviewing Mr. Parsons’ compensation.

The stock-based awards granted in March 2006 were granted in conjunction with the annual review of compensation matters for executives and other employees of the Company. The awards were approved by the Compensation Committee at its meeting in January 2006 and were granted on a subsequent date selected by the Committee at that meeting. The Company’s general practice for equity awards made to executive officers is to follow this procedure each year in connection with the annual review of compensation matters. The Company’s practice has been for the awards to executive officers to be approved by the Committee prior to the grant date and for the Committee to establish a grant date that occurs after the Compensation Committee’s review and approval and that (i) provides sufficient time for the Company to prepare communications materials for employees throughout the Company who receive stock-based awards at the same time as the executives, and (ii) is after the issuance of the earnings release for the prior fiscal year and the filing of the Company’s annual report on Form 10-K for the prior fiscal year. In 2006, the Committee approved the equity awards to executive officers at its meeting on January 25, 2006, the earnings release was issued on February 1, 2006, the Company’s annual report on Form 10-K for the year ended December 31, 2005 was filed on February 27, 2006 and the awards were made on March 3, 2006. The same procedure was followed for stock-based awards made on March 2, 2007 in connection with the annual review process. As discussed below, the exercise price of stock options is determined on the grant date.

Occasionally, the Committee approves a stock-based award made to an executive officer outside the annual compensation review process. The most common instance of such an award is in connection with the review of the executive compensation of an individual at the time of the individual’s initial hiring or promotion to an executive position. During 2006, there were no individuals hired into executive positions, and the changes in compensation in connection with the promotion of Mr. Bewkes, who was promoted effective January 1, 2006, were considered and approved in connection with the regular annual compensation review process. As a result, equity awards made to Mr. Bewkes in 2006 were made on March 3, 2006. Another instance in which equity awards may be made to executives outside of the annual compensation review process is in connection with the renewal of an employment agreement or for other retention purposes. In those circumstances, the equity award generally would be made at the time approved by the Committee. At its meeting in October 2006, the Committee approved the award of 250,000 restricted stock units to Mr. Cappuccio for the purpose of retaining his services over the four-year vesting period. The grant date of these restricted stock units was the date of approval by the Committee.

For equity awards made pursuant to authority delegated by the Committee outside of the annual compensation review process, the awards are made after all required approvals are obtained. The Company has established standard grant dates of the first and 15th of each month for most grants made pursuant to the delegated authority.

Pursuant to provisions in the Company’s equity plans as in effect since January 2001, stock options have exercise prices at fair market value, which is defined as the average of the high and low sale prices on the NYSE, on the grant date. The use of this formula to calculate fair market value may result in an exercise price that is higher or lower than the closing price of Time Warner’s Common Stock on the composite tape on any given day, but the Company believes the average better represents the value of the Common Stock on that day. In a small number of countries other than the U.S., the exercise price is established pursuant to local law requirements using another methodology, but the exercise price under that methodology will not be lower than what would be determined using the average of the high and low sales price on the NYSE on the grant date.

Total Direct Compensation for 2006

For 2006, Mr. Parsons’ total direct compensation, which includes base salary, annual cash bonus, and the estimated value of stock-based awards was at the low end of the range when compared to the media peer group, below the 75th percentile of the industry group and toward the high end of the range when compared to the companies with more than $10 billion in annual revenues. The Compensation Committee believes Mr. Parsons’ compensation package is appropriate in view of his performance.

Other Policies, and Matters Related to Executive Compensation that Advance the Compensation Philosophy

Independence of Compensation Consultant to the Compensation Committee

As discussed, above, the Compensation Committee has retained John England, Managing Principal, from Towers Perrin, as its independent executive compensation consultant since 2002. During 2006, examples of the advice or services Mr. England provided to the Compensation Committee included providing competitive market compensation data for executive positions and executive perquisites, conducting analyses related to proposed executive contracts in connection with presentations to the Committee, reviewing the 2006 Stock Incentive Plan and conducting analyses in connection with obtaining stockholder approval of the new equity plan, reviewing the design of the performance stock unit program, and fully participating in all meetings of the Committee. Fees for consulting advice to the Compensation Committee for the years ended December 31, 2006 and 2005 are $263,885 and $149,929, respectively.

It is the Committee’s view, and such view is shared by the Nominating and Governance Committee, that its consultant should be able to render advice independent of management’s influence, and numerous steps have been taken to satisfy this objective. At the outset, Mr. England was first identified by a member of the Compensation Committee, and then was retained by the Compensation Committee without any intervention by management. The fact that Mr. England was employed by Towers Perrin, a preeminent human resources consulting firm that provides services to Time Warner in several areas, was clearly understood by the Committee. Having Mr. England as its consultant was the motivating factor for the Committee in selecting an outside advisor, however, rather than the consulting firm at which he was employed. Nonetheless, at least annually, the Committee reviews the types of projects performed by Towers Perrin and the fees charged for the services rendered. Specific to Mr. England, the Committee has taken steps designed to promote candid and direct advice to the Committee. In his role, Mr. England reports directly to the Committee on all matters related to executive compensation. He meets separately with the Committee members outside the presence of management at each meeting, and he also speaks separately with the Committee Chair and other Committee members between meetings, as necessary or desired. The interactions Mr. England has with management are limited to those which are on the Committee’s behalf or related to programs that will be presented to the Committee for approval. Towers Perrin and Mr. England have taken their own steps to separate the consultant from the other services provided by Towers Perrin. Mr. England is not the “client relationship manager” on services provided to the Company, and neither he nor any member of his team participates in any activities related to increasing Towers Perrin’s consulting services to the Company. The team of professionals working with Mr. England does not work on other consulting assignments for Time Warner and its divisions. Finally, Towers Perrin has informed the Company that no part of Mr. England’s or his team’s pay is impacted by growth in Towers Perrin fees from the Company.

With the Committee’s full knowledge and subject to review at least annually, Towers Perrin provides a range of consulting services to Time Warner and its divisions, including consulting and actuarial services for retirement plans, consulting services on health and welfare programs provided to employees, and consulting advice on human resources systems and organizations. The aggregate fees billed by Towers Perrin to the Company exclusive of the consulting fees charged for independent advice to the Compensation Committee for the years ended December 31, 2006 and 2005 are $2,021,858 and $2,980,769, respectively.

Stock Ownership and Retention Guidelines.

Since January 2003, the Company’s executives have been subject to Board-adopted stock ownership guidelines and stock retention requirements with respect to stock option awards, which are discussed in more detail under “Executive Compensation — Stock Ownership and Retention Policy” in this Proxy Statement. The Compensation Committee believes that these standards help to further assure the alignment of executive compensation with the interests of stockholders. The stock ownership guidelines are expressed as a multiple of salary, with the Chief Executive Officer, President and Chief Operating Officer, the Executive Vice Presidents and division CEOs (other than for Time Warner Cable Inc.) being required to hold Time Warner Common Stock with value equal to at least 5 times, 4 times, 2 times and 3 times their respective salaries no later than January 2008 (or 5 years following election to the applicable position, if later). The Committee reviews the Time Warner Common Stock held by each executive officer and the division CEOs annually to determine whether the executives have met their required ownership levels or are making progress toward compliance. Shares held directly by the individual, interests in the Time Warner Stock Fund in the qualified savings plan and the non-qualified deferred compensation plan, shares held in individual retirement accounts and unvested shares of restricted stock and restricted stock units are included in determining the number of shares of Common Stock held by the individuals. As of February 2007, all of the executive officers included in the Summary Compensation Table had reached the required ownership levels and all other individuals either had reached the required level or, for individuals who moved into their positions since January 2003, were making progress toward reaching the required levels.

Consistent with the Company’s stock retention guidelines, beginning with the stock options awarded in 2003, the executive officers must retain for at least twelve months after exercise shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon the exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation). The Committee believes this policy promotes a focus on longer-term goals by the executives and helps align the interests of the executives with the stockholders by having the executives remain a stockholder for a significant period of time after exercising the stock options.

Recovery of Previously Paid Executive Compensation

In February 2007, the Board of Directors adopted a policy regarding the recovery of executive compensation under certain circumstances. This policy reinforces the Company’s commitment to the Standards of Business Conduct, which each employee is expected to follow, and furthers the concept of performance-based compensation as part of the compensation philosophy. Under the policy, if the Board of Directors determines that an executive officer or a Division CEO intentionally caused a material financial misstatement, which resulted in artificially inflated executive compensation, the Board will determine the appropriate actions to take to remedy the misconduct, prevent its recurrence and to take action with respect to the executive. The Board may consider a number of factors in determining whether to seek to recover compensation paid to an executive, including the nature of the underlying misconduct and the role of the executive, the amount of excess compensation paid as a result of the material misstatement, the risks, costs and benefits associated with pursuing the recovery of the compensation, and other actions the Company or third parties may have taken with respect to the executive who caused the misstatement. The Board also may seek recommendations from the Compensation Committee and/or the Audit and Finance Committee of the Board and may retain outside advisors to assist in the determination.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers.

Base Salary.    The Company believes that the base salary paid to the individual executive officers covered by Section 162(m) will be deductible by the Company, except for $500,000 of Mr. Parsons’ 2006 salary and $250,000 of Mr. Bewkes’ 2006 salary.

Annual Cash Bonus.    The Company believes that the bonuses paid to the individual executive officers covered by Section 162(m) for 2006 will be deductible by the Company.

Stock-Based Awards.    The Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes satisfy the requirements of Section 162(m). However, individuals who are promoted to executive officer positions may hold stock options that were granted prior to their promotion pursuant to plans that do not satisfy the requirements of Section 162(m) because the plan was not approved by the Company’s stockholders. All of the Company’s stock option plans under which awards are currently made have been approved by the Company’s stockholders. In addition, restricted stock and restricted stock units that vest over time are not considered “performance-based” compensation under Section 162(m), so compensation realized by the individual executive officers covered by Section 162(m) from the vesting of restricted stock or restricted stock units will not be deductible by the Company.

As indicated earlier in this report, for awards made beginning in 2007, the Committee has adopted a policy that at least 50% of “full-value stock awards” to senior executives of

Time Warner will be performance-based, and the Committee has approved the terms of performance stock units to be awarded beginning in 2007. The Company expects that compensation realized from such performance stock unit awards will be deductible by the Company, although deductibility was not the primary motivation for the Committee to increase the amount of performance-based equity awarded to executives.

Other Annual Compensation.    Any other annual compensation paid or imputed to the individual executive officers covered by Section 162(m) (including the value of personal benefits provided to executive officers) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the Company.

The deductibility of some types of compensation payments can depend on the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee’s control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m).

Compensation and Human Development Committee Report

The Compensation and Human Development Committee of the Board of Directors (the “Compensation Committee”) has reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Frank J. Caufield

Michael A. Miles (Chair)

Francis T. Vincent, Jr.

Deborah C. Wright

Summary Compensation Table

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006

The following table presents 2006 compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2006 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Richard D. Parsons Chairman and Chief Executive Officer	2006	$1,500,000	—	$5,641,668	$6,265,161	$8,500,000	$145,350	$427,174	$22,479,353

Wayne H. Pace Executive Vice President and Chief Financial Officer	2006	$1,000,000	—	$2,157,353	$2,371,093	$2,750,000	$84,080	$557,895	$8,920,421

Jeffrey L. Bewkes (6) President and Chief Operating Officer	2006	$1,250,000	—	$6,323,561	$3,284,126	$7,500,000	$219,800	$78,028	$18,655,515

Paul T. Cappuccio Executive Vice President and General Counsel	2006	$1,000,000	—	$879,691	$583,378	$2,750,000	$25,590	$20,684	$5,259,343

Patricia Fili-Krushel Executive Vice President, Administration	2006	$750,000	—	$478,609	$523,405	$2,050,000	$41,740	$36,093	$3,879,847

(1)	The amounts set forth in the Stock Awards column represent the value of restricted stock and restricted stock unit awards recognized for financial statement reporting purposes for 2006, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant.

(2)

The amounts set forth in the Option Awards column represent the value of stock option awards recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 12 to the audited consolidated financial statements of the Company included in the 2006 Form 10-K. The discussion in the financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors. The amounts provided in the table are based on specific assumptions for Messrs. Parsons and Pace, who are retirement eligible, and the other non-retirement eligible executive officers. For example, the amounts with respect to awards in 2006 for the named executive officers other than Messrs. Parsons and Pace were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the awards on March 3, 2006: an expected volatility of 22.2%, determined using implied volatilities based primarily on publicly-traded Time Warner options; an expected term to exercise of 4.86 years from the date of grant; a risk-free interest rate of 4.6%; and a dividend yield of 1.1%. Because the retirement provisions of these awards apply to Messrs. Parsons and Pace, different assumptions were used to develop their 2006 grant valuations: an expected volatility of 22.3%; an expected term to exercise of 6.71 years from the date of grant; a risk-free interest rate of 4.6% and a dividend yield of 1.1%. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options was awarded with tandem stock appreciation rights.

(3)	The amounts set forth in the Non-Equity Incentive Plan Compensation column represent amounts paid pursuant to the Annual Bonus Plan for Executive Officers (the “Annual Bonus Plan”), which is a performance-based plan that has been approved by the Company’s stockholders and is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The maximum bonuses paid to the executives subject to Section 162(m) that can be deducted for income tax purposes are calculated using a formula set forth in the Annual Bonus Plan that is based on the percentage by which the Company’s 2006 operating income (loss) before depreciation, amortization and impairment charges (“EBITDA”), as defined and calculated pursuant to the Annual Bonus Plan, exceeded the Company’s average EBITDA for the preceding three years. The bonus amounts paid to the executives were based on the Compensation Committee’s determination that the Company and its executives met or exceeded the financial and individual goals that were established for 2006. For additional information regarding the Compensation Committee’s determinations with respect to the bonus payments, see “Compensation Discussion and Analysis — 2006 Annual Bonuses.”

(4)	The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates, and, in the case of Mr. Parsons, a supplemental benefit under the terms of his employment agreement.

(5)	The amounts shown in the All Other Compensation column include the following:

(a)	Pursuant to the Time Warner Savings Plan (a defined contribution plan available generally to employees of the Company), for the 2006 plan year, each of the named executive officers deferred a portion of his or her annual compensation and Time Warner contributed $8,800 as a matching contribution on the amount deferred by each executive officer.

(b)	The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Parsons, Pace, Bewkes and Cappuccio and Ms. Fili-Krushel, who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally. Pursuant to the terms of their employment agreements, the Company made the following cash payments during 2006 to cover the cost of group term life insurance for such year: $12,036 to Mr. Parsons, $24,480 to Mr. Pace, $5,292 to Mr. Bewkes, $5,040 to Mr. Cappuccio and $12,960 to Ms. Fili-Krushel. The Company also maintains split-dollar life insurance policies on the lives of Messrs. Parsons and Bewkes. Starting in 2003, the Company discontinued payment of the premiums on these split-dollar life insurance policies. Instead, the premium is satisfied from the accreting value of the policy. Pursuant to tax rules, the Company imputed income in the following amounts allocated to the term portion of the split-dollar coverage for 2006: $6,489 for Mr. Parsons and $3,699 for Mr. Bewkes. It is anticipated that the Company will recover the net after-tax cost of the premiums paid by it in the past on these policies or the cash surrender value thereof. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Arrangements.”

(c)

The amounts of personal benefits shown in this column include: (a) reimbursement or payment of fees for financial services of $100,000 to Mr. Parsons, $5,898 to Mr. Pace and $43,725 to Mr. Bewkes; (b) transportation-related benefits of $297,872 to Mr. Parsons, $512,511 to Mr. Pace, $16,512 to Mr. Bewkes and $9,676 to Ms. Fili-Krushel (as described further below); (c) dining service benefits of

$1,062 to Mr. Parsons, $3,269 to Mr. Pace, $2,781 to Mr. Cappuccio and $1,720 to Ms. Fili-Krushel; and (d) representative samples of the Company’s products, such as DVDs and magazines (to the extent not integrally and directly related to the performance of the executive’s duties), of $2,937 to Mr. Pace, $4,063 to Mr. Cappuccio and $2,937 to Ms. Fili-Krushel. Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing, repositioning and catering costs and crew travel expenses) or leased (based on hourly fees) by the Company and (b) Company-provided car and specially-trained drivers for Messrs. Parsons and Bewkes and commercial car services for Ms. Fili-Krushel (in each case, based on the portion of the usage that was personal). Dining service benefits consist of the incremental cost to the Company of providing in-office meals to the named executive officers based on the cost of food and service. During 2006, the Company paid a fee of $915 for monitoring services in connection with a residential alarm system at Mr. Parsons’ residence, which was installed previously in connection with the Company’s security program. For information about transactions between the Company and certain named executive officers, see “Additional Information.”

(6)	Mr. Bewkes became President and Chief Operating Officer of the Company on January 1, 2006, having served as Chairman, Entertainment & Networks Group of the Company from July 18, 2002 through December 31, 2005.

The “Compensation Discussion and Analysis” above discusses the Company’s considerations in determining the 2006 salary and non-equity incentive plan compensation levels for the named executive officers. For a description of the material terms of each named executive officer’s employment agreement, please see “Employment Agreements” below.

Grants of Plan-Based Awards

The following table presents information with respect to each award in 2006 to each named executive officer of plan-based compensation, including cash awards under the Annual Bonus Plan and awards of options to purchase the Company’s Common Stock and restricted stock units under the Time Warner Inc. 2003 Stock Incentive Plan. No performance-based equity awards were made under any of our equity incentive plans in 2006. The material terms of the cash awards under the Annual Bonus Plan are described in “Compensation Discussion and Analysis — 2006 Annual Bonuses” above, and the material terms of the equity awards granted in 2006 are described below.

GRANTS OF PLAN-BASED AWARDS

DURING 2006

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
Richard D. Parsons	N/A	N/A	—	$5,500,000	—
	3/3/2006	1/25/2006				200,000				$3,480,000
	3/3/2006	1/25/2006					860,000	$17.40	$17.43	$4,475,096

Wayne H. Pace	N/A	N/A	—	$2,000,000	—
	3/3/2006	1/25/2006				75,000				$1,305,000
	3/3/2006	1/25/2006					302,500	$17.40	$17.43	$1,574,089

Jeffrey L. Bewkes	N/A	N/A	—	$5,000,000	—
	3/3/2006	1/25/2006				200,000				$3,480,000
	3/3/2006	1/25/2006					600,000	$17.40	$17.43	$2,617,020

Paul T. Cappuccio	N/A	N/A	—	$2,000,000	—
	3/3/2006	1/25/2006				40,000				$696,000
	10/25/2006	10/25/2006				250,000				$4,955,000
	3/3/2006	1/25/2006					170,500	$17.40	$17.43	$743,670

Patricia Fili-Krushel	N/A	N/A	—	$1,500,000	—
	3/3/2006	1/25/2006				30,000				$522,000
	3/3/2006	1/25/2006					126,500	$17.40	$17.43	$551,755

(1)	Reflects the target payout amounts of non-equity incentive plan awards paid under the Annual Bonus Plan that were earned in 2006 and paid out in early 2007. The target payout amount for each named executive officer reflects the target amount set forth in the named executive officer’s employment agreement or as subsequently adjusted by the Compensation and Human Development Committee. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the non-equity incentive plan awards actually earned by the named executive officers in 2006. The Compensation and Human Development Committee has established specific criteria to assist it in determining the non-equity incentive plan awards for each of the named executive officers and the Annual Bonus Plan includes a formula for the purpose of calculating the maximum bonus amounts subject to Section 162(m) of the Internal Revenue Code that can be deducted for income tax purposes; however, there are no threshold payout amounts specified under the Company’s non-equity incentive plans and, because the Compensation and Human Development Committee can choose to pay amounts greater than what is deductible for tax purposes, there also are no maximum payout amounts. See “Compensation Discussion and Analysis — 2006 Annual Bonuses.”

(2)	The exercise price for the awards of stock options under the Time Warner Inc. 2003 Stock Incentive Plan was determined based on the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant.

The awards of options to purchase the Common Stock and restricted stock units in 2006 to the named executive officers were made under the Time Warner Inc. 2003 Stock Incentive Plan. The stock options become exercisable, or vest, in installments of 25% over a four-year period, assuming continued employment and subject to acceleration upon the occurrence of certain events such as retirement, death or disability, and expire ten years from the grant date. The exercise price of the stock options cannot be less than the fair market value of the Common Stock on the date of grant. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options. The awards of restricted stock units vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment and subject to acceleration upon the occurrence of certain events such as retirement, death or disability. Holders of the restricted stock units receive dividend equivalents on unvested restricted stock units, if and when dividends are paid on outstanding shares of Common Stock and at the same rate. The awards of restricted stock units are subject to restrictions on transfer and forfeiture prior to vesting.

Employment Arrangements

The Company has entered into employment agreements with each of the named executive officers. The following is a description of the material terms of the compensation provided to the named executive officers during their employment pursuant to the employment agreement between the Company and the executive. See “Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment or a change in control of the Company.

Richard D. Parsons.    The employment agreement with Mr. Parsons was entered into effective December 17, 2003 and has a term through May 15, 2008. Under the agreement, Mr. Parsons will serve as Chairman and Chief Executive Officer and the Company has agreed to include Mr. Parsons in the Company’s nominees for election as a director at each stockholders meeting and to use its best efforts to cause his election throughout the term of employment. Among other things, the agreement with Mr. Parsons provides for a minimum annual salary of $1.5 million, a discretionary cash bonus with a target amount of $5.5 million, and long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term plan), and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to twice Mr. Parsons’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Parsons’ prior employment agreement to provide Mr. Parsons with life insurance benefits in the amount of $5 million through split-dollar life insurance policies, under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. Mr. Parsons also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that is a part of the employment agreement and that, among other things, restricts him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

Wayne H. Pace.    The employment agreement with Mr. Pace was entered into effective November 1, 2001 and was extended in 2005 to have a base term through December 31, 2007.

The agreement provides for a minimum annual salary of $1 million, a discretionary cash bonus with a target amount of $2 million, and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The employment agreement contains non-competition provisions that restrict Mr. Pace from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination for cause or termination without cause or due to material breach by the Company. After the end of the base term of employment on December 31, 2007, Mr. Pace will become a part-time employee of the Company, providing advisory services through December 31, 2009 at an annual salary equal to $1 million.

Jeffrey L. Bewkes.    The employment agreement with Mr. Bewkes was entered into effective December 22, 2003 and has a term through December 31, 2007. The agreement provides for a minimum annual salary of $1 million (actual annual compensation was increased by the Compensation Committee to $1.25 million effective January 1, 2006), a discretionary cash bonus with a target amount of $4.5 million (which was increased to $5 million by the Compensation Committee in 2006), and long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term plan), and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Bewkes’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Bewkes’ prior employment agreement to provide Mr. Bewkes with life insurance benefits in the amount of $4 million through a split-dollar life insurance policy, under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. In connection with the execution of the employment agreement, Mr. Bewkes was awarded 500,000 shares of restricted stock, which will vest on December 31, 2007 provided that Mr. Bewkes is still employed by the Company on that date. In the event of the Company’s material breach or termination of Mr. Bewkes’ employment without cause, this award of restricted stock will cease to vest and he will receive a pro rata portion of the unvested restricted stock award through the effective date of the termination of active employment. Mr. Bewkes also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that is a part of the employment agreement and that, among other things, restricts him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

Paul T. Cappuccio.    The employment agreement with Mr. Cappuccio was entered into effective March 1, 2001 and had an original base term of employment ending on June 30, 2005. The agreement provides for a minimum annual salary of $750,000 (actual annual salary was increased to $1 million in 2004 by the Compensation Committee), a discretionary cash bonus with a target amount of $1.5 million (which was increased to $2 million by the Compensation Committee in 2004), and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The employment agreement contains non-competition provisions that restrict Mr. Cappuccio from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination for cause or termination without cause or due to material breach by the Company. After the end of the base term of employment on June 30, 2005, the employment agreement continues, subject to termination by either party on 60 days notice. Termination of the agreement by the Company (other than a termination of employment for “cause”) would be considered a termination of Mr. Cappuccio’s employment without cause and would result in the treatment described below under “Potential Payments Upon Termination or Change in Control.” Following a termination without cause or due to material breach by the Company, Mr. Cappuccio will remain an employee of the Company for two years from the effective date of termination.

Patricia Fili-Krushel.    The employment agreement with Ms. Fili-Krushel was entered into effective July 30, 2001, and had an original base term of employment ending on July 29, 2005. The agreement provides for a minimum annual salary of $750,000, a discretionary cash bonus with a target amount of $1.5 million, and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The employment agreement contains non-competition provisions that restrict Ms. Fili-Krushel from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination for cause or termination without cause or due to material breach by the Company. After the end of the base term of employment on July 29, 2005, the employment agreement continues, subject to termination by either party on 60 days notice. Termination of the agreement by the Company (other than a termination of employment for “cause”) would be considered a termination of Ms. Fili-Krushel’s employment without cause and would result in the treatment described below under “Potential Payments Upon Termination or Change in Control.” Following a termination without cause or due to material breach by the Company, Ms. Fili-Krushel will remain an employee of the Company for one year from the effective date of termination.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards(1)					Stock Awards(2)
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)
Richard D. Parsons(5)						646,601	$14,082,970
	5/15/1997	225,000	—	$15.72	5/14/2007
	5/15/1997	112,500	—	$19.66	5/14/2007
	5/15/1997	112,500	—	$23.59	5/14/2007
	3/18/1998	225,000	—	$24.02	3/17/2008
	3/18/1998	112,500	—	$30.02	3/17/2008
	3/18/1998	112,500	—	$36.02	3/17/2008
	3/17/1999	187,500	—	$46.10	3/16/2009
	3/17/1999	93,750	—	$57.63	3/16/2009
	3/17/1999	93,750	—	$69.16	3/16/2009
	3/15/2000	262,500	—	$57.79	3/14/2010
	3/15/2000	131,250	—	$72.24	3/14/2010
	3/15/2000	131,250	—	$86.69	3/14/2010
	1/18/2001	1,750,000	—	$48.96	1/17/2011
	1/18/2001	875,000	—	$61.20	1/17/2011
	1/18/2001	875,000	—	$73.44	1/17/2011
	5/16/2002	300,000	—	$18.88	5/15/2012
	2/14/2003	375,000	125,000	$10.32	2/13/2013
	2/13/2004	250,000	250,000	$17.28	2/12/2014
	2/18/2005	162,500	487,500	$17.97	2/17/2015
	3/3/2006	—	860,000	$17.40	3/2/2016

Wayne H. Pace						250,741	$5,461,139
	3/15/2000	90,000	—	$57.79	3/14/2010
	1/18/2001	275,000	—	$48.96	1/17/2011
	2/27/2001	111,213	—	$45.31	2/26/2011
	3/15/2001	175,000	—	$40.58	3/14/2011
	2/15/2002	400,000	—	$26.65	2/14/2012
	2/14/2003	183,750	61,250	$10.32	2/13/2013
	2/13/2004	112,500	112,500	$17.28	2/12/2014
	2/18/2005	68,750	206,250	$17.97	2/17/2015
	3/3/2006	—	302,500	$17.40	3/2/2016

Jeffrey L. Bewkes						1,058,276	$23,049,251
	3/19/1997	300,000	—	$14.52	3/18/2007
	3/18/1998	300,000	—	$24.02	3/17/2008
	3/17/1999	300,000	—	$46.10	3/16/2009
	3/15/2000	375,000	—	$57.79	3/14/2010
	1/18/2001	1,000,000	—	$48.96	1/17/2011
	2/27/2001	1,250,000	—	$45.31	2/26/2011
	2/15/2002	500,000	—	$26.65	2/14/2012
	7/18/2002	150,000	—	$12.46	7/17/2012

	Option Awards(1)					Stock Awards(2)
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)
	2/14/2003	337,500	112,500	$10.32	2/13/2013
	2/13/2004	212,500	212,500	$17.28	2/12/2014
	2/18/2005	131,250	393,750	$17.97	2/17/2015
	3/3/2006	—	600,000	$17.40	3/2/2016

Paul T. Cappuccio						394,719	$8,596,980
	8/6/1999	750,000	—	$42.44	8/6/2009
	9/1/2000	750,000	—	$57.38	9/1/2010
	1/18/2001	800,000	—	$48.96	1/17/2011
	2/15/2002	300,000	—	$26.65	2/14/2012
	2/14/2003	105,000	35,000	$10.32	2/13/2013
	2/13/2004	50,000	50,000	$17.28	2/12/2014
	2/18/2005	38,750	116,250	$17.97	2/17/2015
	3/3/2006	—	170,500	$17.40	3/2/2016

Patricia Fili-Krushel						96,023	$2,091,381
	7/19/2001	400,000	—	$43.73	7/18/2011
	2/15/2002	300,000	—	$26.65	2/14/2012
	2/14/2003	78,750	26,250	$10.32	2/13/2013
	2/13/2004	50,000	50,000	$17.28	2/12/2014
	2/18/2005	28,750	86,250	$17.97	2/17/2015
	3/3/2006	—	126,500	$17.40	3/2/2016

(1)	The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2006 are set forth in the table above, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of stock options become exercisable in installments of 25% on the first four anniversaries of the date of grant, assuming continued employment and subject to acceleration upon the occurrence of certain events. Stock options granted on March 19, 1997, May 15, 1997, March 18, 1998, March 17, 1999 and March 15, 2000 each had a vesting schedule that provided for vesting in installments of one-third on the first three anniversaries of the date of grant, except that (i) to the extent not already vested, all stock options awarded to Messrs. Parsons, Pace and Bewkes prior to 2000 became immediately exercisable in full upon the approval by Historic TW’s Board of Directors on January 9, 2000 of the AOL-Historic TW Merger and (ii) all stock options awarded to Mr. Cappuccio prior to 2000 became immediately exercisable on January 11, 2002, the first anniversary of the date of the AOL-Historic TW Merger.

(2)	The awards of restricted stock granted in 2003 vest equally on each of the second, third and fourth anniversaries of the date of grant (except for an award of restricted stock granted to Mr. Bewkes in 2003 representing 500,000 shares of Common Stock, all of which will vest on December 31, 2007). The awards of restricted stock granted in 2004 vest equally on the third and fourth anniversaries of the date of grant. No other awards of restricted stock have been granted in other years by the Company to the named executive officers. The Company first granted restricted stock units in 2005 and the awards vest equally on each of the third and fourth anniversaries of the date of grant, in each case. The vesting schedules for the awards of restricted stock and restricted stock units assume continued employment and are subject to acceleration upon the occurrence of certain events.

(3)	This column presents the number of shares of Common Stock represented by unvested restricted stock awards and restricted stock unit awards at December 31, 2006. The vesting dates for these unvested restricted stock awards and restricted stock unit awards are as follows:

Name	Number of Shares or Units of Stock That Have Not Vested	Date of Grant	Vesting Dates
Richard D. Parsons	66,601	2/14/2003	2/14/2007
	200,000	2/13/2004	2/13/2007 and 2/13/2008
	180,000	2/18/2005	2/18/2008 and 2/18/2009
	200,000	3/3/2006	3/3/2009 and 3/3/2010

Wayne H. Pace	25,741	2/14/2003	2/14/2007
	75,000	2/13/2004	2/13/2007 and 2/13/2008
	75,000	2/18/2005	2/18/2008 and 2/18/2009
	75,000	3/3/2006	3/3/2009 and 3/3/2010

Jeffrey L. Bewkes	58,276	2/14/2003	2/14/2007
	500,000	12/22/2003	12/31/2007
	150,000	2/13/2004	2/13/2007 and 2/13/2008
	150,000	2/18/2005	2/18/2008 and 2/18/2009
	200,000	3/3/2006	3/3/2009 and 3/3/2010

Paul T. Cappuccio	14,719	2/14/2003	2/14/2007
	50,000	2/13/2004	2/13/2007 and 2/13/2008
	40,000	2/18/2005	2/18/2008 and 2/18/2009
	40,000	3/3/2006	3/3/2009 and 3/3/2010
	250,000	10/25/2006	10/25/2009 and 10/25/2010

Patricia Fili-Krushel	11,023	2/14/2003	2/14/2007
	25,000	2/13/2004	2/13/2007 and 2/13/2008
	30,000	2/18/2005	2/18/2008 and 2/18/2009
	30,000	3/3/2006	3/3/2009 and 3/3/2010

(4)	Calculated using the NYSE closing price of $21.78 per share of Common Stock on December 29, 2006.

(5)	For each grant of stock options to Mr. Parsons in the years 1997 through 2001, one quarter of the stock options were granted at an exercise price 25% above the fair market value on the date of grant and one quarter of the stock options were granted at an exercise price 50% above the fair market value on the date of grant. For these purposes, fair market value was calculated as the average of the high and low prices of a share of Common Stock on the NYSE on the date of grant.

Option Exercises and Stock Vesting

The following table sets forth as to each of the named executive officers information on exercises of stock options and the vesting of restricted stock awards during 2006, including: (i) the number of shares of Common Stock underlying options exercised during 2006; (ii) the aggregate dollar value realized upon the exercise of such options; (iii) the number of shares of the Company’s Common Stock received from the vesting of awards of restricted stock during 2006; and (iv) the aggregate dollar value realized upon such vesting on February 14, 2006, which is the vesting date of the restricted stock awards reflected in the table. No restricted stock units held by the named executive officers vested during 2006.

OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Richard D. Parsons	450,000	$1,306,401	66,999	$1,216,702
Wayne H. Pace	—	—	25,896	$470,271
Jeffrey L. Bewkes	375,000	$1,179,563	58,624	$1,064,612
Paul T. Cappuccio	—	—	14,807	$268,895
Patricia Fili-Krushel	—	—	11,088	$201,358

(1)	The stock options exercised by Messrs. Parsons and Bewkes had expiration dates in 2006.

(2)	For Mr. Parsons, the value realized on exercise was calculated based on the difference between the exercise price of his stock options and (i) the sale price of the underlying shares of Common Stock that were sold for certain of the stock options, and (ii) the closing price of the Common Stock for certain of his stock options for which the underlying shares of Common Stock were held following exercise. The sale price of the Common Stock received upon exercise of certain of Mr. Parsons’ options on March 17, 2006 (the date on which he exercised his options) was $17.11 per share (411,293 shares). The closing price of the shares held by Mr. Parsons following the exercise of other stock options on the same date was $17.07 per share (38,707 shares). For Mr. Bewkes, the value realized on exercise was calculated based on the difference between the exercise price of his stock options and the sale price of the underlying shares of Common Stock. The sale price of the shares of Common Stock received upon exercise of Mr. Bewkes’ options on March 6, 2006 (the date on which he exercised his options) was $17.35 per share.

(3)	The number of shares acquired on vesting shown in the table reflects the number of shares of restricted stock that vested during 2006. The awards of restricted stock that vested in 2006 were awarded on February 14, 2003 and vest in installments of one-third on the second, third and fourth anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events, such as retirement, death or disability. The payment of withholding taxes due upon vesting of the restricted stock (unless an election under section 83(b) of the Internal Revenue Code was made at the time of the grant) generally may be made in cash or by having full shares of Common Stock withheld from the number of shares delivered to the individual. The actual number of shares delivered to Ms. Fili-Krushel was 6,900 due to shares being withheld for the payment of taxes. Each of the named executive officers receives dividends on unvested awards of restricted stock and dividend equivalents on awards of restricted stock units if regular cash dividends are paid on the outstanding shares of Common Stock. The holders have the right to vote unvested shares of restricted stock on matters presented to stockholders, but do not have any right to vote on such matters in connection with restricted stock units.

(4)	Calculated using the average of the high and low sale prices of the Common Stock on the NYSE, which was $18.16 per share, on February 14, 2006, the vesting date.

Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old Pension Plan”), which provides benefits to eligible employees, including officers, of the Company and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed the Time Warner Pension Plan and assumed by the Company in connection with the AOL-Historic TW Merger (the “Amended Pension Plan” and, together with the Old Pension Plan, the “Pension Plans”). Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equaled or exceeded 65 years as of January 1, 2000, including Mr. Bewkes, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. Directors who are not also employees of the Company are not eligible to participate in the Pension Plans.

Under the Amended Pension Plan, a participant accrues benefits equal to the sum of 1.25% of the participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his or her covered compensation up to the applicable average Social Security wage base and 1.67% of his or her average annual compensation in excess of such covered compensation multiplied by his or her years of benefit service (not in excess of 30). Amounts accrued under the Amended Pension Plan are payable upon normal retirement, generally at 65 years of age with five years of service. Compensation for purposes of calculating average annual compensation under the Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code). Eligible employees become vested in all benefits under the Pension Plans on the earlier of five years of service or certain other events.

Under the Old Pension Plan, a participant accrues benefits equal to the sum of 1 2/3% of the participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and  1/2% for each year of service over 30. Annual pension benefits under the Old Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”).

Under the Amended Pension Plan, employees of the Company who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). Under the Old Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above). An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60. As of March 31, 2007, Messrs. Parsons and Pace are eligible to elect early retirement under the Amended Pension Plan.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company has adopted the Time Warner Excess Benefit Pension Plan (the “Excess Benefit Plan”). The Excess Benefit Plan provides for payments by the Company of certain amounts which employees of the Company would have received under the Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. Each of the named executive officers participates in both the Pension Plans and the Excess Benefit Plan, provided that the pension benefits of Mr. Bewkes will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit.

The Company does not have any policies with respect to granting extra years of credited service. In a limited number of circumstances, the Company has granted additional years of credited service to executive officers as reflected in the terms of their employment agreements. Benefits attributable to the additional years of credited service are payable by the Company pursuant to the terms of the applicable employment agreements and are not payable under either the Pension Plans or the Excess Benefit Plan.

Set forth in the table below is each named executive officer’s years of credited service and the present value of his or her accumulated benefit under each of the pension plans pursuant to which he or she would be entitled to a retirement benefit, in each case, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2006.

PENSION BENEFITS

FOR FISCAL YEAR 2006

Name	Plan Name(1)	Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During 2006
Richard D. Parsons(4)	Time Warner Pension Plan	12.0	$387,790	—
	Time Warner Excess Benefit Pension Plan	12.0	$294,680	—
	Employment Agreement	5.0	$272,710	—

Wayne H. Pace	Time Warner Pension Plan	5.0	$173,270	—
	Time Warner Excess Benefit Pension Plan	5.0	$129,630	—

Jeffrey L. Bewkes	Time Warner Pension Plan	26.8	$893,430	—
	Time Warner Excess Benefit Pension Plan	26.8	$613,450	—

Paul T. Cappuccio	Time Warner Pension Plan	5.9	$65,290	—
	Time Warner Excess Benefit Pension Plan	5.9	$50,460	—

Patricia Fili-Krushel	Time Warner Pension Plan	5.5	$95,880	—
	Time Warner Excess Benefit Pension Plan	5.5	$72,950	—

(1)	The plan name “Time Warner Pension Plan” refers to both the Old Pension Plan and the Amended Pension Plan (as defined above).

(2)	Consists of the number of years of service credited to the executive officers as of December 31, 2006 for the purpose of determining benefit service under the applicable pension plan.

(3)	Because of certain grandfathering provisions under the Time Warner Pension Plan, the benefits of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Bewkes, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. The amounts shown in the table for Mr. Bewkes reflect the estimated annual benefits payable under the Old Pension Plan, which are greater than the estimated annual benefits payable under the Amended Pension Plan.

(4)	Mr. Parsons is entitled to supplemental benefits under the terms of his employment agreement, which provides that upon any termination of employment other than for “cause,” in addition to any other benefits, the Company will pay to Mr. Parsons or his survivors, if applicable, an amount equal to the additional benefits that would be paid under the Company’s pension plans if Mr. Parsons had five additional years of service as an employee, with such payments to be made at the same time as payments are made under the Company’s pension plans.

The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the Pension Plans would be payable at the earliest retirement age at which unreduced benefits are payable (which, under the Pension Plans, is at age 65 for Mr. Cappuccio and Ms. Fili-Krushel, age 62 for Messrs. Parsons and Pace and age 60 for Mr. Bewkes). The present values also reflect the assumption that (i) the benefits are payable as a life annuity, except that the total pension benefit for Mr. Bewkes and the pension benefit accrued as of December 31, 1999 for Mr. Parsons are each assumed to be payable as a lump sum, (ii) the Pension Plans will continue in force in their present forms, (iii) the maximum annual covered compensation is $350,000 and (iv) no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula that exceed ERISA limits will be paid under the Excess Benefit Plan and are included in the present values shown in the table above. The present values of accumulated benefits under the Pension Plans and the Excess Benefit Plan were calculated using a 6.00% discount rate, 4.69% lump sum rate and the RP (Retirement Plans) 2000 Mortality Table, consistent with the assumptions used in the calculation of the Company’s benefit obligations as of December 31, 2006, as disclosed in Note 13 to the audited consolidated financial statements of the Company included in the 2006 Form 10-K. The discount rate is determined by comparison to the Moody’s Aa Corporate Index rate, adjusted for coupon frequency and duration of the obligation. The lump sum rate is updated annually in accordance with the provisions under the Pension Plans and the Excess Benefit Plan. The resulting discount rate is supported by periodic matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds. As of December 31, 2006, the Company converted to the RP 2000 Mortality Table for calculating the year-end domestic pension obligations and future pension expense. The same assumptions described in this paragraph and the above paragraph were used to value Mr. Parsons’ supplemental benefits under the terms of his employment agreement, as described in footnote (4) of the above table.

Deferred Compensation

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by the named executive officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2006, and the account balances on December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION

FOR FISCAL YEAR 2006

Name	Executive Contributions in 2006(1)	Registrant Contributions in 2006	Aggregate Earnings in 2006(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
Richard D. Parsons(2)	—	—	$1,943,409	—	$20,307,721
Wayne H. Pace(3)	—	—	$151,441	—	$1,821,281
Jeffrey L. Bewkes(4)	—	—	$330,079	—	$4,168,677
Paul T. Cappuccio(5)	—	—	$6,522	$633,440	$0
Patricia Fili-Krushel(6)	$1,200,000	—	$343,446	—	$3,950,170

(1)	None of the amounts reported in these columns is required to be reported as compensation in the Summary Compensation Table for fiscal year 2006. The $1,200,000 contributed by Ms. Fili-Krushel reflects the deferral of a portion of her 2005 bonus compensation that was payable in February 2006. Ms. Fili-Krushel also elected to defer 50% of her 2006 bonus (reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table) that was payable in February 2007. No other executive officer elected to defer any portion of his 2006 compensation.

(2)	The amounts reported for Mr. Parsons consist of the aggregate earnings for 2006 and the aggregate year-end balance with respect to his nonqualified deferred compensation under the Time Warner Inc. Deferred Compensation Plan ($12,441,620), the Time Warner Excess Profit Sharing Plan ($63,596) and his individual deferred compensation account provided under the terms of his employment agreement ($7,802,505). The aggregate year-end balance includes an aggregate of $3,382,212 deferred by Mr. Parsons that was reported as compensation in the Summary Compensation Table in prior proxy statements of the Company. The aggregate year-end balance also includes an aggregate of $8,298,846 deferred by Mr. Parsons and/or paid by Historic TW to his deferred compensation accounts that was reported as compensation for the years 1995 through 1999 in the Summary Compensation Table in proxy statements of Historic TW.

(3)	The amounts reported for Mr. Pace consist of the aggregate earnings for 2006 and the aggregate year-end balance with respect to his nonqualified deferred compensation under the Turner Broadcasting System Supplemental Benefit Plan ($1,314,752) and the Turner Broadcasting System, Inc. Supplemental Executive Retirement Plan ($506,530).

(4)	The amounts reported for Mr. Bewkes consist of the aggregate earnings for 2006 and the aggregate year-end balance with respect to his nonqualified deferred compensation under the Time Warner Inc. Deferred Compensation Plan ($1,217,085) and his individual deferred compensation account provided under the terms of his employment agreement ($2,951,592).

(5)	The amounts reported for Mr. Cappuccio consist of the aggregate earnings and aggregate withdrawals and distributions for 2006 and the aggregate year-end balance with respect to his nonqualified deferred compensation under the Time Warner Inc. Deferred Compensation Plan.

(6)	The amounts reported for Ms. Fili-Krushel consist of the aggregate contributions and earnings for 2006 and the aggregate year-end balance with respect to her nonqualified deferred compensation under the Time Warner Inc. Deferred Compensation Plan.

The Time Warner Inc. Deferred Compensation Plan (the “TW Deferred Compensation Plan”) generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of the named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date. A participant may choose to defer either a percentage (in multiples of 10%) or a specific dollar amount (in whole dollars) of the annual bonus, provided that the amount to be deferred is at least $5,000. During the deferral period, the participant selects a crediting rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the Time Warner Savings Plan. Investment crediting rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Deferred amounts are credited with earnings or losses based on the performance of the applicable investment crediting rates. The participant may change his or her crediting rate selection once during any fiscal quarter through a third-party administrator’s website or by phone. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum during a specified calendar year that is at least three years from the year the deferred compensation would have been payable or (ii) a “termination distribution” in the form of a lump sum or two to ten annual installments commencing in the year following the participant’s termination of employment with the Company. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. A participant may elect an early withdrawal, subject to a 10% penalty, only with respect to deferred amounts that are not subject to the restrictions of Section 409A of the Internal Revenue Code. In the event of the disability of a participant, payments commence in April following the year the disability occurred and will be paid in five annual installments if the amount in the account exceeds $50,000 or in a lump sum if the amount is less than $50,000. In the event of the death of a participant, payments in the form of a lump sum will be made to the participant’s named beneficiary or estate as soon as practicable following receipt by the Company of proof of death.

The Time Warner Excess Profit Sharing Plan is not an active plan. In prior years, Historic TW made profit sharing contributions for employees as a percentage of their cash compensation (subject to plan limits) that exceeded annual compensation limits as indexed by the Internal Revenue Service. These amounts are credited with interest, compounded daily at the long-term applicable federal rate published monthly by the Internal Revenue Service, as those profit-sharing contributions were ineligible to be contributed to a tax-qualified plan. Amounts deferred will be distributed as a lump sum in the year following the earlier to occur of the termination, retirement, disability or death of the participant. In the event of a participant’s death, payments will be made to a named beneficiary or the participant’s estate.

Prior to 2001, pursuant to their employment agreements then in place, Historic TW made contributions for each of Messrs. Parsons and Bewkes to separate non-current individual compensation accounts maintained in the grantor trusts or comparable amounts were credited under the TW Deferred Compensation Plan. The individual accounts maintained in the grantor trusts are invested in certain eligible securities by a third-party investment advisor designated by the Company (subject to approval by the executive officer). The accrued amount for each executive officer will be paid to the executive officer bi-weekly for a period of ten years (or such shorter period as the executive officer may elect) following his termination of employment and, in the case of Mr. Parsons, following the end of the applicable disability period under Mr. Parsons’ employment agreement if he becomes disabled. Effective beginning January 2001, the Company discontinued making these contributions, but existing individual accounts in the grantor trusts continue to be invested and the amounts credited to the TW Deferred Compensation Plan continue to track the crediting rate selections. There is no guaranteed rate of return on accounts maintained under either of these deferred compensation arrangements. Earnings on the individual accounts are based on the earnings of the actual investments selected by the investment advisor, adjusted for taxes on realized income computed as if the accounts were a stand-alone corporation conducting 40% of its business in New York City. Each individual account is reduced by such taxes on a net operating profit basis and credited for any reduction in the Company’s taxes in the event the account sustains a net operating loss.

Under their current employment agreements, each of Messrs. Parsons and Bewkes may elect to defer receipt of all or a portion of his annual cash bonus and may choose to have the amount deferred credited either to the non-current individual compensation accounts in the grantor trusts or under the TW Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of the Company’s named executive officers in connection with a termination of employment or a change in control of the Company under the executive’s employment agreement and the Company’s compensation plans. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that the executive does not become employed by a new employer or return to work for the Company.

The calculations of the potential payments to the named executive officers in the tables below also reflect the assumption that the termination event or change in control occurred on December 31, 2006, and that the closing sale price per share of Time Warner Common Stock on December 29, 2006, the last trading day in 2006, was equal to $21.78. The calculations also exclude payments and benefits to the extent they do not discriminate in scope, terms or operation in favor of the Company’s executive officers and are available generally to all salaried employees of the Company, including the named executive officers’ (i) accrued vacation pay, (ii) balances under the Time Warner Savings Plan, and (iii) post-retirement medical benefits under Company plans that are available to all salaried employees. The calculations also do not include plan balances under the pension plans and non -

qualified deferred compensation plans (including the individual accounts maintained in the grantor trusts for Messrs. Parsons and Bewkes) applicable to the named executive officers, which are provided in the Pension Benefits Table and the Nonqualified Deferred Compensation Table above.

Termination for Cause.    Each of the named executive officer’s employment agreement includes a narrow definition of the “cause” for which the executive’s employment may be terminated by the Company, and in that event, the executive will (i) receive his or her base salary through the effective date of termination, (ii) receive any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid and (iii) retain any rights pursuant to any insurance or other benefit plans or arrangements of the Company. The employment agreements for Messrs. Parsons and Bewkes also provide that they will retain any rights that they have with respect to amounts credited to their individual trust accounts (as described above under “Nonqualified Deferred Compensation”). The named executive officers will not receive any additional payments and other benefits under their respective employment agreements.

Termination without Cause/Company Material Breach.    In the event of the Company’s material breach or termination of the executive’s employment without “cause,” each named executive officer will receive under his or her employment agreement: (i) any earned but unpaid base salary and (ii) a pro rata portion of the executive’s “average annual bonus” (generally defined as the average of his or her two largest regular annual bonus amounts received in the most recent five calendar years) through the effective date of his or her termination.

After the effective date of termination, each executive will remain an employee of the Company through the end of the applicable post-termination period and, without having to perform any services, receive compensation as if there had been no breach or termination for the following post-termination periods, as applicable: (i) the lesser of the remaining portion of the executive’s term of employment and three years from the effective date of termination on December 31, 2006 (Messrs. Parsons and Bewkes), (ii) the period ending on December 31, 2007 (Mr. Pace), (iii) the greater of the remaining portion of the executive’s term of employment and two years from the effective date of termination on December 31, 2006 (Mr. Cappuccio), and (iv) the greater of the remaining portion of the executive’s term of employment and one year from the effective date of termination on December 31, 2006 (Ms. Fili-Krushel). The post-termination period applicable to each named executive officer is set forth in the table below.

During the applicable post-termination period, the executive will receive the following payments and benefits, subject to suspension of payment for six months following the separation from service if required under Section 409A of the Internal Revenue Code:

•

Continued payment by the Company of the executive’s base salary in effect immediately prior to the executive’s termination (paid on the Company’s normal payroll payment dates), except that Mr. Pace will receive compensation equal to $1 million per year during the period from January 1, 2008 through December 31, 2009;

•

Annual payment of the executive’s average annual bonus for each calendar year and a pro rata portion of the average annual bonus for any partial calendar year, except that Mr. Pace will not receive his average annual bonus during the period from January 1, 2008 through December 31, 2009;

•

Continuation of the executive’s group benefits, including medical and other insurance, matching contributions by the Company under the Time Warner Savings Plan and accrual of pension benefits, but not including any new awards under any stock option, restricted stock or other stock based incentive plan, unless the executive dies during such period, in which case such group benefits will be replaced with the death benefits described below;

•	Continued vesting of equity grants awarded to the executive; and

•	Continuation of certain other benefits, such as financial services, as more specifically described in the “Other Benefits” column of the table below.

As described in the table below, certain of the named executive officers’ employment agreements provide for accelerated vesting of certain equity grants at the end of the applicable post-termination period. In addition, each employment agreement provides for the use of office facilities and secretarial services for up to either one year (Messrs. Parsons and Bewkes) or six months (Messrs. Pace and Cappuccio and Ms. Fili-Krushel) following termination.

Receipt of the payments and benefits upon a “termination without cause” is conditioned on the executive’s execution of a release of claims against the Company. If the executive does not execute a release of claims, he or she will receive a severance payment determined in accordance with the Company’s policies relating to notice and severance. Executives are not required to mitigate damages after such a termination, unless Section 280G of the Internal Revenue Code would apply to any payments to the executive by the Company, and the failure to mitigate would result in the Company losing tax deductions to which it otherwise would have been entitled. In addition, if, following a “termination without cause,” an executive obtains other employment, he or she will continue to receive as severance the payments described above at the same times and in the same amounts, but would no longer receive Company benefits unless the employment is with a governmental entity (applicable to Messrs. Parsons and Bewkes only) or a non-profit organization. If an executive accepts full-time employment with any affiliate of the Company, then the foregoing payments will immediately cease.

Potential Payout Amounts Upon Termination without Cause/Company Material Breach

Assuming that (i) the Company’s material breach under the named executive officers’ employment agreements or termination without cause occurred on December 31, 2006 and (ii) each executive officer elects to remain a non-active employee of the Company during the applicable post-termination period, the dollar value of additional payments and other benefits to be provided to the named executive officers under their respective employment agreements and the Company’s compensation plans are estimated to be as follows:

	Base Salary Continuation(1)	Pro Rata Bonus(2)	Annual Bonus Continuation(3)	Group Benefit Plans Continuation(4)	Pension Accrual(5)	Equity Awards(6)	Other Benefits(7)
Richard D. Parsons	$2,060,423	$8,250,000	$11,343,750	$34,793	$76,970	$22,264,645	$1,450,593
Wayne H. Pace	$3,000,000	$2,825,000	$2,825,000	$62,561	$181,580	$8,780,076	$423,340
Jeffrey L. Bewkes	$1,250,000	$7,000,000	$7,000,000	$26,583	$54,610	$9,276,439	$1,394,629
Paul T. Cappuccio	$2,000,000	$2,775,000	$5,550,000	$30,457	$38,900	$8,584,950	$254,070
Patricia Fili-Krushel	$750,000	$2,125,000	$2,125,000	$26,583	$30,520	$1,173,711	$183,079

(1)	Reflects the continuation of each named executive officer’s base salary during his or her post-termination period, except that, as noted above, Mr. Pace will receive compensation equal to $1 million per year, rather than his base salary, from January 1, 2008 through December 31, 2009. The post-termination periods for the named executive officers are as follows:

(a)	Mr. Parsons: January 1, 2007 through May 15, 2008.

(b)	Mr. Pace: January 1, 2007 through December 31, 2009.

(c)	Mr. Bewkes: January 1, 2007 through December 31, 2007.

(d)	Mr. Cappuccio: January 1, 2007 through December 31, 2008.

(e)	Ms. Fili-Krushel: January 1, 2007 through December 31, 2007.

(2)	Reflects each named executive officer’s pro rata portion of his or her average annual bonus for the period from January 1, 2006 through December 31, 2006.

(3)	Reflects the continuation of each named executive officer’s average annual bonus during his or her post-termination period, except that, as noted above, Mr. Pace will not receive any average annual bonus during the period from January 1, 2008 through December 31, 2009.

(4)	Reflects the continuation of each named executive officer’s receipt of benefits under group benefit plans (other than pension), consisting of (i) medical, dental, disability and other insurance coverage (other than life insurance) and (ii) matching contributions by the Company under the Time Warner Savings Plan (based on the 2007 level for maximum annual contributions by the Company and assuming that each executive will make the maximum permitted contributions to his or her Time Warner Savings Plan account) during his or her applicable post-termination period:

(a)	For Mr. Parsons, includes $16,793 in group insurance coverage and $18,000 in Company matching contributions under the Time Warner Savings Plan.

(b)	For Mr. Pace, includes $35,561 in group insurance coverage and $27,000 in Company matching contributions under the Time Warner Savings Plan.

(c)	For Mr. Bewkes, includes $17,583 in group insurance coverage and $9,000 in Company matching contributions under the Time Warner Savings Plan.

(d)	For Mr. Cappuccio, includes $12,457 in group insurance coverage and $18,000 in Company matching contributions under the Time Warner Savings Plan.

(e)	For Ms. Fili-Krushel, includes $17,583 in group insurance coverage and $9,000 in Company matching contributions under the Time Warner Savings Plan.

(5)	Reflects the present value of the increase in the annual pension benefit payable under the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan as a result of the additional period of service during the post-termination period.

(6)	Reflects (i) the value of any unvested stock options and restricted stock and restricted stock unit awards that would vest during the post-termination period in accordance with their terms, plus (ii) the value of any remaining unvested stock options and restricted stock and restricted stock unit awards that would vest (whether upon the effective date of the termination or at the end of their respective post-termination period) as a result of the termination. The amounts are based on (i) the excess of the assumed closing sale price of Time Warner Common Stock ($21.78 per share) over the exercise price for each accelerated option, and (ii) the assumed closing sale price of Time Warner Common Stock ($21.78 per share) in the case of accelerated restricted stock and restricted stock units.

Under the terms of the employment agreements for Messrs. Parsons and Pace, because each executive officer is over the age of 55 with 10 years of service with the Company or its affiliates, all of their unvested stock options and restricted stock units will vest at the end of their respective post-termination period. Under the terms of the employment agreement for Mr. Bewkes, all of his unvested stock options will vest at the end of his post-termination period. Under the terms of the restricted stock unit agreement for the 250,000 restricted stock units granted to Mr. Cappuccio on October 25, 2006, all of these restricted stock units will vest upon termination of his employment without cause.

(7)	Reflects the following other payments and benefits available to the named executive officers:

(a)	For Mr. Parsons, includes (i) $1,024,954 for the cost of maintaining $5 million split-dollar life insurance policies for the duration of the executive’s life, (ii) $250,000 for the cost of providing comparable office space and secretarial support for one year after termination, (iii) $162,500 for the reimbursement of financial services for the duration of the post-termination period and for 3 months following the post-termination period (based on the executive’s maximum allowance for such benefits of $100,000 per year) and (iv) $13,139 for the cost of providing the executive with, for the duration of the post-termination period, $50,000 of group term life insurance coverage and the reimbursement of life insurance premium payments that the executive would have to pay to obtain group universal life insurance (with a value equal to two times the executive’s base salary minus $50,000).

(b)	For Mr. Pace, includes (i) $225,000 for the reimbursement of financial services for the duration of the post-termination period (based on the executive’s maximum allowance for such benefits of $75,000 per year), (ii) $110,000 for the cost of providing comparable office space and secretarial support for six months after termination and (iii) $88,340 for the cost of providing the executive with, for the duration of the post-termination period, $50,000 of group term life insurance coverage and the reimbursement of life insurance premium payments that the executive would have to pay to obtain group universal life insurance with a value of $3 million.

(c)	For Mr. Bewkes, includes (i) $1,088,472 for the cost of maintaining a $4 million split-dollar life insurance policy for the duration of the executive’s life, (ii) $202,000 for the cost of providing comparable office space and secretarial support for one year after termination, (iii) $100,000 for the reimbursement of financial services for the duration of the post-termination period (based on the executive’s maximum allowance for such benefits of $100,000 per year) and (iv) $4,157 for the cost of providing the executive with, for the duration of the post-termination period, $50,000 of group term life insurance coverage and the reimbursement of life insurance premium payments that the executive would have to pay to obtain group universal life insurance (with a value equal to two times the executive’s base salary minus $50,000).

(d)	For Mr. Cappuccio, includes (i) $150,000 for the reimbursement of financial services for the duration of the post-termination period (based on the executive’s maximum allowance for such benefits of

$75,000 per year), (ii) $95,000 for the cost of providing comparable office space and secretarial support for six months after termination and (iii) $9,070 for the cost of providing the executive with, for the duration of the post-termination period, $50,000 of group term life insurance coverage and the reimbursement of life insurance premium payments that the executive would have to pay to obtain group universal life insurance with a value of $3 million.

(e)	For Ms. Fili-Krushel, includes (i) $98,000 for the cost of providing comparable office space and secretarial support for six months after termination, (ii) $75,000 for the reimbursement of financial services for the duration of the post-termination period (based on the executive’s maximum allowance for such benefits of $75,000 per year) and (iii) $10,079 for the cost of providing the executive with, for the duration of the post-termination period, $50,000 of group term life insurance coverage and the reimbursement of life insurance premium payments that the executive would have to pay to obtain group universal life insurance with a value of $3 million.

Disability.    If any of the named executive officers should become disabled during the term of his or her employment agreement, the executive will receive full salary for six months and a pro rata bonus for the year in which the disability occurs (which will be calculated based on his or her average annual bonus). Thereafter, the executive will remain on the Company’s payroll, and the Company will pay the executive disability benefits equal to 75% of his or her annual base salary and average annual bonus for the following disability periods, as applicable: (i) the greater of the remaining portion of the executive’s term of employment and one year after the disability date of December 31, 2006 (Messrs. Parsons and Bewkes and Ms. Fili-Krushel), (ii) the period ending on December 31, 2009 (Mr. Pace) and (iii) the greater of the remaining portion of the executive’s term of employment and two years after the disability date of December 31, 2006 (Mr. Cappuccio), except that, from January 1, 2008 through December 31, 2009, Mr. Pace will receive $750,000 per year rather than 75% of his annual base salary and average annual bonus. Any such payments will be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by the Company.

During the disability period, the executive will also continue to be eligible to participate in the Company’s benefit plans (other than equity-based plans) and to receive other benefits, such as financial services, as more specifically described in the footnote to the “Other Benefits” column of the table below. In addition, under the terms of the relevant agreements governing equity awards, all of a named executive officer’s equity awards will vest upon his or her disability (as defined in the agreements).

Potential Payout Amounts Upon Disability

The following table provides the estimated dollar value of additional payments and other benefits that would be provided to the named executive officers under their respective employment agreements and the Company’s compensation plans during the applicable disability period for the named executive officers. The calculations assume that six months of disability have passed as of December 31, 2006 so that the disability period would commence on January 1, 2007, and that the Company has paid the executives’ full salaries for the six-month period ended December 31, 2006:

	Base Salary Continuation(1)	Pro Rata Bonus(2)	Annual Bonus Continuation(3)	Group Benefit Plans Continuation(4)	Equity Awards(5)	Other Benefits(6)
Richard D. Parsons	$1,545,317	$8,250,000	$8,507,813	$16,793	$22,264,645	$1,450,593
Wayne H. Pace	$2,250,000	$2,825,000	$2,118,750	$35,561	$8,780,076	$423,340
Jeffrey L. Bewkes	$937,500	$7,000,000	$5,250,000	$17,583	$29,422,939	$1,394,629
Paul T. Cappuccio	$1,500,000	$2,775,000	$4,162,500	$12,457	$10,412,782	$254,070
Patricia Fili-Krushel	$562,500	$2,125,000	$1,593,750	$17,583	$3,499,888	$183,079

(1)	Reflects the continuation of 75% of each executive’s base salary (or, in the case of Mr. Pace, 75% of his base salary from January 1, 2007 through December 31, 2007 and $750,000 per year from January 1, 2008 through December 31, 2009) during his or her disability period, which is identical to his or her post-termination period described above in footnote (1) to the Potential Payout Amounts Upon Termination without Cause/Company Material Breach table.

(2)	Reflects each named executive officer’s pro rata portion of his or her average annual bonus for the period from January 1, 2006 through December 31, 2006.

(3)	Reflects the continuation of 75% of each named executive officer’s average annual bonus during his or her disability period, which is identical to his or her post-termination period described above in footnote (1) to the Potential Payout Amounts Upon Termination without Cause/Company Material Breach table, except that Mr. Pace will receive 75% of his average annual bonus from January 1, 2007 through December 31, 2007 only.

(4)	Reflects the continuation of each named executive officer’s benefits under group benefit plans (other than pension), consisting of medical, dental, disability and other insurance coverage (other than life insurance) during his or her applicable disability period.

(5)	Reflects the value of unvested stock options and restricted stock and restricted stock unit awards that would vest upon the commencement of the disability period on January 1, 2007. The amounts are based on (i) the excess of the assumed closing sale price of Time Warner Common Stock ($21.78 per share) over the exercise price for each accelerated option, and (ii) the assumed closing sale price of Time Warner Common Stock ($21.78 per share) in the case of accelerated restricted stock and restricted stock units.

(6)	The benefits and amounts under the “Other Benefits” column of the above table are identical to the benefits and amounts under the “Other Benefits” column of the Potential Payout Amounts Upon Termination without Cause/Company Material Breach table.

Retirement.    Except with respect to the employment agreements for Mr. Pace and Ms. Fili-Krushel, the other named executive officers’ employment agreements provide that no benefits or payments provided in connection with a termination without cause or the Company’s material breach or due to disability will be payable under the named executive officers’ employment agreements after the executive’s normal retirement date (generally at age 65), and an executive’s employment will thereafter be governed by the policies generally applicable to the employees of the Company. The employment agreement for Mr. Pace provides that, following his retirement from the Company, Mr. Pace and his spouse will have access to medical insurance coverage through the Company that is substantially similar to the coverage afforded to active employees of the Company at that time, with the insurance premiums to be paid by Mr. Pace, or, if the Company is prevented by law from providing the medical insurance coverage, then the Company will reimburse Mr. Pace an annual amount equal to up to $15,000 (adjusted for changes in the Consumer Price Index in place at December 1, 2001) for medical insurance premiums. In addition, under the terms of the employment agreements for Messrs. Parsons and Pace, because each executive officer is over the age of 55 with 10 years of service with the Company or its affiliates, all of their unvested stock options and restricted stock units (but not their restricted stock) will vest at the end of their respective post-termination period. No named executive officer was eligible for normal retirement pursuant to any applicable retirement plan as of December 31, 2006. Information regarding the named executive officers’ retirement benefits under the Company’s pension plans is provided in the Pension Benefits Table and the accompanying narrative.

Potential Payout Amounts Upon Retirement

Assuming that each of the named executive officers retired on December 31, 2006, the dollar value of additional payments and other benefits to be provided to the executives under their respective employment agreements and the Company’s compensation plans are estimated to be as follows:

	Equity Awards(1)	Other Benefits
Richard D. Parsons	$16,458,075	—
Wayne H. Pace	$6,585,938	—	(2)
Jeffrey L. Bewkes	—	—
Paul T. Cappuccio	—	—
Patricia Fili-Krushel	—	—

(1)	Reflects the value of any unvested stock options and restricted stock unit awards that would vest upon the retirement of the named executive officer on December 31, 2006. The amounts are based on (i) the excess of the assumed closing sale price of Time Warner Common Stock ($21.78 per share) over the exercise price for each accelerated option, and (ii) the assumed closing sale price of Time Warner Common Stock ($21.78 per share) in the case of accelerated restricted stock units.

(2)	Under the terms of Mr. Pace’s employment agreement, the Company will provide Mr. Pace and his spouse with access to medical insurance coverage through the Company following Mr. Pace’s retirement, with the insurance premiums to be paid by Mr. Pace. Under Mr. Pace’s employment agreement, if the Company is prevented by law from providing such medical insurance coverage, then the Company will reimburse Mr. Pace an annual amount equal to up to $15,000 (adjusted for changes in the Consumer Price Index in place at December 1, 2001) for medical insurance premiums.

Death.    Under each named executive officer’s employment agreement, if the executive dies, the employment agreement and all of the Company’s obligations to make any payments under the agreement terminate, except that the executive’s estate or designated beneficiary will receive: (i) the executive’s salary to the last day of the month in which his or her death occurs and (ii) bonus compensation, at the time bonuses are normally paid, based on his or her average annual bonus but prorated according to the number of whole or partial months the executive was employed by the Company in the calendar year. In addition, under the terms of the agreements governing equity awards, all of a named executive officer’s equity awards will vest upon his or her death.

Potential Payout Amounts Upon Death

The following table sets forth the estimated dollar value of additional payments and other benefits to be provided to the respective estates or beneficiaries of the named executive officers under their respective employment agreements and the Company’s compensation plans (assuming that each of the named executive officers died on December 31, 2006):

	Pro Rata Bonus(1)	Equity Awards(2)
Richard D. Parsons	$8,250,000	$22,264,645
Wayne H. Pace	$2,825,000	$8,780,076
Jeffrey L. Bewkes	$7,000,000	$29,422,939
Paul T. Cappuccio	$2,775,000	$10,412,782
Patricia Fili-Krushel	$2,125,000	$3,499,888

(1)	Reflects the pro rata bonus compensation for the period from January 1, 2006 through December 31, 2006, based on the average annual bonus for each named executive officer.

(2)	The amounts reflect the value of unvested stock options and restricted stock and restricted stock unit awards that would vest as a result of the executive’s death, based on (i) the excess of the assumed closing sale price of Time Warner Common Stock ($21.78 per share) over the exercise price for each accelerated option, and (ii) the assumed closing sale price of Time Warner Common Stock ($21.78 per share) in the case of accelerated restricted stock and restricted stock units.

Change in Control.    The employment agreements for the named executive officers do not provide for any additional benefits as a result of a change in control of the Company. The agreements that govern the named executive officers’ stock option awards generally provide for accelerated vesting following a change in control of the Company upon the earlier of (i) the first anniversary of the change in control, and (ii) the termination of the participant’s employment other than for cause (as defined in the equity agreements) (unless due to death or disability) or by the participant for good reason (as defined in the equity agreements). The terms of the agreements that govern restricted stock and restricted stock unit awards generally provide for accelerated vesting following a change in control upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the award, and (iii) the termination of the participant’s employment other than for cause (unless due to death or disability) or by the participant for good reason.

Potential Payout Amounts Upon Change in Control

The following table sets forth the dollar value of unvested stock options and restricted stock and restricted stock unit awards that would vest as a result of a change in control of the Company, based on (i) the excess of the assumed closing sale price of Time Warner Common Stock over the exercise price for each accelerated option, and (ii) the assumed closing sale price of Time Warner Common Stock in the case of accelerated restricted stock and restricted stock units.

Equity Awards
Richard D. Parsons	$22,264,645
Wayne H. Pace	$8,780,076
Jeffrey L. Bewkes	$29,422,939
Paul T. Cappuccio	$10,412,782
Patricia Fili-Krushel	$3,499,888

Certain Restrictive Covenants.    Each named executive officer’s employment agreement provides that he or she is subject to restrictive covenants that obligate him or her, among other things: (i) not to disclose any of the Company’s confidential matters, (ii) not to hire certain of the Company’s employees for one year following a termination of employment for cause, without cause, or due to retirement at age 65, and (iii) not to compete with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and for one year following a termination without cause or due to a material breach by the Company.

Additional Information

Related Person Transactions.    As disclosed in the Company’s proxy statement in connection with the 2002 annual meeting of stockholders, during 2001, in connection with their acquisition of certain literary/production and intellectual property rights to prospective film projects from subsidiaries of the Company, entities wholly owned by R.E. Turner, who was then an officer and director of the Company (“TTFP”), entered into arrangements with other subsidiaries of the Company relating to the distribution of these projects upon their completion. These transactions were reviewed and approved by the Corporate Compliance Committee in accordance with the Company’s Conflicts of Interest Policy prior to the adoption of the Related Person Transactions Policy in February 2007. During 2002 and 2003, these subsidiaries promoted and distributed a completed project and have certain rights into the future. The Company’s subsidiaries are entitled to receive a fee and recoup their costs from the gross receipts of the project and/or from TTFP. In addition, effective January 1, 2003, an entity wholly owned by Mr. Turner entered into an arrangement with another subsidiary of the Company providing for the administration of the musical compositions from these film projects and for payment to the Company subsidiary for rendering these services. Mr. Turner’s son and son-in-law each indirectly owns minority interests in the acquisition company that in 2004 acquired an approximately 90% ownership interest in the Company’s winter sports teams and the operating rights to Philips Arena. This transaction was reviewed and approved by the Board of Directors (with Mr. Turner recusing himself from consideration of the matter) prior to the adoption of the Related Person Transactions Policy. Mr. Turner retired from the Board of Directors at the 2006 Annual Meeting of Stockholders.

Liberty Media Corporation (“Liberty”) is, through its wholly owned subsidiary, the holder of all of the outstanding shares of the Company’s Series LMCN-V Stock, which holding provides Liberty with less than 1% of the Company’s outstanding voting power. As disclosed in the Company’s 2006 Form 10-K, in

February 2007, the Company signed a non-binding letter of intent with Liberty regarding the exchange of a significant portion of Liberty’s interest in the Company for a subsidiary of the Company that contains a mix of non-strategic assets, including the Atlanta Braves franchise (the “Braves”) and Leisure Arts, Inc., and cash. The Company and Liberty have submitted to Major League Baseball (the “League”) documents related to the proposed transfer of the Braves. Any sale of a major league baseball team requires the prior approval of the League. There can be no assurance that the League will approve the proposed transfer or that the parties will reach a definitive agreement regarding the proposed transaction. This transaction was previously reviewed and approved by the Board of Directors prior to the adoption of the Related Person Transactions Policy in February 2007.

Other Transactions with Related Persons. Richard D. Parsons, Chairman and Chief Executive Officer of the Company, employs a personal assistant to perform responsibilities that are primarily personal and occasionally business-related who uses a small office at the Company’s facilities. For 2006, Mr. Parsons paid the Company $7,074 for the use of this space, based on the Company’s cost. Francis Vincent, a director of the Company, subleases office space located at the offices of the Company’s subsidiary, Time Warner Cable Inc., in Connecticut. For 2006, Mr. Vincent paid $13,200 in rent for the sublease of this space. Kenneth J. Novack, a director of the Company, is Senior Counsel to the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC. Mintz Levin was retained by the Company and certain of its subsidiaries during 2006 to provide legal services on a variety of matters. Fees paid to Mintz Levin were less than 5% of the firm’s gross revenues for its last fiscal year. Mr. Novack did not have a direct or indirect material interest in the services provided by Mintz Levin during 2006 or the fees paid to the firm by the Company and its subsidiaries.

Certain Litigation.    In 2002, 11 stockholder derivative actions were filed. Three were filed in the New York State Supreme Court for the County of New York, four were filed in the United States District Court for the Southern District of New York and four were filed in the Court of Chancery of the State of Delaware for New Castle County. These suits named certain current and former directors and officers of the Company as defendants, as well as the Company as a nominal defendant. The complaints alleged that the defendants breached their fiduciary duties by causing the Company to issue corporate statements that did not accurately represent that AOL had declining advertising revenues and by failing to conduct adequate due diligence in connection with the AOL-Historic TW Merger, that the AOL- Historic TW Merger was not generating the synergies anticipated at the time of the announcement of the merger, and that the Company inappropriately delayed writing down more than $50 billion of goodwill, thereby exposing the Company to potential liability for alleged violations of federal securities laws. The lawsuits further alleged that certain of the defendants improperly sold their personal holdings of Company securities. The lawsuits requested that all proceeds from defendants’ sales of the Company’s Common Stock, all expenses incurred by the Company as a result of the defense of certain stockholder class actions discussed below, and any improper salaries or payments be returned to the Company. On May 2, 2003, the three lawsuits filed in the New York State Supreme Court were dismissed on forum non conveniens grounds and plaintiffs’ time to appeal has expired. The four lawsuits pending in the U.S. District Court for the Southern District of New York were centralized for coordinated or consolidated pre-trial proceedings with certain other related federal cases, some of which are described below. On October 6, 2004, plaintiffs filed an amended consolidated complaint in three of these four cases. On April 20, 2006, plaintiffs in the four lawsuits filed in the Court of Chancery of the State of Delaware for New Castle County filed a new complaint in the U.S. District Court for the Southern District of New York. The parties to all of these actions subsequently reached an agreement to resolve these matters in 2006, and the federal district court in New York granted preliminary approval of the settlement in an opinion dated May 10, 2006 and final approval of the settlement in an opinion dated September 6, 2006. As part of the settlement, the current and former directors and officers named as defendants in the foregoing actions received a release of the plaintiffs’ claims against them. The time to appeal that decision has expired. As of March 2007, all of the derivative actions have been resolved. The court has yet to rule on plaintiffs’ petition for attorneys’ fees and expenses.

In addition, as of March 2007, 30 stockholder class actions (all of which have been consolidated) and numerous individual lawsuits had been filed against one or more of the Company, certain current and former executives of the Company and certain current and former directors of the Company, among other defendants, claiming, among other things, violations of federal and state securities laws based on allegations similar to those made in the stockholder derivative actions discussed above. The Company reached an agreement with the lead plaintiff in the consolidated securities class actions to settle those cases, and on April 6, 2006, the Court issued an order granting final approval of that settlement, and plaintiffs’ time to appeal has expired. Settlements or memoranda of understanding were also reached during 2006 and early 2007 to resolve the stockholder derivative actions and remaining significant stockholder lawsuits. As part of the foregoing settlements, the current and former directors and officers named as defendants in the foregoing actions received a release of the plaintiffs’ claims against them.

During 2004 and 2005, the Company’s accounting and financial disclosure practices were the subject of investigations by the SEC and the U.S. Department of Justice, both of which have now been settled. These matters, including the terms of the settlements of the consolidated securities class actions and of the government investigations, are discussed in more detail in the 2006 Form 10-K. In connection with the SEC’s investigation, Mr. Pace, Executive Vice President and Chief Financial Officer of the Company, also reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order in March 2005 that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty.

In connection with the Company’s indemnification obligations (described below), the Company, or its insurer, has advanced and the Company will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in connection with various litigation and proceedings, including the derivative litigation described above, the securities class-action and individual stockholder lawsuits and the government investigations and other matters described in the 2006 Form 10-K. Certain executive officers and directors have retained their own counsel with respect to these matters and others are represented by the Company’s counsel. For the year ended December 31, 2006, the Company, or its insurer, advanced the following amounts for the representation of individual named executive officers and directors: Mr. Cappuccio, $6,155; Mr. Gilburne, $46,107; Mr. Novack, $217,636; Mr. Pace, $60,305; Mr. Parsons, $49,580; and Mr. Turner, $1,078,506.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. The Company has purchased insurance that covers its directors and officers for liabilities incurred by them in their capacities as directors and officers of the Company and its subsidiaries. Under this insurance program, the Company is reimbursed for payments made to directors or officers as required or permitted by the indemnification provisions of the Company’s By-laws and Delaware law. This insurance also provides coverage under certain circumstances to individual directors and officers if they are not indemnified by the Company. The insurance coverage has certain exclusions including, but not limited to, acts determined to be deliberately criminal or fraudulent, or which have resulted in personal profit or advantage to which the individual was not legally entitled.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of 13 nominees. Each of the nominees is currently serving as a director of the Company and, other than Messrs. Bewkes and Döpfner, who were elected by the Board of Directors, was elected by the stockholders at the Company’s 2006 annual meeting of stockholders. Edward J. Zander will not stand for re-election at the Annual Meeting, at which time the number of directors constituting the Board of Directors will be reduced to 13.

Information about these nominees is provided above under the heading “Directors.” The persons named in the enclosed proxy intend to vote such proxy for the election of each of the 13 nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

The Board of Directors recommends a vote FOR the election of the 13 director nominees listed below.

James L. Barksdale

Jeffrey L. Bewkes

Stephen F. Bollenbach

Frank J. Caufield

Robert C. Clark

Mathias Döpfner

Jessica P. Einhorn

Reuben Mark

Michael A. Miles

Kenneth J. Novack

Richard D. Parsons

Francis T. Vincent, Jr.

Deborah C. Wright

Vote Required for Approval

A plurality of the votes duly cast by the holders of Common Stock and Series LMCN-V Stock, voting together, is required for the election of directors.

PROPOSAL TWO: Ratification of Appointment of Independent Auditors

The Audit and Finance Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2007 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors since the AOL-Historic TW Merger in 2001 and both AOL and Historic TW and their subsidiaries as independent auditors for many years prior to that. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP because the Audit and Finance Committee of the Board of Directors has the responsibility for selecting the Company’s independent auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment.

The Board of Directors recommends a vote FOR approval of the appointment of Ernst & Young LLP as independent auditors.

PROPOSAL THREE: Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate Certain Super-Majority Vote Requirements

During 2006, the Board of Directors considered changes to the Company’s Restated Certificate of Incorporation and By-laws regarding the vote required for stockholders to amend the Company’s By-laws. Currently, a majority of the Board can amend the By-laws and, pursuant to the Company’s Restated Certificate of Incorporation and By-laws, the affirmative vote of 80% or more of the combined voting power of all classes and series of capital stock entitled generally to vote in the election of directors (“Voting Stock”), voting together as a single class, is required for stockholders to amend the Company’s By-laws.

After careful consideration of the matter and following discussions with a number of stockholders, the Board committed last year to present a proposal for consideration at the 2007 annual meeting of stockholders to amend the Company’s Restated Certificate of Incorporation to eliminate the current super-majority voting standard for stockholder-initiated amendments to the Company’s By-laws and to replace it with a majority vote standard under which a majority of the combined voting power of all Voting Stock, voting as a class, would be able to amend certain provisions of the Company’s By-laws. The Board also committed to amend the Company’s By-laws to provide for the same majority vote standard with respect to stockholder-initiated By-law amendments if stockholders voted to approve the proposed amendment to the Restated Certificate of Incorporation. The By-laws would continue to allow certain amendments to the By-laws adopted by the vote of a majority of the Board.

To effect these changes, the Board of Directors has approved, and is recommending approval by the stockholders of, amendments to Articles VII and VIII of the Company’s Restated

Certificate of Incorporation. These provisions and the proposed amendments are described below.

Article VII of the Company’s Restated Certificate of Incorporation

Article VII of the Company’s Restated Certificate of Incorporation requires the affirmative vote of the holders of 80% or more of the combined voting power of all outstanding shares of Voting Stock, voting together as a single class, for stockholders to adopt, amend, alter or repeal any provision of the Company’s By-laws. The proposed amendment would replace the 80% super-majority vote requirement with a requirement that holders of a majority or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, would be able to adopt, amend, alter or repeal any provision of the Company’s By-laws.

Article VIII of the Company’s Restated Certificate of Incorporation

Article VIII of the Company’s Restated Certificate of Incorporation contains a super-majority voting provision with respect to any changes to Article VII, which is summarized above. Pursuant to Article VIII of the Company’s Restated Certificate of Incorporation, the affirmative vote of the holders of 80% or more of the combined voting power of the Company’s outstanding shares of Voting Stock, voting together as a single class, is required to amend, alter or repeal, or adopt any provision inconsistent with Article VII. The proposed amendment to Article VIII would replace the 80% super-majority vote requirement currently in place in Article VIII for stockholders to amend, alter or repeal, or adopt any provision inconsistent with Article VII with a majority vote requirement.

The amendments to Article VIII will not eliminate the super-majority vote requirement in Article VIII relating to the amendment of the provisions in the Company’s Restated Certificate of Incorporation that provide for either the limitation of directors’ liability or the Company’s ability to redeem shares when a redemption is necessary to prevent the loss or secure the reinstatement of any license or franchise of the Company or its subsidiaries from a government agency. The amendment also will not change the vote required to amend either of these provisions. The Board has taken effective steps to enhance the Company’s corporate governance and does not believe that elimination of the super-majority vote requirement in these limited instances is appropriate. Indeed, as discussed in the Company’s Statement in Opposition to Stockholder Proposal #6, the Board believes that there are important contractual, regulatory and governance reasons for retaining these very limited super-majority voting provisions in the Company’s Restated Certificate of Incorporation and By-laws because these provisions help to protect key aspects of the Company’s operations and the interests of the Company’s stockholders.

The first super-majority provision referred to above, which relates to director liability, stems from a requirement in the AOL/Historic TW merger agreement, which was adopted by stockholders of the two companies in 2000. Under this agreement, the Company is contractually obligated not to reduce the protections relating to director liability. The Company risks non-compliance with the merger agreement and other obligations to the Company’s directors if there is any decrease of the super-majority voting requirement. In addition, the super-majority requirement relating to director liability assists the Company in attracting and retaining qualified director candidates and discourages non-meritorious lawsuits against board members. The second super-majority provision referred to above, which relates to share redemption, helps to ensure that the Company maintains franchises, licenses and other regulatory requirements that allow it to operate its business. This provision allows the Company to repurchase shares from a stockholder whose share ownership is the source of a potential or actual loss of a license or other regulatory violation. Although the circumstances in which the share-redemption capability would be required are limited, maintaining the ability to repurchase shares is important due to restrictions on ownership of media companies that exist under U.S. regulations. The provision protects the Company’s ability to take the steps necessary to retain valuable licenses and franchises otherwise subject to government forfeiture due to federal laws and/or decrees regulating ownership in media enterprises in the event such repurchases otherwise would not be permitted. The third super-majority provision referred to above helps to ensure the effectiveness of the other two provisions.

The Board of Directors has adopted resolutions approving the advisability of these amendments to the Company’s Restated Certificate of Incorporation. The proposed amendments to the Restated Certificate of Incorporation are set forth in Annex A, with deletions indicated by strikeout and additions indicated by underline.

The affirmative vote of at least 80% of the combined voting power of the Company’s outstanding shares of Voting Stock, voting together as a single class, is required for approval of this proposal. An abstention on this proposal is not an affirmative vote and therefore will have the same effect as a vote against this proposal. Therefore, it is important that you vote your shares either in person at the meeting or by proxy.

The Board of Directors unanimously recommends a vote FOR this proposal.

If this proposal is approved by the stockholders, the Company will file a Certificate of Amendment with the Secretary of State of the State of Delaware promptly after this annual meeting to effect the proposed amendments, and, thereafter, the Board of Directors will adopt an amendment to Article XI of the By-laws to eliminate a corresponding provision requiring a super-majority vote for By-law amendments.

Vote Required for Approval

The affirmative vote of holders of 80% of the combined voting power of the outstanding shares of Common Stock and Series LMCN-V Stock, voting together, is required to adopt this proposal.

The Board of Directors recommends a vote FOR approval of the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to eliminate certain super-majority vote requirements.

STOCKHOLDER PROPOSALS

PROPOSAL FOUR: Proposal Regarding Advisory Resolution to Ratify Compensation of Named Executive Officers

The Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Avenue, NW, Washington, DC 20001, the beneficial owner of 150,685 shares of Common Stock, has advised the Company that it intends to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

RESOLVED: that shareholders of Time Warner Inc. (“the Company”) urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at Company has not always been structured in ways that best serve shareholders’ interests. For example, as Time Warner’s CEO, Richard Parsons received over $12.6 million in total compensation for Fiscal Year 2006. We are concerned about mushrooming executive compensation, which appears to be insufficiently aligned with the creation of stockholder value.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans. In our opinion, those plans, only set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. We do not think votes on such plans provide shareholders a mechanism to give companies ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49, 2004)

Similarly, we believe performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are too broad and do not constrain compensation committees in setting performance targets for particular senior executives. In our opinion, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Company’s board to allow shareholders to express their opinion about senior executive compensation at Company by establishing an annual referendum process. The results of such a vote would, we think, provide Company with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

For those reasons, we urge shareholders to vote FOR this proposal.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates the underlying goal of the proposal, which is to provide stockholders with a way to convey their views regarding executive compensation to the Company. Indeed, the Company is interested in exploring, and plans to continue to engage in discussions with stockholders and others regarding appropriate and effective ways for stockholders to express their views on executive compensation.

But the Board believes that the proposal, as drafted, would actually provide a relatively ineffective and potentially counter-productive vehicle for stockholders to express their views on this important subject, and that stockholders already have a number of more effective ways to communicate their views on executive compensation directly to the Board and senior management.

As a threshold matter, the proposal does not appear to request a vote on the Company’s policies or disclosures relating to executive compensation. Instead, the proposal seems to request a stockholder vote on the compensation itself paid to certain executives. Yet, even with the most extensive disclosures regarding executive compensation, a public company’s stockholders are unlikely to be in a position to cast a fully informed vote on executive compensation itself. By their very nature, such compensation decisions involve a level of knowledge of the executive’s performance — and familiarity with competitively sensitive and other confidential personnel information — that would not be possible for public stockholders to possess. Accordingly, the Board does not believe it would be appropriate to place the stockholders in a position to vote on the compensation itself paid to individual executives.

In addition, stockholders may express their views regarding executive compensation — individually and collectively — to the Board and management of the Company in a number of ways.

•

First, any stockholder may communicate directly in writing to the full Board, any Board Committee, or any individual Director, by using the process indicated under “Other Procedural Matters — Communicating with the Board of Directors” in this Proxy Statement.

•

Second, stockholders may express their views on executive compensation to the Board and management in person or by proxy at the Company’s annual stockholders meetings. At every meeting, the Company provides an opportunity for stockholders to ask questions and express their views. These meetings are attended not only by the Company’s management, but also by the Company’s Board. Indeed, in accordance with the Company’s Corporate Governance Policy, all Directors are expected to attend the annual meeting of stockholders.

•

Third, on an ongoing basis, representatives of management and the Board, when appropriate, meet with stockholder representatives and corporate governance groups to discuss the Company’s executive compensation practices and philosophy.

The Board believes that these three approaches have proven to be particularly effective for stockholders to express their views on executive compensation. They allow stockholders to express their individual or collective views in a detailed, thoughtful manner, and for the Company to respond appropriately. Indeed, as a result of this dialogue, the Company has continued to make changes in both the substance of, and disclosures relating to, executive compensation. For example, partly as a result of these discussions, over time the Company has adjusted its executive compensation practices to include more performance-based criteria on which compensation is based.

In light of these alternatives, the proposed advisory vote would not improve the dialogue regarding executive compensation, but would potentially undermine it. First, unlike the existing approaches above, the proposed advisory vote does not allow stockholders to express specific views regarding executive compensation, or engage in a constructive dialogue regarding those views, but only provides for a “yes” or “no” vote. Second, it is unclear what a “yes” or “no” vote would mean. Would such a vote mean that stockholders were happy or unhappy with the compensation of all of the named executive officers, or only some of them?

The one conceivable benefit of the proposal is that it would allow stockholders to express, albeit in an imprecise way, their collective views on an aspect of executive compensation. But stockholders already may express their approval or disapproval of the Company’s executive compensation policies by voting for, or withholding votes from, directors, including those in management or on the Compensation and Human Development Committee. In addition, stockholders vote on the adoption of the Company’s equity-based compensation plans.

After careful consideration of the proposal, the Board of Directors does not believe that the proposal would be in the best interests of the Company and its stockholders. Stockholders already have more effective and direct means of communicating their concerns to the Company, and the proposal would provide an unclear, imprecise, and narrow vehicle for expressing views on executive compensation. Accordingly, the Board of Directors recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

PROPOSAL FIVE: Proposal Regarding Separation of Roles of Chairman and CEO

Christian Brothers Investment Services, Inc., 90 Park Avenue, New York, NY 10016, the beneficial owner of 1,197,230 shares of Common Stock, joined by nine other organizations whose names, addresses and stockholdings will be provided by the Company upon request, have advised the Company that they intend to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

Resolved: The shareholders of Time Warner request that the Board of Directors establish a policy of, whenever possible, separating the roles of Chair and Chief Executive Officer, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that complying would breach any contractual obligations in effect at the time of the 2007 shareholder meeting.

Supporting Statement

More companies are recognizing the separation of Chair of the Board and Chief Executive Officer (CEO) to be sound corporate governance practice. An independent Chair and vigorous Board can help bring greater focus to ethical imperatives, and be better able to forge solutions that serve the interests of shareholders and consumers.

We believe:

•	It is the role of the Chief Executive Officer and management to run the business of the company.

•	It is the role of the Board of Directors to provide independent oversight of management and the CEO. A CEO should not be his own overseer while managing the business.

•	Under the leadership of the Chair, the board should give strategic direction and guidance and represent the best interests of the shareholders in maximizing value.

Because long-standing concerns remain at Time Warner, we believe that separation would provide greater accountability of management to shareholders, and greater independent oversight of management, including the CEO, by the board:

•

Excessive Executive Compensation and Pay Disparity: Time Warner’s top five executives combined received approximately $53 million in total compensation in 2005 while stock options have been discontinued for most employees. In addition, two months after the company announced that it would lay off up to 5,000 workers at its AOL online division in August 2006, it awarded a senior executive with 250,000 restricted stock units over the next four years.

•

Underperformance: The report “Pay for Failure” (The Corporate Library, March 2006) featured Time Warner as one of 11 major companies with negative returns to shareholders and underperformance compared to its peer group and index over five years but whose chief executives were paid in excess of $15 million in each of the last two years.

•	Large Penalties: Time Warner has paid the U.S. Department of Justice and the Securities and Exchange Commission $350 million dollars in 2004 and 2005.

Several respected institutions recommend separation. CalPERS’ Principles & Guidelines encourage separation, even with a lead director, and Institutional Shareholder Services notes, “Although we recognize that many large companies maintain the combined posts of chairman and CEO and perform well with this arrangement, it is often in shareholders’ best interest to separate these positions. Conflicts of interest arise when one person holds both the chairman and CEO positions.”

An independent Chair can enhance investor confidence in our Company and strengthen the integrity of the Board of Directors. We urge a vote FOR this resolution.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates the proponents’ concern that the Company follow sound governance practices. The Board believes, however, that effective corporate governance does not necessarily require the separation of the Chief Executive Officer and Chairman positions. Instead, the Board believes that, in some cases, combining the two positions can provide for more effective leadership of the Board and management of the Company businesses.

Under the Company’s By-laws and Corporate Governance Policy, the Board of Directors has the authority to combine or separate the positions of Chairman and Chief Executive Officer, as well as to decide whether, if the positions are separated, the Chairman should be an employee, an affiliated Director or an independent Director. The proposal would eliminate that flexibility, establishing as a matter of policy that the positions should be separated and that the Chairman should be an independent Director.

The Company believes that its stockholders are best served by a Board that has the flexibility to adapt its leadership structure to the needs of the Company at a particular point in time and the capabilities of its directors and senior executives. The Board notes that it has addressed this question three times during the last seven years and has reached different determinations, based on its conclusions of what was in the best interests of the Company and its stockholders. When Historic TW and AOL merged in 2001, the Board of Directors appointed a separate Chairman and Chief Executive Officer for the Company. When the Chief Executive Officer retired, the Board determined to appoint Richard Parsons as Chief Executive Officer and maintained a separate position of Chairman. When the Chairman stepped down from that role in 2003, the Board considered whether to combine or separate the two positions and decided to elect Mr. Parsons as Chairman in addition to his serving as Chief Executive Officer. The Board of Directors determined at that time that, due to the particular circumstances — including the Company’s need for clear leadership and accountability of management, the other strong governance practices in place at the Company, as well as senior management’s capabilities and attributes — the most appropriate choice for the leadership of Time Warner (both the Board of Directors and the Company) was to have Mr. Parsons serve as both Chairman and Chief Executive Officer.

The overall effectiveness of the Board of Directors could suffer significantly if the Board were to adopt the proposed policy that would eliminate the Board’s flexibility to make decisions regarding its own leadership structure. Such a policy could prevent the Board from choosing the best qualified person to serve as Chairman of the Board if the Board determines that such individual is also a member of management (or a recent member of management who may not qualify as “independent”). The proposed policy could also preclude the Board from retaining or attracting the best person to serve as Chief Executive Officer.

The Company already has policies and practices in place to achieve the goals cited by the proponents with respect to providing independent oversight of management and the Company’s strategy. The Board of Directors currently includes 12 independent, non-management directors among its 14 members. The Board routinely holds executive sessions at which only non-employee directors are present, and the independent directors meet together without any other directors or management present at least two additional times each year. The independent directors also have the ability to call additional meetings of the Board, and the independent directors may meet separately at the request of a single independent director. Further, in February 2006, the Board designated a Lead Independent Director, with specific responsibilities set forth in the Company’s Corporate Governance Policy (see “Corporate Governance — Lead Independent Director”).

In addition, three committees of the Board provide independent oversight of management — the Audit and Finance Committee, the Compensation and Human Development Committee and the Nominating and Governance Committee. Each committee is composed entirely of independent directors, holds regular executive sessions at which only committee members are present, and is authorized to retain its own outside counsel and other advisors as it desires. The membership and chair of each committee, who are elected by the Board of Directors, are also rotated periodically.

Further, the independent Nominating and Governance Committee and the Compensation and Human Development Committee are responsible for reviewing the performance of the Chairman and Chief Executive Officer, and they report and discuss their findings with the non-employee and independent directors in executive session without the Chairman and Chief Executive Officer present. Thus, the Chairman is not put in a position of reviewing his own performance. In addition, under the Company’s Corporate Governance Policy, the full Board is also responsible for reviewing the Company’s strategy, business plan and budget at least annually.

Particularly in light of these other practices, the Board does not believe that mandating a separate Chairman and Chief Executive Officer is necessary to safeguard the independence of the Board or maintain effective oversight of management by the Board. The Board believes that the proposal would eliminate crucial flexibility to determine the best leadership structure for the Company at any given time. Accordingly, the Board of Directors believes that the proposal is not in the best interests of the Company and its stockholders. Therefore, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

PROPOSAL SIX: Proposal Regarding Simple Majority Vote

Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of 10,900 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf in matters relating to the proposed resolution. The proposed resolution and statement in support thereof are set forth below:

Proposal 6 — Adopt Simple Majority Vote

RESOLVED: Comprehensive Commitment to Adopt Simple Majority Vote. Shareholders recommend that our Board take each step necessary to adopt a simple majority vote to apply to the greatest extent possible. This includes using all means in our Board’s power such as special company solicitations and one-on-one management contacts with major shareholders to obtain the vote required for adoption of this proposal topic.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 80%-vote on certain key governance issues, if our vote is an overwhelming 79%-yes and only l%-no — only 1% could force their will on our 79%-majority.

This topic won our 83% support at our 2006 annual meeting. At least one proxy advisory service has recommended a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote.

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•

Our CEO, Mr. Parsons, was designated a problem director by The Corporate Library http://www.thecorporatelibrary.com/, an independent investment research firm, because he chaired the Citigroup executive compensation committee, a committee with a track record of overcompensation under his leadership.

•

Three of our directors were designated as “Accelerated Vesting” directors by The Corporate Library due to their involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense — which is now required:

1) Mr. Barksdale

2) Mr. Miles

•	Four of our directors also served on six boards rated D by the Corporate Library:

1) Mr. Barksdale	FedEx (FDX)	D-rated

2) Mr. Bollenbach	Harrah’s (HET)	D-rated

	Hilton (HLT)	D-rated

3) Mr. Parsons	Estee Lauder (EL)	D-rated

4) Mr. Clark	Omnicom (OMC)	D-rated

	Collins & Aikman	D-rated

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

Adopt Simple Majority Vote

Yes on 6

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors understands the concerns of the proponent regarding the elimination of super-majority voting requirements. Indeed, in fulfilling a commitment the Board made last year, the Board is presenting a proposal for consideration at the 2007 annual meeting of stockholders to amend the Company’s Restated Certificate of Incorporation to eliminate the current super-majority voting standard for stockholder-initiated amendments to the Company’s By-laws and to replace it with a majority vote standard. The Board believes, however, that there are important contractual, regulatory and governance reasons for retaining the other, very limited super-majority voting provisions in the Company’s Restated Certificate of Incorporation and By-laws because these provisions help to protect key aspects of the Company’s operations and the interests of the Company’s stockholders.

Most matters submitted to a vote of the Company’s stockholders, whether by management or the stockholders, require a majority of the votes cast by the stockholders entitled to vote thereon who are present at a meeting, either in person or represented by proxy. The Company’s proposal (see Proposal #3 in this Proxy Statement), if approved by stockholders, would eliminate one of the few provisions in the Company’s governance documents requiring a super-majority. It would allow the amendment of the Company’s By-laws with the vote of a majority of the Company’s outstanding stock. If the Company’s Proposal #3 is approved by stockholders, the Board believes that the proposal submitted by the stockholder proponent will be substantially implemented.

If stockholders approve the Company’s Proposal #3 at the 2007 annual meeting of stockholders, there will be just three remaining provisions in the Company’s Restated Certificate of Incorporation and By-laws that require the vote of 80% of the Company’s outstanding shares for amendment. These limited provisions relate to the amendment of the provisions in the Company’s Restated Certificate of Incorporation (i) relating to the limitation of directors’ liability; (ii) relating to the Company’s ability to redeem shares when a redemption is necessary to prevent the loss or secure the reinstatement of any license or franchise of the Company or its subsidiaries from a government agency; and (iii) requiring an 80% stockholder vote to amend either of the foregoing two provisions of the Company’s Restated Certificate of Incorporation that require the vote of 80% of the Company’s outstanding shares for amendment. This last provision effectively prevents circumvention of the super-majority voting requirements for the two substantive provisions referred to above.

These remaining super-majority voting provisions serve limited, but important purposes, and consequently, they serve the best interests of stockholders.

The first super-majority provision referred to above, which relates to director liability, stems from a requirement in the AOL/Historic TW merger agreement, which was adopted by the two companies’ stockholders in 2000. Under the AOL/Historic TW merger agreement, the Company is contractually obligated not to reduce the protections relating to director liability. Therefore, any decrease of the super-majority voting requirement would risk noncompliance with the merger agreement and other obligations to the Company’s directors. In addition, the super-majority requirement relating to director liability assists in attracting and retaining qualified director candidates and discourages non-meritorious lawsuits against board members. The Company also notes that the limitation of liability afforded under this provision is expressly permitted by Delaware law and is a standard provision widely included in the governance documents of publicly held corporations, including our peer competitors.

The second super-majority provision referred to above, which relates to share redemption, helps to ensure that the Company maintains franchises, licenses and other regulatory requirements that allow it to operate its businesses. It is essential for the Company to be able to repurchase shares from a stockholder whose share ownership is the source of a potential or actual loss of license or other regulatory violation. This share-redemption capability is necessary due to restrictions on ownership of media companies, and allows the Company to take the steps necessary to retain valuable licenses and franchises otherwise subject to government forfeiture due to federal laws and/or decrees regulating ownership in media enterprises.

The third super-majority provision referred to above helps to ensure the effectiveness of the other two substantive provisions. For example, if not for this third provision, a lesser vote could effectively nullify the super-majority voting requirements relating to the director liability and share redemption provisions.

It should be noted that, in addition to serving these important purposes, these super-majority voting requirements in the Company’s By-laws or Restated Certificate of Incorporation do not preclude changes to the Company’s organizational documents. Rather, they help to ensure that certain fundamental changes to the Company’s organizational documents are made only with a broad consensus of stockholders, rather than by a “simple majority” of stockholders (which may, in practice, be a minority of shares outstanding).

The Board of Directors is firmly committed both to ensuring effective corporate governance and maximizing stockholder value. After careful consideration of both the proposal developed by the Company for stockholder consideration and the proposal submitted by the stockholder proponent, the Board of Directors believes that the Company’s proposal will enhance the ability of stockholders to participate effectively in the corporate governance of the Company. The Board believes that the proposal submitted by the stockholder proponent, which would eliminate the limited super-majority voting provisions in the Company’s Restated Certificate of Incorporation and By-laws, would disrupt the Company’s business and would not be in the best interests of the Company or its stockholders. Therefore, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

PROPOSAL SEVEN: Proposal Regarding Special Shareholder Meetings

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, the beneficial owner of 1,500 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf in matters relating to the proposed resolution. The proposed resolution and statement in support thereof are set forth below:

Proposal 7 — Special Shareholder Meetings

RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of 10% to 25% of the outstanding common stock the power to call a special shareholder meeting.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% to 25% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states provide that holders of only 10% of shares may call a special meeting. Accordingly, a 10% to 25% threshold strikes a reasonable balance between enhancing shareholder rights and avoiding excessive distraction at our company.

Prominent institutional investors and organizations support a shareholder right to call a special meeting. Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings. This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported:

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:

“D” in Overall Board Effectiveness.

“Very High Concern” in CEO Compensation — $13 million in a year.

“High Concern” in Takeover Defenses.

“Very High Concern” in Accounting.

“High” in Overall Governance Risk Assessment

•	We had no Independent Chairman and not even a Lead Director — Independence concern.

•	We would have to marshal an awesome 80% shareholder vote to make certain key governance improvements — Entrenchment concern.

•	Four directors served on 4 to 5 boards each — Over-commitment concern.

Mr. Mark

Mr. Miles

Mr. Bollenbach

Mr. Clark

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to enable shareholders to call for:

Special Shareholder Meetings

Yes on 7

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board appreciates the proponent’s interest in ensuring effective corporate governance, but the Board believes that this particular proposal allowing stockholders to call special meetings is flawed in design and could impose significant costs on the Company without any corresponding benefits. Accordingly, the Board recommends that stockholders vote against this proposal.

The Company’s Restated Certificate of Incorporation and By-laws provide that special meetings of stockholders may be called by the Company’s Chief Executive Officer or by a resolution approved by a majority of the Board of Directors. These provisions conform to the requirements of the Delaware General Corporation Law. The proposal calls for amending the Company’s By-laws to permit holders of 10% to 25% of the Company’s outstanding common stock to call a special meeting.

The Board believes that the proposal has a number of shortcomings. First, the proposal is flawed in design. On its face, the proposal would not permit holders of more than 25% of the Company’s outstanding common stock to call a special meeting. While the Board understands the logic of basing the ability of stockholders to call a special meeting on a minimum stock ownership threshold, the Board does not perceive any benefit to setting a maximum stock ownership ceiling.

Second, the Board is concerned about the potential costs to the Company associated with the ability of a relatively small minority (e.g., 10%) of stockholders to call a potentially unlimited number of special meetings. The Board recognizes that U.S. publicly traded companies have a wide range of practices with respect to the ability of stockholders to call special meetings — with many companies not enabling stockholders to call special meetings, while others establish varying ownership thresholds for stockholders to call a special meeting. The Board also recognizes that investors have a range of views regarding the ability of stockholders to call special stockholder meetings.

Yet, allowing stockholders representing such a small minority of shares could present a significant disruption to the conduct of the Company’s business and divert the attention of the members of the Board, senior management and other employees from the day-to-day operations of the Company. The Company currently devotes a significant amount of time and resources to prepare for, and conduct, annual meetings of the Company’s stockholders. The additional time that would be required to prepare for an unlimited number of special stockholder meetings and the substantial financial resources that would necessarily be expended to prepare, print and mail disclosure documents — given the Company’s large and diverse shareholder base — are important factors in considering this issue.

Third, many of the reasons that might support enabling stockholders to call special meetings at other companies do not apply to Time Warner. For example, unlike other companies, Time Warner does not have a classified board with staggered terms for directors. Rather, Time Warner has regular annual stockholder meetings that enable stockholders to make significant changes in the leadership or structure of the Company on an annual basis. Moreover, contrary to the proponent’s suggestion that stockholders are prevented from considering significant acquisitions or restructurings in a timely manner and that this is adverse to stockholder interests, the provisions of the Company’s Restated Certificate of Incorporation and By-laws in no way prevent tender offers being made by third parties directly to stockholders. In fact, the existing provisions enhance the Company’s bargaining position on behalf of stockholders by affording the Board ample notice and opportunity to consider and weigh significant proposals affecting stockholders rather than rushing to submit such matters to a stockholder vote.

Thus, after careful consideration of the proposal, the Board believes that this particular proposal is flawed in design and that implementation of the proposal could prove expensive, cumbersome, and time-consuming for management as well as the members of the Board, without providing any significant additional benefit to stockholders. Because this proposal would not be in the best interests of the Company and its stockholders, the Board therefore recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

PROPOSAL EIGHT: Proposal Regarding Stockholder Ratification of Director Compensation When a Stockholder Rights Plan Has Been Adopted

Mr. Lucian Bebchuk, 1545 Massachusetts Avenue, Cambridge, MA 02138, the beneficial owner of 200 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

It is hereby RESOLVED that pursuant to Section 109 of the Delaware General Corporation Law, 8 Del. C. 109, and Article XI of the Corporation’s By-laws, the Corporation’s By-laws are hereby amended by adding to Article III a new Section 15 as follows:

Section 15. Stockholder Ratification Required for Certain Director Compensation.

(a) Notwithstanding any provision in these By-laws to the contrary, if the Corporation has a stockholder rights plan that has a term exceeding one year and that has not been ratified by the stockholders, then any compensation paid to directors shall require ratification by the stockholders. The Board of Directors may authorize advancing payments to directors prior to receiving stockholder ratification for such compensation provided that the Corporation takes reasonable steps to ensure that any payments so made be returned to the Corporation in the event that the stockholders to do not ratify such payments at or before the first annual meeting following the date any such payments are made. This provision shall not apply to any director compensation paid pursuant to contractual agreements entered into prior to the effective date of this By-law.

(b) A stockholder rights plan refers in this Section to any stockholder rights plan, rights agreement or any other form of “poison pill” that is designed to or has the effect of making an acquisition of large holdings of the Company’s shares of stock more difficult or expensive.

(c) Nothing in this Section should be construed to permit or validate decisions to adopt, retain, or extend stockholder rights plans that would otherwise be prohibited or invalid.

This By-law Amendment shall be effective immediately and automatically as of the date it is approved by the vote of stockholders in accordance with Article XI of the Company’s By-laws.

Supporting Statement

Statement of Professor Lucian Bebchuk: In my view, while the use of a poison pill without stockholder ratification for a short period could sometimes provide benefits to stockholders, it is generally undesirable for boards to put in place and maintain a poison pill that has a term exceeding one year without stockholder ratification. I believe that subjecting director compensation to stockholder ratification is appropriate in circumstances where the Board elects to maintain without stockholder ratification a poison pill that has a term exceeding one year. This arrangement would not preclude the directors from getting appropriate or even high levels of compensation, but would only subject such compensation to stockholder ratification that I believe would be warranted in such circumstances.

Although the proposed arrangement deals with the possibility of board use of a poison pill that has a term exceeding one year without stockholder ratification, it would in no way encourage or endorse such use. The proposed By-law explicitly provides that it should not be construed to permit or validate any decisions to adopt or extend poison pills that otherwise would be prohibited or invalid.

I urge you to vote “yes” to support the adoption of this proposal.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

If adopted, the proposal would amend the Company’s By-laws to require stockholder ratification of compensation paid to the Company’s Directors in the event that the Board adopts a stockholder rights plan of more than one year that has not been ratified by the Company’s stockholders. The Board believes that this proposal is unnecessary, encumbers the Company’s By-laws with a complex provision linking two unrelated matters, and inappropriately limits the Company’s ability to act in the best interests of the Company’s stockholders in responding to potential takeover threats and in attracting and retaining qualified Directors.

As a threshold matter, the proposal is unnecessary. The Board has not adopted, nor has it announced plans to adopt, a stockholder rights plan of any type. The Board has also not proceeded, nor has it announced plans to proceed, with the adoption of a stockholder rights plan absent stockholder approval. Indeed, the Board believes that the Company’s actions in recent years demonstrate the Board’s commitment to effective corporate governance and measured responses to takeover threats. Thus, it is unclear what, apart from an academic interest in this subject, could necessitate amending the Company’s By-laws at this point.

In addition, the proposal would encumber the Company’s By-laws with a relatively complicated set of provisions that would make Director compensation (in certain circumstances) contingent upon whether the Company has adopted a stockholder rights plan (again, in certain circumstances). In the Company’s view, these are two unrelated subjects, and any stockholder concerns relating to either of these subjects could be addressed in any number of more straightforward ways without linking them in the Company’s By-laws. Moreover, as a matter of good corporate governance, it seems particularly inappropriate to inject the subject of director compensation into a board’s consideration of its response to a takeover threat. Rather, as a general matter, a board should have the flexibility to consider all legal responses to any perceived takeover threat, and putting directors’ compensation at risk in these circumstances imposes an improper burden on a board’s ability to carry out its fiduciary duties to stockholders.

Further, the proposed By-law amendment would not, in the Board’s view, be in the best interest of the Company’s stockholders. Although the Board has not adopted any stockholder rights plans, the Board believes that it should retain the flexibility to adopt such a plan if, in its business judgment, a plan is in the best interests of stockholders. Poison pills do not prevent successful offers to acquire companies. If an acquisition proposal is fair and in the best interests of the Company’s stockholders, the Board would have the ability to remove any poison pill and approve an acquisition proposal. But, a poison pill could give the Board necessary time and flexibility to evaluate fully an unsolicited takeover proposal and provide the Board with leverage to negotiate a higher price for the Company’s stockholders. Moreover, a poison pill may be an appropriate tool to enable the Board to protect stockholders from abusive takeover tactics, such as acquisitions in the open market of shares constituting control without offering fair value to all stockholders. Finally, the proposal would add another, unnecessary burden and complication in the Company’s efforts to retain and attract highly qualified Directors, which would place the Company at a competitive disadvantage to other enterprises that do not have such By-law provisions.

In the Board’s view, amending the Company’s By-laws — whether by a vote of the Board or by a vote of the Company’s stockholders — is a serious matter that should not be undertaken without good cause and careful consideration of the consequences. For the reasons stated above, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of holders of 80% of the combined voting power of the outstanding shares of Common Stock and Series LMCN-V Stock, voting together, is required to adopt this proposal.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s voting stock at the close of business on March 30, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:

•	shares of the Common Stock, each of which is entitled to one vote on all matters properly submitted at the Annual Meeting; and

•

shares of the Series LMCN-V Stock, each of which is entitled to  1/100 of a vote on (i) the election of directors, (ii) the approval of Company Proposal Three (Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate Certain Super-Majority Vote Requirements) and (iii) the approval of Stockholder Proposal Eight (Proposal Regarding Stockholder Ratification of Director Compensation When a Stockholder Rights Plan Has Been Adopted).

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A plurality of the votes duly cast is required for the election of directors.

•

The affirmative vote of holders of 80% of the combined voting power of the outstanding shares of Common Stock and Series LMCN-V Stock, voting together, is required to approve (i) Company Proposal Three (Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate Certain Super-Majority Vote Requirements) and (ii) Stockholder Proposal Eight (Proposal Regarding Stockholder Ratification of Director Compensation When a Stockholder Rights Plan Has Been Adopted).

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the other matters to be acted on at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. Abstentions and broker “non-votes” will have the effect of a vote “against” proposals requiring the affirmative vote of holders of a majority or greater number of the outstanding voting power of the Company, which include (i) Company Proposal Three (Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate Certain Super-Majority Vote Requirements) and (ii) Stockholder Proposal Eight (Proposal Regarding Stockholder Ratification of Director Compensation When a Stockholder Rights Plan Has Been Adopted). A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present at the Annual Meeting.

Proxies and Voting Procedures

Proxies.    All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.    If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods — Internet, Telephone or Mail.    Most stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Revoking a Proxy.    Any stockholder of record may revoke a proxy at any time before it is voted by:

(i) filing with the Corporate Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying Time Warner Inc. 2006 Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-866-INFO-TWX, by e-mail to: ir@timewarner.com or by mail to: Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Investor Relations. Street-name stockholders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2006, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that (1) Forms 4 were filed late on May 10, 2006, on behalf of Messrs. Barksdale, Bollenbach, Caufield, Clark, Gilburne, Mark, Miles, Novack, Turner and Vincent and Mses. Einhorn, Hills and Wright, each a non-employee director of the Company, to report exempt transactions relating to the issuance of shares of Common Stock to such directors as a result of the vesting on May 1, 2006 of certain restricted stock units held by them and (2) a Form 4 was filed late on October 26, 2006, on behalf of Mr. Caufield, to report an exempt transaction relating to the issuance of Common Stock upon Mr. Caufield’s exercise of certain stock options on October 13, 2006.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of- pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $21,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2008 annual meeting of stockholders, proposals from stockholders must be received by the Company no later than December     , 2007, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2008 Annual Meeting, such a proposal must be received by the Company on or after January 19, 2008 but no later than February 18, 2008. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee. If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•

Timing.    The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

➢	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

➢

The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, the amount of time such shares have been held, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

➢	A copy of the candidate’s resume and references.

➢

An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the By-laws, Corporate Governance Policy, and the Nominating and Governance Committee’s Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

Stockholder Nominations Submitted to Stockholders.    The Company’s By-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s By-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•

Annual Stockholders Meetings.    For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•

Special Stockholders Meetings.    For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•

Other Circumstances.    Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•

Information.    The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.    All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

Communicating with the Board of Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the Company’s Chairman and Chief Executive Officer should write to the address below:

Richard D. Parsons

Chairman and Chief Executive Officer

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Stockholders and other interested parties who wish to communicate directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF

DIRECTORS,

PAUL F. WASHINGTON

            Secretary

April     , 2007

ANNEX A

Proposed Amendments to Articles VII and VIII of the Company’s Restated Certificate of Incorporation

[Deletions indicated by strike-out; additions indicated by underline]

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of ~~80%~~ a majority or more of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation (“Voting Stock”), voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

In addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article VIII, Article IX, ~~or Article VII~~ or Section 5 of Article IV, of this Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article VIII, the Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

A-1

DIRECTIONS TO

WARNER BROS. STUDIOS – BURBANK, CALIFORNIA

FROM BEVERLY HILLS/ CENTURY CITY:	FROM BURBANK-GLENDALE- PASADENA AIRPORT:

Take Beverly Drive North to Coldwater Canyon. Go North on Coldwater Canyon to the 101 Ventura Freeway East, to the 134 Ventura Freeway East. Exit at Pass Avenue. Go South (right) on Pass Avenue to Riverside Drive. Turn left onto Riverside Drive to Hollywood Way. Turn right on Hollywood Way and proceed across Olive Avenue to Gate 4.	Take Hollywood Way South to Olive Avenue. Proceed across Olive Avenue to Gate 4.

FROM LOS ANGELES INTERNATIONAL AIRPORT:	FROM DOWNTOWN LOS ANGELES:

Take Century Boulevard East to the 405 San Diego Freeway North. Take the 101 Ventura Freeway East (toward Los Angeles) to the 134 Ventura Freeway East. Exit at Pass Avenue. Go South (right) on Pass Avenue to Riverside Drive. Turn left onto Riverside Drive to Hollywood Way. Turn right on Hollywood Way and proceed across Olive Avenue to Gate 4.	Take 101 Hollywood Freeway North and exit at Barham Boulevard (this is Cahuenga East). Turn right on Barham Boulevard. At bottom of hill go straight. The street name becomes Olive Avenue. Go around Studio to Hollywood Way. Turn right to Gate 4.

LIMITED PARKING WILL BE AVAILABLE

TimeWarner

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2007.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico at any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

<IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.<

A  Election of Directors — The Board of Directors recommends a vote FOR all the nominees in Item 1.

1. Nominees:	01 - James L. Barksdale	02 - Jeffrey L. Bewkes	03 - Stephen F. Bollenbach	04 - Frank J. Caufield	05 - Robert C. Clark	+
	06 - Mathias Döpfner	07 - Jessica P. Einhorn	08 - Reuben Mark	09 - Michael A. Miles	10 - Kenneth J. Novack
	11 - Richard D. Parsons	12 - Francis T. Vincent, Jr.	13 - Deborah C. Wright

☐	Mark here to vote FOR all nominees	01	02	03	04	05	06	07

☐	Mark here to WITHHOLD vote from all nominees	☐	☐	☐	☐	☐	☐	☐

		08	09	10	11	12	13

☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐

B  Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Auditors.	☐	☐	☐	3. Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate Certain Super-Majority Vote Requirements.	☐	☐	☐

C  Proposals — The Board of Directors recommends a vote AGAINST Proposals 4, 5, 6, 7 and 8.

	For	Against	Abstain		For	Against	Abstain

4. Stockholder Proposal regarding Advisory Resolution to Ratify Compensation of Named Executive Officers.	☐	☐	☐	5. Stockholder Proposal regarding Separation of Roles of Chairman and CEO.	☐	☐	☐

6. Stockholder Proposal regarding Simple Majority Vote.	☐	☐	☐	7. Stockholder Proposal regarding Special Shareholder Meetings.	☐	☐	☐

8. Stockholder Proposal regarding Stockholder Ratification of Director Compensation When a Stockholder Rights Plan Has Been Adopted.	☐	☐	☐

9. In their discretion, on such other matters as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.							+

<IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.<

Proxy — TIME WARNER INC.			+

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting of Stockholders on May 18, 2007

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 18, 2007, and any adjournment thereof, and to vote on the matters indicated all the shares of Common Stock that the undersigned would be entitled to vote if personally present. This card shall also serve, if applicable, as a voting instruction to Computershare, as exchange agent, to vote on the matters indicated with respect to shares of Common Stock that the undersigned is entitled to receive upon exchange by the undersigned of certificates formerly representing shares of common stock of AOL LLC (formerly named America Online, Inc.) or Historic TW Inc. (formerly named Time Warner Inc.) as a result of their merger in 2001.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR proposals 2 and 3 and AGAINST proposals 4, 5, 6, 7 and 8.

Please mark, date and sign this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by telephone or the Internet.

Continued and to be voted on reverse side.

D Non-Voting Items Change of Address — Please print new address below.			☐
Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

E  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 —Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /
☐ IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.			+

Please mark, sign and date this Proxy and return it promptly using the enclosed reply envelope.

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting of Stockholders on May 18, 2007

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 18, 2007, and any adjournment thereof, and to vote on the matters indicated all the shares of Series LMCN-V Common Stock that the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1 below, FOR Company Proposal 3 (described in item 2 below), and AGAINST Stockholder Proposal 8 (described in item 3 below).

Name of Holder	Number of Shares

The Board of Directors recommends a vote FOR all nominees in item 1.

1.	Election of Directors – Nominees: James L. Barksdale, Jeffrey L. Bewkes, Stephen F. Bollenbach, Frank J. Caufield, Robert C. Clark, Mathias Döpfner, Jessica P. Einhorn, Reuben Mark, Michael A. Miles, Kenneth J. Novack, Richard D. Parsons, Francis T. Vincent, Jr., and Deborah C. Wright, nominees.

FOR ALL NOMINEES  ☐    WITHHELD FROM ALL NOMINEES  ☐

FOR ALL NOMINEES  ☐, except vote withheld from the following nominee(s):

The Board of Directors recommends a vote FOR Company Proposal 3 (described in item 2 below).

2.	COMPANY PROPOSAL 3:
Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate Certain Super-Majority Vote Requirements.

FOR  ☐            AGAINST  ☐            ABSTAIN  ☐

The Board of Directors recommends a vote AGAINST Stockholder Proposal 8 (described in item 3 below).

3.	STOCKHOLDER PROPOSAL 8:
Proposal Regarding Stockholder Ratification of Director Compensation When a Stockholder Rights Plan Has Been Adopted.

FOR  ☐            AGAINST  ☐            ABSTAIN  ☐

4. In their discretion, on such other matters as may properly come before the meeting.

Please check this box to register to attend the meeting.  ☐

Signature(s)

	Note: Please sign full corporate name by duly authorized officer, giving full title as such.	Date

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS

BY TELEPHONE, INTERNET OR MAIL

[Name of applicable Plan or Plans:]

[TIME WARNER SAVINGS PLAN]

[TWC SAVINGS PLAN]

[BOOKSPAN SAVINGS PLAN]

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Time Warner Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

please fold and detach card at perforation before mailing

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Time Warner Inc.

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting of Stockholders on May 18, 2007.

The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 18, 2007, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under each of the Time Warner Savings Plan, TWC Savings Plan and Bookspan Savings Plan (the “Plans”).

Under the provisions of the Trusts relating to these Plans, Fidelity, as Trustee, is required to request your confidential instructions as to how participants’ proportionate interests in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under these plan (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 18, 2007. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 P.M. (Eastern Time) via a voting instruction card or 11:59 P.M. (Eastern Time) via telephone or the Internet on May 15, 2007, participant’s interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of these Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

(PLEASE SIGN AND DATE ON THE REVERSE SIDE)

TIME WARNER INC. ONE TIME WARNER CENTER NEW YORK, NY 10019

You must provide instructions to the Trustee by May 15, 2007 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 P.M. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by May 15, 2007. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote participants’ interests as required by the terms of the Plans and described on the reverse side of the card.

You may send your voting instruction to the Trustee on the Internet, over the telephone or by mail, as follows:

PROVIDE VOTING INSTRUCTIONS BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2007. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PROVIDE VOTING INSTRUCTIONS BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2007. Have your voting instruction card in hand when you call and then follow the instructions.

PROVIDE VOTING INSTRUCTIONS BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TIMEW1	KEEP PORTION FOR YOUR RECORDS THIS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

  TIME WARNER INC.

Instructions to Vote on Directors
1.	Election of Directors

	Nominees: (01) James L. Barksdale (02) Jeffrey L. Bewkes (03) Stephen F. Bollenbach (04) Frank J. Caufield (05) Robert C. Clark (06) Mathias Döpfner (07) Jessica P. Einhorn	(08) Reuben Mark (09) Michael A. Miles (10) Kenneth J. Novack (11) Richard D. Parsons (12) Francis T. Vincent, Jr. (13) Deborah C. Wright	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s name on the line below:

Instructions to Vote On Proposals

		For	Against	Abstain

2.	Ratification of Auditors.	☐	☐	☐

3.	Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate Certain Super-Majority Vote Requirements.	☐	☐	☐

4.	Stockholder Proposal regarding Advisory Resolution to Ratify Compensation of Named Executive Officers.	☐	☐	☐

5.	Stockholder Proposal regarding Separation of Roles of Chairman and CEO.	☐	☐	☐

6.	Stockholder Proposal regarding Simple Majority Vote.	☐	☐	☐

7.	Stockholder Proposal regarding Special Shareholder Meetings.	☐	☐	☐

8.	Stockholder Proposal regarding Stockholder Ratification of Director Compensation When a Stockholder Rights Plan Has Been Adopted.	☐	☐	☐

9.	To grant discretionary voting authority to management persons regarding such other mattes as may properly come before the meeting.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

This instruction card must be signed exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date